`


    As filed with the Securities and Exchange Commission on March 11, 2004


                                                     Registration No. 333-108536
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------


                                 AMENDMENT NO. 3


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                               US DATAWORKS, INC.
             (Exact name of registrant as specified in its charter)


            Nevada                         7372                  84-1290152
  (State or other jurisdiction        Primary Standard        (I.R.S. Employer
of incorporation or organization) Industrial Classification  Identification No.)
                                        Code Number

                         5301 HOLLISTER ROAD, SUITE 250
                            HOUSTON, TEXAS 77040-6100
                                 (713) 934-3856
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            _______________________

                                CHARLES E. RAMEY
                             CHIEF EXECUTIVE OFFICER
                               US DATAWORKS, INC.
                         5301 HOLLISTER ROAD, SUITE 250
                            HOUSTON, TEXAS 77040-6100
                                 (713) 934-3856
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                              DAVINA K. KAILE, ESQ.
                             PILLSBURY WINTHROP LLP
                               2475 HANOVER STREET
                           PALO ALTO, CALIFORNIA 94304
                               TEL: (650) 233-4500
                               FAX: (650) 233-4545
                            _______________________


     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] _____
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] _____
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            _______________________

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED MARCH 11, 2004



PROSPECTUS

                                2,516,286 SHARES


                               US DATAWORKS, INC.

                                  COMMON STOCK
                             ______________________

         Under this prospectus, Icon Investors Ltd., or Icon, may resell up to 1,344,527 shares of our common stock that Icon has purchased or may purchase from us pursuant to an equity line financing agreement, sometimes referred to as an "equity line facility," that we have entered into with Icon and that is further described in this prospectus. In addition, the other selling stockholders identified in this prospectus may sell up to 1,171,759 shares of our common stock. Some of the shares beneficially owned by the selling stockholders are owned pursuant to convertible debentures and warrants. The conversion prices and exercise prices for the convertible debentures and warrants are either set or are tied to the price of the our common stock on the American Stock Exchange. Further, the conversion and exercise prices may be subject to anti-dilution adjustments. We will not receive any proceeds from any resales of our common stock made by Icon or the other selling stockholders under this prospectus.

         Icon is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act, in connection with its sale of our common stock under this prospectus.


         All the share numbers in this prospectus, including the number of shares registered, have been adjusted to reflect the one for five reverse stock split effected on September 29, 2003. Our common stock is quoted on the American Stock Exchange under the symbol "UDW." On March 8, 2004, the last reported sale price of our common stock on the American Stock Exchange was $2.12 per share.



                             ______________________

         INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ______________________



              The date of this prospectus is _______________, 2004.

                                TABLE OF CONTENTS

                                                                            PAGE

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................4
FORWARD-LOOKING STATEMENTS.....................................................8
EQUITY LINE FINANCING AGREEMENT................................................9
USE OF PROCEEDS...............................................................14
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................14
MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS................15
BUSINESS......................................................................22
DESCRIPTION OF PROPERTY.......................................................24
LEGAL PROCEEDINGS.............................................................24
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS..................26
EXECUTIVE COMPENSATION........................................................28
CERTAIN TRANSACTIONS..........................................................31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................33
DILUTION......................................................................35
DESCRIPTION OF CAPITAL STOCK..................................................38
SELLING STOCKHOLDERS..........................................................39
PLAN OF DISTRIBUTION..........................................................41
LEGAL MATTERS.................................................................42
EXPERTS.......................................................................42
                             ______________________

         You should rely only on the information contained or incorporated by reference into this prospectus or any related prospectus supplement. We, Icon and the other selling stockholders have not, authorized anyone to provide you with different information. We, Icon and the other selling stockholders are not, making an offer of the shares of common stock to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

                             ______________________

                               PROSPECTUS SUMMARY

         YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THE PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.

         US Dataworks is a developer of payment processing software, serving several of the top 25 banking institutions, top 10 credit card issuers, and the United States Government. We generate revenue from the licensing, system integration and maintenance of our core products: MICRworks, Returnworks, Remitworks and Remitworks-Daemon for the financial services industry. The software developed by us is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic payment solutions. US Dataworks' products include check processing, point-of-purchase transactions and turnkey Automated Clearing House, or ACH, payments. ACH payments are highly reliable and efficient electronic fund transfers among participating depository financial institutions including the Federal Reserve, the central bank of the United States. Our products are designed to provide organizations with an in-house solution that will complement and enhance such organizations' existing technologies, systems and operational workflow. US Dataworks' strategy is to identify, design and develop products that fill specific niches in the payment processing industry.

         MICRWORKS. US Dataworks' MICRworks is a stand-alone Windows-based system that is fully integrated with Thomson Financial Publishing's EPICWare database to process remote captured and Internet-initiated ACH payments. Additionally, it facilitates the Magnetic Ink Character Recognition, or MICR, conversion and authentication process within Remitworks and Returnworks with a high degree of accuracy. MICR is a system using special ink and characters which can be magnetised and read automatically. MICR is most commonly used to encode and read information on checks and bank drafts to speed clearing and sorting. MICRworks provides organizations with an in-house solution to accurately convert paper checks to electronic ACH payments and is fully automated to streamline orders submitted over the Internet, reducing administrative returns.

         RETURNWORKS. Our Returnworks software is integrated into an organization's existing system and can be adapted to meet the particular needs of an organization to create standard ACH payments and eliminate manual processing of return items. Each organization or location can define processing parameters and options to meet their unique requirements, including rules relating to returned payments and resubmission instructions.

         Returnworks is designed to expedite the capture and conversion of returned paper checks into ACH payments. For clients that have paper return items, the paper check can be scanned into Returnworks for resubmission as an ACH payment. Returnworks can store and retrieve images of all converted checks for fast and easy research. This image is also used in the capture process as the source for why a payment was returned by the financial institution.

         REMITWORKS. Our Remitworks software utilizes much of the technology that is incorporated into Returnworks. It is designed to convert paper check items into ACH payments enabling organizations to process higher volumes of transactions.

         REMITWORKS-DAEMON. Our customers require systems that process transactions ranging from thousands to millions per day. Remitworks - Daemon provides this scalability utilizing readily available commercial servers. As transaction volumes grow or time constraints shorten, a "Daemon" server can process 200,000 transactions per hour. Multiple servers can be added as needed to meet our customers' business requirements.

         All references to "US Dataworks," "we," "us" or "our" mean US Dataworks, Inc.

         MICRworks, Returnworks, Remitworks, and Remitworks-Daemon are trademarks of US Dataworks. Other trademarks referenced herein are the property of their respective owners.

         Our executive offices are located at 5301 Hollister Road, Suite 250, Houston, Texas 77040 and our telephone number is (713) 934-3855.

                                  RISK FACTORS

WE HAVE A GENERAL HISTORY OF LOSSES AND MAY NOT OPERATE PROFITABLY IN THE
FUTURE.


         We have incurred significant losses for the last two fiscal years. Our net losses and negative cash flow may continue for the foreseeable future. As of December 31, 2003, our accumulated deficit was $39,489,219. Our auditors have included an explanatory paragraph in their Independent Auditor's Report included in our audited financial statements for the years ended March 31, 2003 and 2002 filed with our annual report on Form 10-KSB/A for fiscal year ended March 31, 2003, to the effect that our loss from operations for the year ended March 31, 2003, and the accumulated deficit at March 31, 2003 raise substantial doubt about our ability to continue as a going concern. We believe that our planned growth and profitability will depend in large part on our ability to continue to promote our brand name and gain clients and expand our relationship with clients for whom we would provide licensing agreements and system integration. Accordingly, we intend to invest heavily in marketing, strategic partnerships, development of our client base, and development of our marketing technology and operating infrastructure. If we are not successful in promoting our brand name and expanding our client base, it will have a material adverse effect on our financial condition and our ability to continue to operate our business.


IF WE ARE UNSUCCESSFUL IN RAISING ADDITIONAL CAPITAL IN THE FUTURE, WE MAY BE UNABLE TO CONTINUE TO OPERATE.

         We believe we currently have adequate cash to fund anticipated cash needs for at least the next six months. Our independent auditors have advised us regarding uncertainty as to our ability to continue as a going concern. We will need to raise additional capital in the future and are actively pursuing various financing options. Any equity financing may be dilutive to shareholders, and debt financing, if available, will increase expenses and may involve restrictive covenants. We may be required to raise additional capital, at times and in amounts, which are uncertain, especially under the current capital market conditions. Under these circumstances, if we are unable to obtain additional capital or are required to raise it on undesirable terms, it may have a material adverse effect on our financial condition, which could require us to:

         o    curtail our operations significantly;

         o    sell significant assets;

         o seek arrangements with strategic partners or other parties that may require us to relinquish significant rights to products, technologies or markets; or

         o explore other strategic alternatives including a merger or sale of US Dataworks.

OUR OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS CAUSED BY MANY FACTORS WHICH COULD CAUSE US TO FAIL TO ACHIEVE OUR REVENUE OR PROFITABILITY EXPECTATIONS, WHICH IN TURN COULD CAUSE OUR STOCK PRICE TO DECLINE.

         Our operating results can vary significantly depending upon a number factors, many of which are outside our control. Factors that may affect our quarterly operating results include:

         o market acceptance of and changes in demand for our products and services;

         o    gain or loss of clients or strategic relationships;

         o announcement or introduction of new software, services and products by us or by our competitors;

         o    our ability to build brand recognition;

         o    timing of sales to customers;

         o    price competition;

         o our ability to upgrade and develop systems and infrastructure to accommodate growth;

         o our ability to attract and integrate new personnel in a timely and effective manner;

         o our ability to introduce and market products and services in accordance with market demand;

         o    changes in governmental regulation;

         o reduction in or delay of capital spending by our clients due to the effects of terrorism, war and political instability; and

         o general economic conditions, including economic conditions specific to the financial services industry.

         In addition, each quarter we derive a significant portion of our revenue from agreements signed at the end of the quarter. Our operating results could suffer if the timing of these agreements is delayed. Depending on the type of agreements we enter into, we may not be able to recognize revenue under these agreement in the quarter in which they are signed. Some or all of these factors could negatively affect demand for our products and services, and our future operating results.

         Most of our operating expenses are relatively fixed in the short-term. We may be unable to adjust spending rapidly to compensate for any unexpected sales shortfall, which could harm our quarterly operating results. Because of the emerging nature of the markets in which we compete, we do not have the ability to predict future operating results with any certainty. Because of the above factors, you should not rely on period-to-period comparisons of results of operation as an indication of future performances.

WE MAY NOT BE ABLE TO MAINTAIN OUR RELATIONSHIPS WITH STRATEGIC PARTNERS, WHICH MAY CAUSE OUR CASH FLOW TO DECLINE.

         We may not be able to maintain our relationships with strategic partners. These strategic relationships are a core component of our sales and distribution strategy. The loss of a strategic partner could harm our financial results.

BECAUSE A SMALL NUMBER OF CUSTOMERS HAS HISTORICALLY ACCOUNTED FOR AND MAY IN FUTURE PERIODS ACCOUNT FOR SUBSTANTIAL PORTIONS OF OUR REVENUE, OUR REVENUE COULD DECLINE BECAUSE OF DELAYS OF CUSTOMER ORDERS OR THE FAILURE TO RETAIN CUSTOMERS.

         We have a small number of customers that account for a significant portion of our revenue. Our revenue could decline because of a delay in signing agreements with a single customer or the failure to retain an existing customer. We may not obtain additional customers. The failure to obtain additional customers and the failure to retain existing customers will harm our operating results.

IF GENERAL ECONOMIC CONDITIONS DO NOT IMPROVE, WE MAY EXPERIENCE DECREASED REVENUE OR LOWER GROWTH RATES.

         The revenue growth and profitability of our business depends on the overall demand for computer software and services in the product segments in which we compete. Because our sales are primarily to major banking and government customers, our business also depends on general economic and business conditions. A softening of demand caused by a weakening of the economy may result in decreased revenue or lower growth rates. As a result, we may not be able to effectively promote future license revenue growth in our application business.

WE MAY NOT BE ABLE TO ATTRACT, RETAIN OR INTEGRATE KEY PERSONNEL, WHICH MAY PREVENT US FROM SUCCESSFULLY OPERATING OUR BUSINESS.

         We may not be able to retain our key personnel or attract other qualified personnel in the future. Our success will depend upon the continued service of key management personnel. The loss of services of any of the key members of our management team or our failure to attract and retain other key personnel could disrupt operations and have a negative effect on employee productivity and morale and harm our financial results.

WE OPERATE IN A MARKET THAT IS INTENSELY AND INCREASINGLY COMPETITIVE, AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR REVENUE COULD DECLINE AND WE MAY BE OR BE UNABLE TO GAIN MARKET SHARE.

         The market for financial services software is relatively new and highly competitive. Our future success will depend on our ability to adapt to rapidly changing technologies, evolving industry standards, product offerings and evolving demands of the marketplace.

         Some of our competitors have:

         o    longer operating histories;

         o    larger installed customer bases;

         o    greater name recognition and longer relationships with clients;
              and

         o significantly greater financial, technical, marketing and public relations resources than US Dataworks.

         Our competitors may also be better positioned to address technological and market developments or may react more favorably to technological changes. We compete on the basis of a number of factors, including;

         o    breadth and quality of services;

         o    creative design and systems engineering expertise;

         o    pricing;

         o    technological innovation; and

         o    understanding clients' strategies and needs.

Competitors may develop or offer strategic services that provide significant technological, creative, performance, price or other advantages over the services offered by US Dataworks. If we fail to gain market share or lose existing market share, our financial condition, operating results and business could be adversely affected and the value of the investment in us could be reduced significantly. We may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully.

WE MAY BE RESPONSIBLE FOR MAINTAINING THE CONFIDENTIALITY OF OUR CLIENT'S SENSITIVE INFORMATION, AND ANY UNAUTHORIZED USE OR DISCLOSURE COULD RESULT IN SUBSTANTIAL DAMAGES AND HARM OUR REPUTATION.

         The services we provide for our clients may grant us access to confidential or proprietary client information. Any unauthorized disclosure or use could result in a claim against us for substantial damages and could harm our reputation. Our contractual provisions attempting to limit these damages may not be enforceable in all instances or may otherwise fail to adequately protect us from liability for damages.

OUR PRINCIPAL SHAREHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY BE DIFFERENT THAT ACTIONS SOUGHT BY OUR OTHER SHAREHOLDERS.

         Our principal shareholders, executive officers, directors and their affiliates, in the aggregate, own more than 31% of our outstanding common stock. These shareholders, if they act together, will be able to control our management and affairs and all matters requiring shareholder approval, including the election and removal of directors and approval of significant corporate transactions. This influence over our affairs might be adverse to the interest of our other shareholders. In addition, this concentration of ownership may delay or prevent a change in control and might have an adverse effect on the market price of our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.


         As of December 31, 2003, there were approximately 22,968,391 shares of common stock outstanding, of which at least 9,814,528 are restricted securities under the Securities Act, a minority of which are held by affiliates of US Dataworks. These restricted securities will be eligible for sale from time to time upon expiration of applicable holding periods under Rule 144 under the Securities Act. If these holders sell in the public market, these sales could cause the market price of our common stock to decline. This also could make it more difficult for us to raise funds through future offerings of our common stock.

IF WE DO NOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, OUR BUSINESS MAY SUFFER, WE MAY LOSE REVENUE OR WE MAY BE REQUIRED TO SPEND SIGNIFICANT TIME AND RESOURCES TO DEFEND OUR INTELLECTUAL PROPERTY RIGHTS.

         We rely on a combination of patent, trademark, trade secrets, confidentiality procedures and contractual procedures to protect our intellectual property rights. If we are unable to adequately protect our intellectual property, our business may suffer from the piracy of our technology and the associated loss in revenue. Any patents that we may hold may not sufficiently protect our intellectual property and may be challenged by third parties. Our efforts to protect our intellectual property rights, may not prevent the misappropriation of our intellectual property. Other parties may also independently develop similar or competing products that do not infringe upon our intellectual property rights. These infringement claims or any future claims could cause us to spend significant time and resources to defend our intellectual property rights, redesign our products or develop or license a substitute technology. We may be unsuccessful in acquiring or developing substitute technology and any required license may be unavailable on commercially reasonable terms, if at all. In the event of litigation to determine the validity of any third party claims or claims by us against such third party, such litigation, whether or not determined in our favor, could result in significant expense and divert the efforts of our technical and management personnel, regardless of the outcome of such litigation.



THE ACTUAL OR ANTICIPATED RESALE BY ICON OF SHARES OF OUR COMMON STOCK THAT IT PURCHASES FROM US UNDER THE EQUITY LINE FACILITY OR OTHERWISE OWNS OR ACQUIRES, OR BY THE OTHER SELLING STOCKHOLDERS, MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

         The resale of our common stock by the selling stockholders and the resale by Icon through open market transactions or other means of the common stock that it purchases from us under the equity line facility or that it otherwise owns or acquires may, depending upon the timing of the resales, depress the market price of our common stock. Moreover, as all the shares we sell to Icon will be available for immediate resale, the mere prospect of our sales to it could depress the market price of our common stock. In addition, actual or anticipated downward pressure on the market price of our common stock due to actual or anticipated resales of our common stock by Icon could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the market price of our common stock to decline.

OUR ISSUANCE OF SHARES TO ICON MAY REPRESENT A SUBSTANTIAL PORTION OF OUR OUTSTANDING SHARES AND WILL DILUTE THE EQUITY OWNERSHIP OF OUR EXISTING STOCKHOLDERS.

         Under our equity line financing agreement with Icon, we may issue to Icon up to 1,344,527 shares of our common stock, which represented approximately 19.9% of the number of our issued and outstanding shares as of the date of that agreement. The precise number of shares of our common stock that we will issue to Icon over the term of the equity line financing agreement will depend primarily on the closing market price of our common stock during the drawdown periods. The issuance of shares to Icon may represent a substantial portion of our outstanding shares and dilute the equity ownership of our existing stockholders. The price per share will be at a discount from prevailing trading value, ranging from 87% to 92% of the volume weighted average price depending on our equity market capitalization. Each of our issuances of common stock to Icon under the equity line facility will proportionately decrease our existing stockholders' percentage ownership of our total outstanding equity interests.

                           FORWARD-LOOKING STATEMENTS

         When used in this prospectus, the words "expects," "anticipates," "believes," "plans," "will" and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements as to the customer concentration, our efforts to develop and maintain strategic relationships, our ability to compete, growth of competition, competitive factors, our employee relations, statements regarding our critical accounting policies, adequacy of cash, expectations regarding net losses and cash flow, statements regarding our growth and profitability, investments in marketing and promotion, our need for future financing, our dependence on personnel, our ability to respond to rapid technological change, our ability to increase volume sales of our products and our strategic relationships. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those discussed below, as well as risks related to development of new products and services and their use by our potential customers, our ability to attract and maintain strategic relationships, our ability to work with our strategic partners, our ability to retain and obtain customers, our ability to protect our proprietary rights, our ability to successfully gain market share, our dependence on a small number of customers, our ability to obtain future financing, and the risks set forth above under the caption, "Risk Factors." These forward-looking statements speak only as of the date hereof. US Dataworks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                         EQUITY LINE FINANCING AGREEMENT

OVERVIEW

         On June 30, 2003, we entered into an equity line financing agreement with Icon Investors Ltd., providing for the potential future issuance by us to Icon of shares of our common stock. The agreement is sometimes referred to in this prospectus as the equity line facility. The following description of the equity line facility does not purport to be complete and is subject to, and qualified in its entirety by, the equity line financing agreement, which we have incorporated by reference into the registration statement of which this prospectus is a part.

         Under the equity line financing agreement, Icon has committed to purchase, subject to the satisfaction of specified conditions, up to $4.0 million of our common stock, as we request it over a period of 24 consecutive months commencing immediately after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, or SEC. We may issue common stock under the equity line facility with a value per drawdown period equal to no less than $25,000 and no more than an amount equal to the number of Settlement Periods (defined below) within the drawdown period multiplied by 25% of the product of the average of the volume weighted average price, otherwise referred to as VWAP, of the common stock for the five trading days occurring immediately prior to the first day of the drawdown period and the total aggregate trading volume of the common stock for such period, with each such drawdown period lasting from 5 to 20 consecutive trading days, in multiples of five trading days (each such five trading day settlement period is referred to as a "Settlement Period"), at our discretion. Icon will be obligated, subject to the satisfaction of specified conditions and compliance of the drawdown with specified restrictions, to purchase shares of our common stock in an amount determined for the trading days during the drawdown period as follows: For each trading day during the drawdown period, shares in an amount equal to the quotient of (i) the total dollar amount requested for that drawdown period, or the Investment Amount, divided by the number of trading days in the drawdown period and (ii) 87% of the VWAP of one share of our common stock on the American Stock Exchange on the immediately preceding trading day, subject to the following adjustments:

         o if the VWAP on a given trading day is less than the threshold price, then the portion of the remaining dollar amount requested for the drawdown period to be paid on the immediately pending Settlement Date will be reduced by an amount equal to the Investment Amount divided by the number of trading days in the drawdown period and such trading day will be withdrawn from the drawdown period.

         o if during any trading day during the drawdown period, trading is suspended for more than three hours in the aggregate or if any trading day during the drawdown period is shortened because of a public holiday, then that portion of the Investment Amount to be paid on the immediately pending Settlement Date will be reduced by an amount equal to the Investment Amount divided by the number of trading days in the drawdown period and such trading day will be withdrawn from the drawdown period.

         o If during any trading day during the drawdown period sales of drawdown shares are suspended by us in accordance with the registration rights agreement for more than three hours in the aggregate, then that portion of the Investment Amount to be paid on the immediately pending Settlement Date will be reduced by an amount equal to the Investment Amount divided by the number of trading days in the drawdown period and such trading day will be withdrawn from the drawdown period.

         Purchases will be settled on the second trading day immediately following the end of each five day period within the drawdown period, otherwise referred to as the Settlement Date. We may deliver as many separate drawdown notices to Icon as we choose during the term of the equity line financing agreement, provided that we may not deliver a drawdown notice during an ongoing drawdown period. We are under no obligation to issue any minimum number of drawdown requests. However, we must make draw downs of at least $1,500,000 during the first 12 months after the effective date of the registration statement of which this prospectus is a part. The total amount of shares of common stock that we may issue under the equity line facility may not exceed 1,344,527 shares. We are also not permitted under the equity line facility to issue shares of our common stock to Icon in connection with a drawdown to the extent that doing so would exceed 4.999% of the then outstanding shares of common stock or to request a draw down which would result in the issuance of an aggregate number of shares of common stock which exceeds 19.9% of the number of shares of common stock issued and outstanding as of June 30, 2003 or 1,344,527 shares (as adjusted for stock splits).

THE DRAWDOWN NOTICE PROCEDURE

         We may request a drawdown by delivering a drawdown notice to Icon, stating the total amount we wish to draw down during the associated drawdown period and a floor VWAP price for shares of our common stock on the American Stock Exchange beneath which we are not willing to sell any shares to Icon. The floor price may not be less than $0.50 per share. If we do not specify a floor price in a given drawdown notice, then the floor price for such drawdown period will be $0.50 per share.

AMOUNT OF THE DRAW AND NUMBER OF SHARES

         Subject to the restrictions described below, the number of shares of common stock that Icon will purchase in respect of each trading day during a drawdown period will be determined as described above. The purchase price per share on each trading day during the drawdown period will be an amount equal to:

         o    87% of the VWAP on such date;

         o if our equity market capitalization at least $50,000,000 but less than $100,000,000 on the date of a drawdown notice 90% of the VWAP on such date; and

         o if our equity market capitalization is $100,000,000 or greater on the date of a drawdown notice, 92% of the VWAP on such date.

         The total dollar value of the common stock that we may request to draw in each drawdown notice may not be less than $25,000 nor more than an amount equal to the number of Settlement Periods within the drawdown period multiplied by 25% of the product of the average of the VWAP of the common stock for the five trading days occurring immediately prior to the first day of the drawdown period and the total aggregate trading volume of the common stock for such period.

NECESSARY CONDITIONS BEFORE WE MAY REQUEST A DRAWDOWN AND ICON IS OBLIGATED TO PURCHASE OUR SHARES

         The equity line financing agreement provides that the following conditions, among others, must be satisfied before we may request a drawdown and before Icon will be obligated to purchase shares in any drawdown:

         o a registration statement covering the resale of shares of our common stock purchased under the equity line facility must have been declared effective by the SEC, and must remain effective during the applicable drawdown period and Settlement Date;

         o our representations and warranties to Icon contained in the equity line financing agreement must have been true and correct in all material respects as of the date they were made, except that representations and warranties specifically made as of a particular date must have been true and correct in all material respects as of that date;

         o we must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the equity line financing agreement;

         o no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect and no proceeding may have been commenced which prohibits or materially adversely affects any of the transactions contemplated by the equity line facility;

         o since the date of the equity line financing agreement, no material adverse effect on our business, operations, properties, financial conditions or on our ability to consummate the transactions contemplated by the equity line facility, may have occurred or be reasonably likely to occur;

         o the trading of our common stock must not have been suspended by the SEC or the principal market for our common stock;

         o there must be at least three trading days between drawdown periods;

         o we may not request a drawdown which would result in the issuance of an aggregate number of shares of common stock which exceeds (a) 19.9% of the number of shares of common stock issued and outstanding on the date hereof without first obtaining stockholder approval of such excess issuance or (b) 4.999% of the then outstanding shares of our common stock;

         o a prospectus supplement to this prospectus, if required, must have been filed;

         o our outside counsel or our general counsel must have delivered a letter that is typical of letters in form and substance at the time or times specified in the equity line facility; and

         o sufficient copies of the prospectus supplement must have been delivered to Icon on the settlement date for the applicable drawdown.

ADDITIONAL COVENANTS UNDER THE EQUITY LINE FACILITY

         We have agreed with Icon under the equity line facility:

         o from the date of the equity line facility until the end of the 24 consecutive months commencing after the effective date of the registration date, otherwise referred to as the Commitment Period, not to effect a financing of our common stock or common stock equivalents unless we provide Icon a written notice at least five trading days prior to the closing of such financing and Icon shall not have notified us by the end of the fifth trading day after receipt of such notice of its willingness to provide such financing on the terms set forth in the notice;

         o to reserve authorized shares of common stock to provide for the issuance of the maximum amount of shares under the equity line facility;

         o to notify the principal market for our common stock of the transactions contemplated by the equity line facility and to take all necessary action as permitted by law for the legal and valid issuance of the shares of common stock to be issued under the equity line and to use our commercially reasonable best efforts to maintain the listing of our common stock on the principal market; and

         o to use our commercially reasonable best efforts to cause our common stock to continue to be registered under Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act, and to comply with the reporting and filing obligations under the Exchange Act and with all requirements related to any registration statement filed pursuant to the equity line agreement and to not voluntarily take any action or file any document to terminate or suspend such registration or our reporting and filing obligations under the Exchange Act or the Securities Act.

         We have further agreed:

         o to not disclose any material nonpublic information to Icon without disclosing the information to the public, unless Icon has executed a written agreement regarding the confidentiality and use of such information; and to not issue a press release or like public statement related to the equity line facility, other than a press release or Current Report on Form 8-K describing the material terms of the equity line facility and other than in connection with our filing of periodic reports under the Exchange Act (unless such periodic reports contain previously undisclosed material information relating to the equity line facility), without consent by Icon or, if disclosure is required by applicable law or stock exchange rules, without consultation with Icon.

MECHANICS OF PURCHASE OF SHARES BY ICON

         To effect a purchase of shares, on each settlement date, we must cause the transfer agent for our common stock to transmit the common shares to Icon either electronically, or by delivery of the share certificates.

REMEDIES FOR CERTAIN BREACHES AND TERMINATION OF THE EQUITY LINE FACILITY

         If we fail to deliver the appropriate number of shares to Icon by five days following the applicable settlement date for a drawdown, we will be obliged to make late payments to Icon in accordance with the equity line facility and without limiting Icon's right to pursue injunctive relief or actual damages. Payments late by six to fifteen trading days will incur penalties from $50 to $500 for each 5,000 draw down shares purchased. Late payments beyond this period will incur a fixed $500 penalty plus $100 for each additional trading day late beyond fifteen for each $5,000 worth of common stock purchased.

         The equity line facility will automatically terminate after the Commitment Period. The equity line facility will also terminate upon one trading day's notice if:

         o an event resulting in a material adverse effect has occurred and has not been cured within 90 days after giving notice thereof;

         o our common stock is delisted from the principal market on which it is currently traded unless such delisting is in connection with a subsequent listing on another principal market; or

         o    we file for protection from creditors under any applicable law.

We may terminate the equity line facility upon five trading days' notice if Icon shall fail to fund a properly noticed drawdown within five trading days of the end of the applicable Settlement Period.

GRANT OF REGISTRATION RIGHTS

         We granted registration rights to Icon to enable it to resell the common stock it purchases under the equity line facility pursuant to the registration statement of which this prospectus is a part. In connection with these registration rights, we agreed to indemnify Icon, its officers, directors, employees and agents, and each person who controls Icon and their officers, directors, employees and agents against specified liabilities, including liabilities under the Securities Act, arising out of any untrue statement or alleged untrue statement of a material fact contained in this prospectus or the registration statement of which this prospectus is a part, or the omission or alleged omission of a material fact required to be stated in this prospectus or the registration statement or necessary to make the statements in this prospectus and the registration statement not misleading, except to the extent the losses are based on information furnished to us in writing by Icon for use in the registration statement. Icon has agreed to indemnify us, our officers, directors, employees and agents, and each person who controls us and their officers, directors, employees and agents against any losses to the same extent as the foregoing indemnity, but only to the extent the losses relate to information furnished to us in writing by Icon for use in the registration statement.
         We agreed to use our commercially reasonable best efforts to file, as necessary, one or more post-effective amendments to the registration statement to facilitate the sale by Icon, in a manner reasonably requested by Icon, of shares of our common stock that it purchases from us under the equity line facility. This obligation may include, to the extent required under the Securities Act, that a supplemental prospectus be filed that discloses:

         o    the names of any broker-dealers involved with the sale;

         o    the amount of common stock being sold;

         o    the price at which the common stock is to be sold;

         o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable; and

         o    any other facts material to the transaction.

         We must notify Icon of certain events affecting the registration of the common shares issuable under the equity line facility, including notifying Icon if this prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated or necessary to make the statements in this prospectus not misleading. Our registration rights agreement with Icon permits us to restrict the resale of the common shares that Icon has purchased from us under the equity line facility until we amend or supplement this prospectus to include material information.

         We agreed to keep the registration statement current and effective until the earlier of: (i) the date on which all of the common shares issued or issuable under the equity line facility and covered by the registration statement have been sold pursuant to the registration statement; (ii) 360 days from the last date the common shares are issued under the equity line facility;
(iii) the date on which Icon has resold all such common shares pursuant to Rule 144 under the Securities Act; or (iv) such time as all such common shares may be resold without any time, volume or manner limitations under Rule 144(k) of the Securities Act or any similar provision then in effect.

         In addition, we have agreed to take certain actions to facilitate the sale by Icon of the shares purchased under the equity line facility pursuant to Rule 144 of the Securities Act, including:

         o filing all reports required under the Securities Act and Exchange Act; and

         o taking such further action as Icon may reasonably request to enable it to sell the shares covered by this prospectus without registration under the Securities Act pursuant to Rule 144.

EXPENSES OF OFFERING

         We have agreed to bear a number of costs, expenses and fees related to the preparation and filing of the registration statement of which this prospectus is a part, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or blue sky laws, including reasonable attorney's fees and disbursements. We will not bear underwriting fees, discounts or commissions, any brokers' fees or commissions incurred by Icon or any transfer taxes attributable to the sale of the shares covered by the equity line facility, or the cost of any special audit required by Icon or any underwriter, all of which will be paid by Icon. In addition, we have agreed to reimburse Icon $10,000 for its legal, escrow and due diligence fees and expenses incurred in connection with the negotiation of the equity line facility.

                                 USE OF PROCEEDS

         We will not receive any proceeds from any resales of our common stock made by Icon or the other selling stockholders under this prospectus. We will receive proceeds each time we draw down on the equity line. We intend to use any such proceeds for general corporate purposes, including working capital.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is traded on the American Stock Exchange under the symbol "UDW." Our common stock traded on the American Stock Exchange under the symbol "SPO" from April 18, 2000 to March 29, 2002. Prior to April 18, 2000, our common stock had been listed on the Bulletin Board under the symbol "SONI" beginning on October 18, 1999. Our previous symbol was "ISPS" upon the acquisition of Communications Television, Inc. on May 21, 1999. Prior to this acquisition, our common stock traded under the symbol "NWPB." The following table indicates the high and low sale prices as reported by the American Stock Exchange. The following per share prices have been adjusted to reflect the one for five reverse stock split effect on September 29, 2003.


                                                                 HIGH       LOW
                                                                 ----       ---
      FISCAL 2004
          First Quarter.....................................  $  1.50    $  0.50
          Second Quarter....................................     3.00       1.00
          Third Quarter.....................................     3.79       2.00
          Fourth Quarter (through March 8, 2004)........         3.68       2.02
      FISCAL 2003
          First Quarter.....................................  $  1.85    $  0.70
          Second Quarter....................................     1.45       0.45
          Third Quarter.....................................     1.75       0.65
          Fourth Quarter....................................     1.25       0.50
      FISCAL 2002
          First Quarter.....................................  $  5.60    $  1.85
          Second Quarter....................................     3.00       0.30
          Third Quarter.....................................     2.00       0.70
          Fourth Quarter....................................     3.05       0.80

         As of March 1, 2004, there were approximately 373 record holders of our common stock.


DIVIDEND POLICY

         US Dataworks has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business.

         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

         The following discussion and analysis of our financial condition and results of operations should be read with the consolidated financial statements and related notes included elsewhere in this Report.

         When used in this registration statement, the words "expects," "anticipates," "believes," "plans," "will" and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements as to statements regarding our critical accounting policies, adequacy of cash, expectations regarding net losses and cash flow, statements regarding our growth and profitability, investments in marketing and promotion, our need for future financing, our dependence on personnel and our ability to respond to rapid technological change. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those discussed below, as well as risks related to our ability to develop and timely introduce products that address market demand, the impact of alternative technological advances and competitive products, market fluctuations, our ability to obtain future financing, and the risks set forth below under "Risk Factors." These forward-looking statements speak only as of the date hereof. US Dataworks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

OVERVIEW

         US Dataworks is a developer of payment processing software, serving several of the top banking institutions, credit card issuers, and the United States Government. We generate revenue from the licensing, system integration and maintenance of our core products: MICRworks, Returnworks, Remitworks and Remoteworks for the financial services industry. The software developed by us is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions. US Dataworks' products include check processing, point-of-purchase transactions and turnkey Automated Clearing House, or ACH, payments. Our products are designed to provide organizations with an in-house solution that will complement and enhance such organizations' existing technologies, systems and operational workflow. US Dataworks' strategy is to identify, design and develop products that fill specific niches in the financial transaction processing industry.

CRITICAL ACCOUNTING POLICIES

         The following discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to revenue recognition and concentration of credit risk. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         We believe that of the significant accounting policies used in the preparation of our consolidated financial statements (see Note 2 to the Unaudited Financial Statements), the following are critical accounting policies, which may involve a higher degree of judgment, complexity and estimates.

     REVENUE RECOGNITION

         We recognize revenues in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition." We license our software products under non-exclusive, non-transferable license agreements. These arrangements do not require significant production, modification, or customization, therefore, revenue is recognized when a license agreement has been signed, delivery of the software products has occurred, the related fee is fixed or determinable, and collectibility is probable. If professional services are provided in conjunction with the installation of the software license, revenue is recognized when these services have been provided.

         For license agreements that include a separately identifiable fee for contracted maintenance services, such revenues are recognized on a straight-line basis over the life of the maintenance agreement noted in the license agreement, but following any installation period of the software.

     CONCENTRATIONS OF CREDIT RISK

         We extend credit to our customers and perform ongoing credit evaluations of our customers. We do not obtain collateral from our customers to secure our accounts receivables. We evaluate our accounts receivable on a regular basis for collectibility and provide for an allowance for potential credit losses as deemed necessary.

         Three of our customers accounted for 33%, 25% and 11% of our net sales for the nine months ended December 31, 2003. One of our customers accounted for 14% of our net sales for the nine months ended December 31, 2002. Additionally, our strategic resellers accounted for 55% and 36% of our net sales for the nine months ended December 31, 2003 and 2002, respectively.

         At December 31, 2003, amounts due from our strategic resellers or significant customers accounted for 25% and 13%, respectively, of accounts receivable.

         Two of our customers accounted for 14% and 10%, respectively of our net sales for the year ended March 31, 2003. Two of our customers accounted for 40% and 10%, respectively of our net sales for the year ended March 31, 2002. Additionally, our strategic resellers accounted for 45% and 40%, respectively of our net sales for the year ended March 31, 2003 and 2002, respectively.

         At March 31, 2003, amounts due from our strategic resellers or significant customers accounted for 55% and 23% of accounts receivable.

NINE MONTHS ENDED DECEMBER 31, 2003 AND 2002

         The results of operations reflected in this discussion include the operations of US Dataworks for the nine months ended December 31, 2003 and 2002.

         REVENUE

         Revenue decreased by $327,801 or 44% to $416,458 for the three months ended December 31, 2003 from $744,259 for the three months ended December 31, 2002. The decrease in revenue was primarily attributable to a decrease of $403,000 or 88% in license fees offset by an increase in service revenue of $76,000 or 34%. The decrease in license fees is principally due to our not completing a customer license transaction during the three months ended December 31, 2003 for proceeds greater than $100,000. Historically, we have been successful in completing such transactions during a quarter with one or more customers. In the three months ended December 31, 2002 we completed license transactions with an agency of the federal government and with a major retailer, each for approximately $200,000. Further, in the three months ended September 30, 2003 we completed a license transaction with a major credit card processor in excess of $400,000. We believe the relatively low level of license revenue in the current quarter is an isolated occurrence and not indicative of our expectations for future quarters. Service revenue increased $125,000 compared to the same period in the prior year as a result of one of our significant customer's request for our services related to dedicated project management and testing resources related to their use of our software product suite. We believe this request will continue for the foreseeable future. This $125,000 increase was offset by an approximate $49,000 decrease in service performed for other customers due to the low level of license activity in the current quarter as compared to the same period in the prior year.

         Revenue increased by $26,992 or 2% to $1,862,029 for the nine months ended December 31, 2003 from $1,835,037 for the nine months ended December 31, 2002. The increase in revenue was primarily attributable to an increase of $448,382 or 97% in service revenues offset by an approximate $398,000 decrease in license revenues as stated in the preceding paragraph. Approximately $175,000 of the service revenue increase in the nine month period is due to ongoing and continuing requests for our services from the customer mentioned in the preceding paragraph.

The remainder of the service revenue increase is due to requests for professional services from a larger number of existing customers.

         COST OF SALES

         Cost of sales decreased by $114,277 or 36% to $206,043 for the three months ended December 31, 2003 from $320,320 for the three months ended December 31, 2002. Cost of sales decreased by $151,487 or 21% to $555,697 for the nine months ended December 31, 2003 from $707,184 for the nine months ended December 31, 2002. The decreases in both the three and nine month periods were primarily attributable to our professional staff devoting a greater amount of time on professional services revenue activity and research and development activities and a corresponding smaller amount of time on maintenance and support activities for existing customers. With the recent passage of the federal Check 21 legislation, we expect our staff will continue to devote greater amounts of time on new product development activities.

         OPERATING EXPENSES

         Total operating expenses increased by $638,178 or 115% to $1,192,624 for the three months ended December 31, 2003 from $554,446 for the three months ended December 31, 2002. Total operating expenses increased by $1,001,743 or 46% to $3,168,528 for the nine months ended December 31, 2003 from $2,166,785 for the nine months ended December 31, 2002. The increases were primarily attributable to increases in personnel costs and legal and accounting fees due to the higher level of financing and capital restructuring transactions as compared to the same periods in the prior year. We do not expect the unusually high level of capital restructuring transactions and the associated high level of legal, accounting and consulting expenses to continue in future periods beyond March 31, 2004.

         OTHER EXPENSES

         Other expenses, including interest expense and financing costs, decreased $19,926 or 7% to $261,005 for the three months ended December 31, 2003 from $280,931 for the three months ended December 31, 2002. The decrease was primarily due to a decrease in both related party interest and other interest expense as a result of the September 30, 2003 conversion of approximately $2 million of related party promissory notes and note payable related to discontinued operations.

         Other expenses, including interest expense and financing costs, increased $4,075,338 or 505% to $4,882,491 for the nine months ended December 31, 2003 from $807,153 for the nine months ended December 31, 2002. The increase was primarily due to non-cash financing charges related to nonrecurring transactions occurring in the nine months ended December 31, 2003, related to the following transactions:

         o $735,142 non-cash interest expense related to amortization of beneficial conversion features and warrants granted with promissory notes totaling $1,690,000 to nine investors in June, July, August and October 2003.

         o $635,259 non-cash loss on extinguishment of debt due to conversion in September 2003 of $834,168 of debt related to discontinued operations in exchange for 417,084 shares of common stock and a warrant to purchase 208,542 shares of common stock at $2 per share.

         o $1,722,631 non-cash loss on extinguishment of debt related parties due to exchange of debt instruments in July 2003 of $1,353,000 of demand promissory notes due to our Chief Executive Officer, Charles Ramey entered into during fiscal 2002 and 2003 to fund our operations. The former 12% per annum demand notes were exchanged for 7% per annum convertible notes, due in July 2004, convertible into shares of common stock at an exercise price of $0.80 per share. Mr. Ramey was also issued a warrant to purchase 1,691,250 shares of common stock at an exercise price of $0.80 per share.

         o $262,755 non-cash interest expense related to the full amortization of previously issued debt discount on warrants issued with a promissory note in June 2003 as partial settlement of a previously existing note and warrant agreement.

         o $96,750 non-cash financing costs related to the issuance in July 2003 of a warrant to purchase 100,000 shares of common stock at an exercise price of $1.15 per share pursuant to a financial advisory and strategic/competitive advisory services agreement.

         o    $1,084,505 of non-cash financing charges in June 2003 pursuant to
              (i) the reduction in the conversion price of four existing convertible promissory notes and (ii) the reduction in the exercise price of previously issued warrants to purchase 568,000 shares of common stock. The reductions in the conversion price and warrant exercise price were granted to four investors in connection with their agreement to convert 80.37% of the principal and accrued interest underlying their existing $887,500 promissory notes.

         NET LOSS

         Net loss increased by $831,776 or 202% to a net loss of $1,243,214 for the three months ended December 31, 2003 from $411,438 for the three months ended December 31, 2002.

         Net loss increased by $4,898,603 or 265% to a net loss of $6,744,688 for the nine months ended December 31, 2003 from $1,846,085 for the nine months ended December 31, 2002.

FISCAL YEARS ENDED MARCH 31, 2003 AND 2002

         REVENUE

         Revenue from continuing operations were $2,168,125 in fiscal 2003 and $1,048,954 in fiscal 2002. The revenue in fiscal 2003 and 2002 was solely attributable to the licensing, maintenance and service activities related to the software products acquired by us in our acquisition of US Dataworks. The increase in revenue from fiscal 2002 to fiscal 2003 was primarily attributable to an increase in the number of customers licensing our software products.

         COST OF SALES

         Total cost of revenue increased by $171,269 or 47% from $366,394 in fiscal 2002 to $537,663 in fiscal 2003. The increase was principally due to an increase in personnel performing maintenance and programming services as a result of an increase in our customer base.

         OPERATING EXPENSES

         Total operating expenses decreased by $2,038,298 or 38% from $5,374,351 in fiscal 2002 to $3,336,053 in fiscal 2003. The decrease was primarily attributable to an increase of $254,414 in general and administrative expenses offset by a $2,355,604 decrease in the amortization of goodwill. As discussed in
Note 3 to the Financial Statements and pursuant to SFAS 142, amortization of our goodwill ceased effective March 31, 2002. Accordingly, no goodwill amortization was recorded in fiscal 2003.

         OTHER EXPENSES

         Other expenses, including interest expense and financing costs, decreased during fiscal 2003 primarily due to a decrease in the number and amount of debt and equity financing transactions. Interest expense decreased by $1,609,815 or 64% from $2,534,125 in fiscal 2002 to $924,310 in fiscal 2003.
During fiscal 2003, we incurred financing costs of $492,239 as compared to $2,362,844 in fiscal 2002. These decreases were primarily attributable to a decrease in the number of issuances of shares of our common stock pursuant to certain antidilution provisions, lock up agreements and interest charges on our convertible promissory notes in the form of fixed conversion features, warrants to purchase shares of our common stock and shares of common stock.

         NET LOSS

         Net loss decreased by $7,892,904 or 72% from a net loss of $11,009,621 in fiscal 2002 to a net loss of $3,116,717 in fiscal 2003.

LIQUIDITY AND CAPITAL RESOURCES

         CASH AND CASH EQUIVALENTS

         We have incurred significant losses and negative cash flows from operations for the last two fiscal years. We have obtained our required cash resources through the sale of debt and equity securities. We may not operate profitably in the future and may be required to continue the sale of debt and equity securities to finance our operations.

         Cash and cash equivalents increased by $1,912,306 to $1,920,870 at December 31, 2003 from $8,564 at March 31, 2003. Cash used for operating activities was $2,666,912 in the nine months ended December 31, 2003 compared to $1,173,194 to the same period in the prior year. Net loss from continuing operations reduced cash by $6,744,688 and $1,846,085 in the nine months ended December 31, 2003 and 2002, respectively.

         Cash and cash equivalents decreased by $125,452 to $8,564 at March 31, 2003 from $134,016 at March 31, 2002. Cash used for operating activities was $1,203,109 in fiscal 2003 compared to $2,273,286 in fiscal 2002, of which $883,424 was used in discontinued operating activities. Net loss from continuing operations reduced cash by $3,116,717 and $9,589,746 in fiscal 2003 and fiscal 2002, respectively.

         CASH USED FOR INVESTING ACTIVITIES

         Cash used for investing activities of $62,304 and $87,435 in the nine months ended December 31, 2003 and December 31, 2002, respectively, was due to equipment purchases, and in the nine months ended December 31, 2002 we repaid our affiliates $54,506.

         Cash used for investing activities for fiscal 2003 and 2002 consisted of the purchase of property and equipment and repayments to our affiliates totaling $66,317 and $35,136, respectively.

         FINANCING ACTIVITIES

         Financing activities provided net cash of $4,641,522 in the nine months ended December 31, 2003 and included the issuance of $2,190,000 in convertible promissory notes. In addition, we received a gross aggregate of $4,225,000 pursuant to the sale of 1,825,000 shares of our common stock for a purchase price of $3,650,000 and a $575,000 debenture, due October 2, 2004, with interest at 1%, which may be converted into 287,500 shares of our common stock. The common stock and the debenture were sold with warrants to purchase 1,056,250 shares of our common stock at an exercise price of $2 per share. The gross proceeds were reduced by approximately $245,000 of issuance costs related to this financing.

         Financing activities provided cash of $1,096,479 in fiscal 2003 and included the issuance of $1,104,103 in promissory notes, $822,500 in convertible promissory notes and $22,510 from the exercise of warrants to purchase shares of our common stock and the collection of stock subscription receivables.

         Financing activities provided net cash of $1,323,062 for the nine months ended December 31, 2002 and included the issuance of $210,700 in promissory notes, $702,500 in convertible promissory notes and $830,000 in demand promissory notes due to a related party.

         Financing activities provided cash of $1,283,208 in fiscal 2002 and included the issuance of $541,000 in promissory notes, $1,065,000 in convertible promissory notes and $300,000 proceeds from the sales of our common stock.

         We recognize the need for the infusion of additional cash to sustain our operations and are actively pursuing various financing options. However, there can be no assurance that we will be able to raise additional funds on favorable terms or at all.

         In addition, we may wish to pursue possible acquisitions of, or investments in businesses, technologies or products complementary to ours in order to expand our geographic presence, broaden our product offerings and achieve operating efficiencies. We may not have sufficient liquidity, or we may be unable to obtain additional financing on favorable terms or at all, in order to finance such an acquisition or investment. We are not currently contemplating or in negotiations for any specific acquisition or investment.

         We believe we currently have adequate cash to fund anticipated cash needs for at least the next six months. An adverse business or legal development may also require us to raise additional financing sooner than anticipated. We recognize that we may be required to raise such additional capital, at times and in amounts, which are uncertain, especially under the current capital market conditions. If we are unable to acquire additional capital or are required to raise it on terms that are less satisfactory than we desire, it may have a material adverse effect on our financial condition. If necessary, we may be required to consider curtailing our operations significantly or to seek arrangements with strategic partners or other parties that may require us to relinquish significant rights to products, technologies or markets. In the event we raise additional equity financings, these financings may result in dilution to existing stockholders.

         As of December 31, 2003, our accumulated deficit was $39,489,219. Our auditors have included an explanatory paragraph in their Independent Auditor's Report included in our audited financial statements for the years ended March 31, 2003 and 2002 filed with our annual report on Form 10-KSB/A for fiscal year ended March 31, 2003, to the effect that our loss from operations for the year ended March 31, 2003, and the accumulated deficit at March 31, 2003 raise substantial doubt about our ability to continue as a going concern.

         Our contractual obligations, which are described elsewhere in our financial statements have been summarized in the table below:

                                                                     Payments Due In
                                                 ---------------------------------------------------------
                                Balance as of
  Contractual Obligations      March 31, 2003       2004        2005        2006        2007       2008
----------------------------- ------------------ ----------- ----------- ----------- ----------- ---------
Operating lease                     485,529         120,703     122,259     125,468     117,099     --
Capital lease                         6,992           6,992      --          --          --         --


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." This statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and Statement of Financial Accounting Standards ("SFAS") No. 38, "Accounting for Pre-Acquisition Contingencies of Purchased Enterprises." All business combinations in the scope of this statement are to be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method for those business combinations is prohibited. This statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. The adoption of this statement did not have a material impact on our financial position or results of operations.

         In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of long-lived assets, except for certain obligations of lessees. This statement is effective for fiscal years beginning after June 15, 2002. We do not expect adoption of SFAS No. 143 to have a material impact on our financial position or results of operations.

         In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business, and amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. We adopted this statement on April 1, 2002 and it did not have a material impact on our financial position or results of operations.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002 and the changes related to lease accounting are effective for transactions occurring after May 15, 2002. We adopted this statement on April 1, 2003 and do not anticipate that it will have a material impact on its financial position or results of operations.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. In addition, SFAS No. 146 establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002, but early adoption is permitted. The adoption of SFAS No. 146 did not impact our financial position or results of operations.

         In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions." SFAS No. 147 removes the requirement in SFAS No. 72 and Interpretation 9 thereto, to recognize and amortize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." In addition, this statement amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include certain financial institution-related intangible assets. We do not expect adoption of SFAS No. 147 to have a material impact on our financial position or results of operations.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," an amendment of SFAS No.
123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. We have adopted the disclosure requirements of SFAS No. 148. The transition methods will not have a material impact on our financial statements as management does not have any intention to change to the fair value method.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characters of Both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect adoption of SFAS No. 150 to have a material impact on our financial position or results of operations.

                                    BUSINESS

GENERAL

         US Dataworks is a developer of payment processing software, serving several of the top 25 banking institutions, top ten credit card issuers, and the United States Government. We generate revenue from the licensing, system integration and maintenance of our core products: MICRworks, Returnworks, Remitworks and Remoteworks for the financial services industry. The software developed by us is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic payment solutions. US Dataworks' products include check processing, point-of-purchase transactions and turnkey Automated Clearing House, or ACH, payments. Our products are designed to provide organizations with an in-house solution that will complement and enhance such organizations' existing technologies, systems and operational workflow. US Dataworks' strategy is to identify, design and develop products that fill specific niches in the payment processing industry.

BACKGROUND

         US Dataworks was incorporated as JLQ, Inc. in December 1994, in the state of Colorado and we changed our name to New World Publishing in October 1997. In May 1999, we acquired Communications Television, Inc., a California corporation, and changed our business to an Internet marketing and technology infrastructure company specializing in supporting cost effective business-to-business and business-to-consumer revenue based marketing initiatives. We changed our name to Sonicport.com, Inc. in October 1999 and in February 2000, changed our state of incorporation from Colorado to Nevada. In February 2001, we changed our name to Sonicport, Inc.

         We acquired US Dataworks, Inc., a Delaware corporation, in April 2001. Following the acquisition, we focused our business on developing electronic check processing software. In March 2002, we changed our name to US Dataworks, Inc.

PRODUCTS

         MICRworks. US Dataworks' MICRworks is a stand-alone Windows-based system that is fully integrated with Thomson Financial Publishing's EPICWare database to process remote captured and Internet-initiated ACH payments. Additionally, it facilitates the Magnetic Ink Character Recognition, or MICR, conversion and authentication process within Remitworks and Returnworks with a high degree of accuracy. MICRworks provides organizations with an in-house solution to accurately convert paper checks to electronic ACH payments and is fully automated to streamline orders submitted over the Internet, reducing administrative returns.

         Returnworks. Our Returnworks software is integrated into an organization's existing system and can be adapted to meet the particular needs of an organization to create standard ACH payments and eliminate manual processing of return items. Each organization or location can define processing parameters and options to meet their unique requirements, including rules relating to returned payments and resubmission instructions.

         Returnworks is designed to expedite the capture and conversion of returned paper checks into ACH payments. For clients that have paper return items, the paper check can be scanned into Returnworks for resubmission as an ACH payment. Returnworks can store and retrieve images of all converted checks for fast and easy research. This image is also used in the capture process as the source for why a payment was returned by the financial institution.

         Remitworks. Our Remitworks software utilizes much of the technology that is incorporated into Returnworks. It is designed to convert paper check items into ACH payments enabling organizations to process higher volumes of transactions.

         Remitworks-Daemon. Our customers require systems that process transactions ranging from thousands to millions per day. Remitworks - Daemon provides this scalability utilizing readily available commercial servers. As transaction volumes grow or time constraints shorten, a "Daemon" server can process 200,000 transactions per hour. Multiple servers can be added as needed to meet our customers' business requirements.

CUSTOMERS

         US Dataworks' customers include five of the top twenty-five banking institutions, four of the top ten credit card issuers, and two United States Government agencies. For fiscal 2003, the Federal Reserve Bank and the May Company accounted for 14% and 10% of our net revenue, respectively. For fiscal 2002, the Federal Reserve Bank and American Express Company accounted for 40% and 10% of our net revenue, respectively. Capital One, the Federal Reserve Bank and Citibank accounted for 33%, 25% and 11% respectively of the our net revenue for the nine months ended December 31, 2003.

STRATEGIC BUSINESS RELATIONSHIPS

         We believe that, in addition to growth from organic sales, aligning ourselves with key strategic partners to sell and distribute our software products will accelerate our revenue growth and capture of market share. We expect to build volume over the next 12 to 18 months and increase our volume threefold. Further, we expect that these strategic business relationships, among other factors, will help us achieve positive cash flow in the near future. As of June 30, 2003, we have aligned ourselves with eight strategic partners as a core component of our sales and distribution strategy.

         In fiscal 2003 and 2002, our strategic relationship with Checkfree Corporation, or Checkfree, accounted for 29% and 40% of our net revenue, respectively. Effective October 31, 2002, US Dataworks and Checkfree mutually agreed to terminate their strategic alliance. On November 13, 2002, we entered into a strategic relationship with BancTec, Inc., or BancTec, wherein BancTec became a reseller of our products to its customer base. BancTec provides solutions that transform complex data- and paper-intensive business processes using advanced imaging, workflow and e business technologies. BancTec is also a leading provider of maintenance services for major computer companies, government and corporate customers. Although a customer for less than one half of fiscal 2003, BancTec accounted for 16% of net revenue in fiscal 2003 and 55% of net revenue for the nine months ended December 31, 2003. We also have a key strategic alliance with Thomson Financial Publishing, a unit of Thomson Corporation, to incorporate its EPICWare database into our products. We plan to pursue additional strategic alliances to help increase market share.

COMPETITION

         Our competitors include E-Funds, Equifax, Wausau Financial Systems, J&B Software and Telecheck. The services offered by these competitors include electronic billing and payment, electronic funds transfer, payment solutions, reconciliation, checks by phone and recurring billing, as well as value-added services such as strategy consulting, marketing and technology infrastructure. The majority of these offerings are on an out-sourced basis, while our products offer an in-house solution.

         We believe that the principal competitive factors determining success in the financial services software market include:

         o    reputation for reliability and service;

         o    breadth and quality of services;

         o    technological innovation and understanding client needs;

         o    creative design and systems engineering expertise;

         o    easy-to-use software;

         o    effective customer support;

         o    processing speed and accuracy;

         o    the uncertainty regarding US Dataworks' ability to and

         o    pricing.

         We believe we compete favorably with respect to these factors. However, the market for financial services software is relatively new, highly competitive, rapidly evolving and subject to rapid technological change. As the market grows, we expect competition to increase. Increased competition may result in price reductions and reduced margins.

         We may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully. If we fail to compete successfully, we may fail to gain market share, lose existing market share and our business and financial condition could suffer.

PATENTS AND TRADEMARKS

         US Dataworks has applied for patents on ChecKey and Returnworks. We have also applied for trademarks on the names of our premier products and services, including MICRworks, RCKworks, Returnworks, Remitworks, Remoteworks and ZeroPass. All applications are still pending. Our efforts to protect our intellectual property rights, may not prevent the misappropriation of our intellectual property.

GOVERNMENT REGULATION

         As a processor of ACH payments, we must comply with federal laws governing the processing of electronic transactions. We are in compliance with all federal laws and work closely with NACHA, the electronic payments association, to ensure our systems remain both compliant with the laws and regulations, as well as NACHA guidelines.

EMPLOYEES

         As of February 13, 2004, we have 21 employees, all of whom are full-time employees. We are not a party to any collective bargaining agreement with our employees. We believe our employee relations to be good.

RESEARCH AND DEVELOPMENT

         For fiscal 2003 and 2002 we spent approximately $148,000 and $122,000, respectively, on research and development activities.

                             DESCRIPTION OF PROPERTY

         Our principal executive offices, currently consisting of 6,695 square feet of office space, are located at 5301 Hollister Road, Suite 250, Houston, Texas 77040, which is leased through July 2007.

                                LEGAL PROCEEDINGS

         On July 19, 2002, an individual and former director of US Dataworks, H.
J. Frazier, filed a lawsuit against US Dataworks in Los Angeles Superior Court alleging breach of debenture agreement. In the complaint, the plaintiff prays for damages in the amount of $275,000, plus prejudgment interest and cost of suit. US Dataworks and Mr. Frazier have reached a settlement pursuant to which US Dataworks will make six monthly payments in the amount of $23,800 per month until March 1, 2003. On March 1, 2003, US Dataworks had the option to pay the remaining balance of $142,800 or to make monthly payments in the amount of $26,167 through August 1, 2003. US Dataworks agreed to pay Mr. Frazier's attorney's fees and costs, up to a maximum of $5,000, and reimburse Mr. Frazier for the cost of the suit. On August 1, 2003, the settlement amount was paid in full and the lawsuit has been dismissed with prejudice.

         On December 12, 2003, an individual investor filed a lawsuit against US Dataworks in Los Angeles Superior Court alleging breach of an oral agreement between the plaintiff and a former director of US Dataworks. In the complaint, the plaintiff alleges that the oral agreement granted him the right to receive additional shares from US Dataworks in the event that he should sell certain shares of our common stock at a price less than $15 per share. The plaintiff alleges that in March 2000, as partial consideration under the alleged oral agreement, he converted three promissory notes with an aggregate principal amount of $725,000 into 77,856 shares of our common stock. He is seeking unspecified damages. We intend to dispute this claim and defend this action vigorously.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Our executive officers and directors, their ages as of January 31, 2004 and present positions held with US Dataworks, are as follows:

           Name                            Age     Position(s)
           ----                            ---     -----------
           Charles E. Ramey............    63      Chief Executive Officer and Director

           Terry Stepanik..............    53      President, Chief Operating Officer and Interim Chief
                                                   Financial Officer, Nominee for Director

           John Reiland................    54      Chief Financial Officer

           Mario Villarreal............    34      Vice President of Technology and Chief Technical Officer

           Thomas L. West Jr...........    66      Director

           Joe Abrell..................    69      Director

           John L. Nicholson, MD.......    68      Director

           Hayden D. Watson ...........    55      Director

         CHARLES E. RAMEY has served as a director since July 2001 and became our Chief Executive Officer in December 2001. Prior to joining US Dataworks, Mr. Ramey was a private investor from December 1998 through July 2001 and was President and co-founded PaymentNet Inc., now Signio Inc., an outsourced e-commerce payment processing company, from April 1996 to December 1998.

         TERRY STEPANIK has served as a director since September 2002 and our President and Chief Operating Officer since April 2001. Mr. Stepanik also served as our Interim Chief Financial Officer from September 2002 to March 2003. In November 1997, Mr. Stepanik co-founded US Dataworks, Inc., a Delaware corporation, which we acquired in April 2001, and served as its President from November 1997 to April 2001. From April 1994 to November 1997, Mr. Stepanik was the Senior Project Manager for TeleCheck Services, Inc., a provider of paper and electronic check services.

         JOHN REILAND has served as our Chief Financial Officer since March 2003. Prior to joining US Dataworks, Mr. Reiland was an independent financial consultant providing senior financial and operational management services from September 2002 to March 2003. From March 2002 to September 2002, he was Interim Chief Executive Officer of New England Pantry, a master franchiser and operator of 53 convenience stores located in the greater Boston area. From November 2000 through February 2002, Mr. Reiland was President and Chief Executive Officer of ServiceIQ, Inc., a developer of service industry field work force software applications utilizing wireless handheld devices. Prior to joining ServiceIQ, Inc., he was Chief Financial Officer and Director of NEON Systems, Inc. (Nasdaq:
NEON), a computer software developer of mainframe integration adapters from June 1996 to October 2000. Mr. Reiland is a Certified Public Accountant.

         MARIO VILLARREAL has served as our Vice President of Technology and Chief Technical Officer since April 2001. In November 1997, he co-founded US Dataworks, Inc., a Delaware corporation, and served as its Vice President from November 1997 to April 2001. From June 1991 to May 1997, Mr. Villarreal served as Manager of Systems Architecture Group at TeleCheck Services, Inc.

         THOMAS L. WEST JR. has served as a director since September 2002. He has served as Chairman and Chief Executive Officer of WestMark Ventures, a venture capital company, since January 2000 and as President and Chief Executive Officer of Pocket Technologies, Inc., a developer of applications for handheld computing devices, since July 2000. Prior to joining WestMark Ventures and Pocket Technologies, Inc., Mr. West held various positions at the American General Financial Group, an insurance company, including Vice Chairman and Group Executive-Retirement Services from April 1994 to January 2000.

         JOE ABRELL has served as a director since October 1999. He has served as a consultant at PrimeCo Personal Communications, a wireless technology company, July 1997 until his retirement in December 1999. From July 1986 to December 1999, he operated his own public relations and marketing firm, Joe Abrell, Inc.

         JOHN L. NICHOLSON, MD has served as a director since September 2002. He has been in private practice since 1969. Dr. Nicholson brings an entrepreneurial perspective and seasoned business experience to the Board of Directors. He has been an investor in several companies, including US Dataworks, Inc. Dr. Nicholson has served on many local, state, and national medical organizations and has been an Associate Clinical Professor at Stanford University since 1969.

         HAYDEN D. WATSON has served as a director since September 2002. He founded The Mariner Group, Inc., a banking investment and management consulting company, in May 1999 where he serves as President. From December 1996 to May 1999, Mr. Watson served as Managing Director of Bank Operations for Fleet Financial Group, now FleetBoston Financial Corporation, a financial holding company.

                             EXECUTIVE COMPENSATION

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

         The following table sets forth compensation for services rendered in all capacities to US Dataworks for the three fiscal years ended March 31, 2003 for our Chief Executive Officer and the two other most highly compensated executive officers as of March 31, 2003 whose total annual salary and bonus for fiscal 2003 exceeded $100,000 (collectively, the "Named Officers").

                                          SUMMARY COMPENSATION TABLE
                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                       -------------
                                                                                         SECURITIES
                                                            ANNUAL COMPENSATION          UNDERLYING        ALL OTHER
                                                        --------------------------     --------------    -------------
                                              FISCAL                                                     COMPENSATION
NAME AND PRINCIPAL POSITION                    YEAR      SALARY($)        BONUS($)       OPTIONS(#)           ($)
---------------------------                    ----      ---------        --------       ----------      -------------

Charles E. Ramey(1)......................      2003        180,000             --                 --             --
   CHIEF EXECUTIVE OFFICER                     2002         52,500             --             36,000             --
                                               2001             --             --                 --             --

Terry Stepanik...........................      2003        186,128(2)          --                 --             --
   PRESIDENT AND CHIEF OPERATING OFFICER (4)   2002        158,792(3)          --             45,000             --
                                               2001             --             --                 --             --

Mario Villarreal.........................      2003        120,000          5,000                 --             --
   VICE PRESIDENT AND CHIEF TECHNICAL          2002        115,385             --             45,000          3,460
   OFFICER                                     2001             --             --                 --             --
__________________________

(1) Mr. Ramey joined us in December 2001. Mr. Ramey's 2003 compensation includes accrued but unpaid salary in an amount of $136,774.

(2)   Includes accrued but unpaid sales commissions in an amount of $66,128.

(3)   Includes $38,792 paid in sales commissions.

(4) Mr. Stepanik served as our Interim Chief Financial Officer since September 2002 until Mr. John S. Reiland's appointment in March 2003.

STOCK OPTIONS

         The following table provides summary information concerning stock options held as of January 31, 2004 by each of the Named Officers. For purposes of this table, we have assumed no option exercises in fiscal 2003.

                                        AGGREGATE FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                           SHARES                             OPTIONS HELD AT               IN-THE-MONEY OPTIONS AT
                          ACQUIRED                          JANUARY 31, 2004 (#)           JANUARY 31, 2004 ($) (1)
                         ON EXERCISE       VALUE       -----------------------------     -----------------------------
NAME                         (#)       REALIZED ($)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                     -----------   ------------    -----------     -------------     -----------     -------------
Charles E. Ramey                 --             --        406,000              --         1,139,994              --
Terry Stepanik                   --             --        222,500         532,500           408,250       1,075,250
Mario Villarreal                 --             --        222,500         532,500           408,250       1,075,250
____________________

(1) Calculated on the basis of the fair market value of the underlying securities at January 30, 2004 ($2.85 per share) as reported on the American Stock Exchange minus the exercise price.

COMPENSATION OF DIRECTORS

         We reimburse each non-employee director for reasonable expenses (such as travel and out of pocket expenses) incurred while attending meetings of the Board of Directors. Each non-employee director receives an option to purchase 36,000 shares of the our common stock upon election, or re-election, as the case may be, to the Board of Directors by the stockholders at a regular annual meeting of the stockholders. If elected to serve a term of less than three years the non-employee director receives a pro rata portion of 36,000 shares. These options vest and become exercisable in three equal annual installments.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

         On April 2, 2003, we entered into an employment agreement with Terry Stepanik, pursuant to which he is employed as our President and Chief Operating Officer at an annual base salary of $175,000 for a term of three years. The agreement will automatically renew for successive one year terms unless either party gives timely notice of non renewal. Pursuant to the terms of the agreement, Mr. Stepanik received an option to purchase 355,000 shares of our common stock under the Amended and Restated 2000 Stock Option Plan, or 2000 Plan, at an exercise price of $0.55 per share. The option vests as to 177,500 shares on December 31, 2003 and the remaining shares vest on April 2, 2004. Mr. Stepanik was also granted an option to purchase 290,000 shares of our common stock outside the 2000 Plan at an exercise price of $0.55 per share and an option to purchase 65,000 shares of our common stock under the 2000 Plan at an exercise price of $2.95 per share. These options vest as to 145,000 shares and 32,500 shares, respectively, on March 31, 2005 and the remaining shares under both options vest on March 31, 2006. Mr. Stepanik will also be entitled to receive an option to purchase 290,000 shares of our common stock outside the 2000 Plan on April 25, 2004 at an exercise price equal to the fair market value of our common stock on the date of grant. This option will vest as to 145,000 shares on March 31, 2005 and the remaining shares will vest on March 31, 2006. Mr. Stepanik is also eligible to receive an annual bonus equal to 5% of the our earnings before interest, taxes, depreciation and amortization, not to exceed
1.5 times his annual base salary, plus such additional amount as determined by the Board of Directors in its sole discretion.

         In the event of a change of control, all of Mr. Stepanik's options will become fully vested and exercisable. If Mr. Stepanik has not received the additional options to purchase 290,000 shares described above before a change of control, he will be entitled to a cash bonus at that time equal to the appreciation of the value of 290,000 shares of our common stock subsequent to April 2, 2003. If Mr. Stepanik is terminated, other than for cause, or resigns within 10 days following a material decrease in title within six months following a change of control, he is entitled to receive a lump sum payment equal to two times his annual base salary and all his options will become fully vested, subject to compliance with certain ongoing obligations and the delivery of a release to us. If Mr. Stepanik resigns within 10 days following a material decrease in title by the our Board of Directors, other than for cause, 50% of Mr. Stepanik's unvested options will become fully vested.

         On April 2, 2003, we also entered into an employment agreement with Mario Villarreal, pursuant to which he is employed as our Senior Vice President-Chief Technology Officer at an annual base salary of $150,000 for a term of three years. The agreement will automatically renew for successive one year terms unless either party gives timely notice of non-renewal. Pursuant to the terms of the agreement, Mr. Villarreal received an option to purchase 355,000 shares of our common stock under the 2000 Plan at an exercise price of $0.55 per share. The option vests as to 177,500 shares on April 25, 2003 and the remaining shares vest on April 2, 2004. Mr. Villarreal was also granted an option to purchase 290,000 shares of our common stock outside the 2000 Plan at an exercise price of $0.55 per share and an option to purchase 65,000 shares of our common stock under the 2000 Plan at an exercise price of $2.95 per share. These options vest as to 145,000 shares and 32,500 shares, respectively, on March 31, 2005 and the remaining shares under both options vest on March 31, 2006. Mr. Villarreal will also be entitled to receive an option to purchase 290,000 shares of our common stock outside the 2000 Plan on April 25, 2004 at an exercise price equal to the fair market value of our common stock on the date of grant. This option will vest as to 145,000 shares on March 31, 2005 and the remaining shares vest on March 31, 2006. Mr. Villarreal will also be entitled to receive equal to the fair market value of our common stock on the date of grant. Mr. Villarreal is also eligible to receive an annual bonus equal to 3% of our earnings before interest, taxes, depreciation and amortization, not to exceed
1.5 times his annual base salary, plus such additional amount as determined by the Board of Directors in its sole discretion.

         In the event of a change of control, all of Mr. Villarreal's options will become fully vested and exercisable. If Mr. Villarreal has not received the additional options to purchase 290,000 shares described above before a change of control, he will be entitled to a cash bonus at that time equal to the appreciation of the value of 290,000 shares of our common stock subsequent to April 2, 2003. If Mr. Villarreal is terminated, other than for cause, or resigns within 10 days following a material decrease in title within six months following a change of control, he is entitled to receive a lump sum payment equal to 2 times his annual base salary and all his options shall become fully vested, subject to compliance with certain ongoing obligations and the delivery of a release to us. If Mr. Villarreal resigns within 10 days following a material decrease in title by our Board of Directors, other than for cause, 50% of Mr. Villarreal's unvested options will become fully vested.

         On May 13, 2003, we entered into an employment agreement with Charles
E. Ramey, pursuant to which he is employed as our Chief Executive Officer and Chairman of the Board of Directors at an annual base salary of $200,000 for a term of three years. The Agreement will automatically renew for successive one year terms unless either party gives timely notice of non-renewal. Pursuant to the terms of the agreement, Mr. Ramey received an option to purchase 394,000 shares of our common stock under the 2000 Plan at an exercise price of $1.00 per share. The option vests as to 280,000 shares on May 20, 2003 and the remaining shares vest on January 1, 2004. Mr. Ramey was also granted an option to purchase 6,000 shares of our common stock under the 2000 Plan at an exercise price of $2.95 per share. This option became fully vested on January 1, 2004. Mr. Ramey is also eligible to receive a bonus at the discretion of the Board of Directors.

         In the event of a change of control, all of Mr. Ramey's options will become fully vested and exercisable. If Mr. Ramey is terminated, other than for cause, or resigns within 10 days following a material decrease in title within six months following a change of control, Mr. Ramey is entitled to receive a lump sum payment equal to two times his annual base salary and all his options shall become fully vested, subject to compliance with certain ongoing obligations and the delivery of a release to us. If Mr. Ramey resigns within 10 days following a material decrease in title by the our Board of Directors, other than for cause, 50% of Mr. Ramey's unvested options will become fully vested.

                              CERTAIN TRANSACTIONS

         We, through our predecessor-in-interests, acquired US Dataworks, Inc., a Delaware corporation, on March 31, 2001, with an effective date of April 2, 2001, through a Share Exchange Agreement. Richard Shapiro, our former Chief Financial Officer, who was an executive officer of this Delaware company, received 459,200 shares of our common stock and a warrant to purchase 24,600 shares of our common stock at an exercise price of $3.65 per share. In addition, Terry Stepanik and Mario Villarreal, co-founders of the Delaware company, received 199,467 shares of our common stock and 64,533 shares of our common stock, respectively, and a warrant to purchase 13,600 shares and 4,400 shares of our common stock, respectively, at an exercise price of $3.65 per share. One of the liabilities of this Delaware company that was assumed by us was a promissory note in the principal amount of $1,315,000 in favor of Allstate Communications, Inc.

         In connection with the acquisition of the Delaware company, David Baeza, our former Chief Executive Officer and former Chief Marketing Officer returned to us 152,800 shares of our common stock. In exchange for these shares, we issued to Mr. Baeza a promissory note in principal amount of $110,000. This promissory note bears an interest rate of 10% per annum. If prior to April 1, 2003, we raised a cumulative of $5,000,000 in gross proceeds from debt or equity financings, pursuant to the terms of the promissory note, the principal amount and accrued interest were to become due and payable. We did not raise $5,000,000 by April 1, 2003 and the principal amount and accrued interest of the promissory note was forgiven.

         During fiscal 2003 and 2002, we paid $4,000 and $68,000, respectively, in rent expense to 8053 Deering Avenue L.P. for our office space located in Chatsworth, California. Mr. Russel Leventhal and Mr. Frank Montelione, two of our 5% stockholders, are general partners of 8053 Deering Avenue L.P. We no longer lease space from 8053 Deering Avenue L.P. In addition, we incurred $0 and $144,000 in consulting expenses for fiscal 2003 and 2002, respectively, of which $54,400 have been paid, to Messrs. Leventhal and Montelione.

         During fiscal 2002, we issued a promissory note to Mr. Leventhal in the principal amount of $50,000 and a promissory note to 8053 Deering Avenue L.P. in principal amount of $46,000. Subsequent to March 31, 2002, we paid Mr. Leventhal and 8053 Deering Avenue L.P. the principal amount of their respective promissory notes and the accrued interest on both promissory notes was forgiven.

         On February 14, 2002, we entered into a settlement agreement with Allstate Communications, Inc. As part of this settlement, we transferred all rights in our application service provider technology software to Allstate Communications, Inc. and the warrants to purchase an aggregate of 132,800 shares of our common stock held by Messrs. Leventhal and Montelione were cancelled. In addition, Allstate Communications, Inc. and Messrs. Leventhal and Montelione forgave notes payable in the amount of $260,206 and we forgave notes payable in the amount of $300,519. We also agreed to pay the remainder of the amounts owed to Allstate Communications, Inc. and Messrs. Levental and Montelione, an aggregate of $1,150,000, out of proceeds from future equity financings. Of the $1,150,000 owed, $1,024,400 is pursuant to the promissory note assumed in connection with the acquisition of the Delaware company. On December 31, 2002, this promissory note was cancelled and we issued a new promissory note in the amount of $1,041,482 pursuant to Amendment Number 1 to Settlement Agreement. The promissory note was fully repaid at September 30, 2003 as the result of the conversion of the outstanding principal and accrued interest into 417,084 shares of common stock.

         During fiscal 2003 and 2002, we issued promissory notes in an aggregate principal amount of $1,353,000 to Mr. Ramey, our Chief Executive Officer bearing an interest rate of 12% per annum. On July 10, 2003, we consolidated these promissory notes into one promissory note for $1,353,000, bearing an interest rate of 7% per annum, pursuant to the Subordinated, Convertible Note and Warrant Agreement. The note proceeds were used to fund our business operations. This promissory note may be converted into shares of our common stock at a conversion price equal to the lesser of (i) $0.80 per share or (ii) the closing bid price of our common stock as listed on the American Stock Exchange on the trading day immediately prior to the date of a change of control of US Dataworks or the date of Mr. Ramey's notice of voluntary conversion of the promissory note. Alternatively, if we sells shares of Series C Preferred Stock for gross proceeds of $7,500,000, then the promissory note will automatically convert into shares of Series C Preferred Stock at a conversion price equal to the Series C Preferred Stock purchase price. In connection with this promissory note, we issued to Mr. Ramey a warrant to purchase

1,691,250 shares of our common stock at an exercise price of $0.80 per share. The principal amount and accrued interest is due and payable upon demand after July 10, 2004.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information as of March 1, 2004, as to shares of our Common Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of any class of our capital stock,
(ii) each of our Named Officers, (iii) each of our directors and (iv) all of our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o US Dataworks, Inc., 5301 Hollister Road, Suite 250, Houston, Texas 77040.


                                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                            ---------------------------------------------------------
                                                         RIGHT TO
                                                         ACQUIRE
                                                         BENEFICIAL         PERCENTAGE OF CLASS
                                           SHARES OF     OWNERSHIP OF        BENEFICIALLY OWNED
                             SHARES OF     SERIES B      COMMON         -------------------------------  PERCENTAGE
                             COMMON        PREFERRED     STOCK WITHIN                                    OF VOTING
                             STOCK         STOCK         60 DAYS OF     TOTAL                 SERIES B   SECURITIES
NAME AND ADDRESS OF          BENEFICIALLY  BENEFICIALLY  JANUARY 31,    COMMON     COMMON     PREFERRED  BENEFICIALLY
BENEFICIAL OWNER             OWNED         OWNED         2004           STOCK      STOCK (2)  STOCK      OWNED(1)(2)
----------------             ------------  ------------  ------------   ---------  ---------  ---------  -----------
5% STOCKHOLDERS

 Mark Deveau...............      39,322         56,000        8,400        47,722        *       8.9%           *

 Harvey M. Gammon(3).......      43,270        280,000       42,000        85,270        *      44.5          1.6

 Thomas & Lois Gibbons.....      59,716         67,000       10,050        69,766        *      10.6            *

 Yeshwant Mehta(4).........      54,388         79,999       12,000        66,388        *      12.7            *

 Barry Venison.............   1,296,228             --           --     1,296,228      5.6        --          5.5

NAMED OFFICERS AND DIRECTORS

 Charles E. Ramey..........   2,138,311             --      406,000     2,544,311     10.9        --         10.7


 Terry Stepanik............     279,467             --      591,000       870,567      3.7        --          3.6



 Mario Villarreal..........     124,533             --      581,900       726,433      3.1        --          3.0


 Joe Abrell................      21,000             --       45,000        66,000        *        --            *


 John L. Nicholson(5)......     269,011        133,334       32,000       301,011      1.6      21.2          1.3


 Hayden D. Watson..........          --             --       12,000        12,000        *        --            *

 Thomas L. West, Jr........      28,000             --       12,000        40,000        *        --            *


 All current directors and
   executive officers as a
   group (9 persons).......   2,860,322        133,334    1,680,000     4,560,322     18.5        --         18.2
___________________________


*     Amount represents less than 1% of our Common Stock.

(1) To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them, subject to community property law, where applicable, and the information contained in the footnotes to this table.


(2) Applicable percentage ownership of Common Stock is based on 22,968,391 shares of Common Stock issued and outstanding as of March 1, 2004.
      Series B Preferred Stock is based on 472,249 shares of Series B Preferred Stock outstanding on March 1, 2004. Applicable percentage ownership of voting securities is based on 23,440,640 shares of Common Stock issued and outstanding as of March 1, 2004, including shares of Series B Preferred Stock convertible into Common Stock. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or convertible or exchangeable into such shares of Common Stock, held by that person, that are currently exercisable or exercisable within 60 days of March 1, 2004 are deemed outstanding.
      These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of another person.


(3) Includes 25,873 shares held by the Sterling Trust Company Trustee FBO Harvey M. Gammon.

(4) Includes 25,202 shares held by the Sterling Trust Company Trustee FBO Yeshwant Mehta.

(5) Includes 110,000 shares held by J.L. Nicholson MD Inc. 401-K FBO John L. Nicholson, 50,000 shares held by JLN Trust DTD April 26, 2001 and 10,000 shares held by John L. Nicholson MD Inc. FBO John L. Nicholson.


                      EQUITY COMPENSATION PLAN INFORMATION

         The following table sets forth certain information as to our equity compensation plans for fiscal 2003.

                                                                                              NUMBER OF SECURITIES
                                                                                            REMAINING AVAILABLE FOR
                                   NUMBER OF SECURITIES TO     WEIGHTED AVERAGE EXERCISE     FUTURE ISSUANCE UNDER
                                   BE ISSUED UPON EXERCISE       PRICE OF OUTSTANDING      EQUITY COMPENSATION PLANS
                                   OF OUTSTANDING OPTIONS,       OPTIONS, WARRANTS AND       (EXCLUDING SECURITIES
                                     WARRANTS AND RIGHTS                RIGHTS              REFLECTED IN COLUMN (a))
         PLAN CATEGORY                       (a)                          (b)                         (c)
------------------------------     -----------------------     -------------------------   -------------------------
Equity compensation plans                  282,000                       $3.85                     1,318,000
approved by the stockholders

Equity compensation plans not              124,350                       19.35                         --
approved by the stockholders

Total                                      406,350                      $23.20                     1,318,000

         The Amended and Restated 2000 Stock Option Plan is our only equity compensation plan that has been approved by the stockholders. We have also granted non-statutory stock options to purchase shares of our common stock pursuant to stock option agreements. These grants were made outside of our 2000 Stock Option Plan. The exercise price of these options were equal to the fair market value of our common stock on the date of grant. These options vested immediately and have a duration of five years. The exercise price may be paid in cash or by a net issuance.

                                    DILUTION

         The following table summarizes, on a pro forma basis as of January 31, 2004, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing and new investors purchasing shares of common stock in this offering.

                                          SHARES PURCHASED                 TOTAL CONSIDERATION
                                    --------------------------         ---------------------------   AVERAGE PRICE
                                      NUMBER          PERCENT            AMOUNT           PERCENT      PER SHARE
                                    ------------     ---------         ------------      ---------      ---------
Existing stockholders...........     22,968,391          90.1%         $54,649,383          88.8%         $2.38
New investors...................      2,516,286           9.9%           6,919,787          11.2%         $2.75
                                    ------------     ---------         ------------      ---------
  Total.........................     25,484,677         100.0%         $61,569,170         100.0%
                                    ============     =========         ============      =========

SCHEDULE OF POTENTIAL SHARES


         The following table summaries the potential shares of our common stock that may be issued upon conversion or exercise of our outstanding convertible securities.

                          DESCRIPTION                                                               SHARES
-------------------------------------------------------------------------------------------   -------------------
Common shares issued and outstanding at December 31, 2003                                           22,968,391
Common stock issuable upon conversion of $575,000 convertible note(1)                                  287,500
Common stock issuable upon conversion of $100,000 convertible notes(2)                                  39,234
Common stock issuable upon conversion of $500,000 convertible note(3)                                  175,439
Common stock issuable upon conversion of $250,000 convertible note(4)                                  555,556
Shares issuable pursuant to conversion of Series B Preferred stock(5)                                  125,933
Shares issuable at January 31, 2004 pursuant to exercise of outstanding stock options(6)             3,104,600
Shares issuable at January 31, 2004 pursuant to exercise of outstanding warrants(7)                  4,154,388
Calculated shares issuable at January 31, 2004 pursuant to warrant issued as partial
  settlement of previous financing(8)                                                                  163,079
                                                                                              -------------------
Total shares outstanding and issuable at January 31, 2004                                           31,411,041
Less: proforma Treasury stock repurchase using proceeds received from exercise of
  those warrants and options with exercise prices not greater than $2.85 per share(9)               (3,347,133)
                                                                                              -------------------
Net total shares outstanding and issuable at January 31, 2004                                       28,063,908
                                                                                              ===================


(1) In October 2003, we sold in a private placement to an accredited investor $575,000 aggregate principal amount of 1% Convertible Debentures, which are convertible into shares of our common stock at a conversion price of $2.00 per share, subject to standard anti-dilution adjustments. The maturity date of the debentures is October 2, 2004. In connection with the sale of the common stock and debentures, we also issued warrants to purchase 143,750 shares of our common stock. The warrants are fully vested and exercisable until October 2, 2006 at an exercise price of $2.00 per share, subject to standard anti-dilution adjustments.

(2) As of December 31, 2003, we have two convertible promissory notes outstanding payable to two individuals pursuant to Subscription Agreements entered into in June 2003, for aggregate gross proceeds of $100,000. The notes are convertible at 80% of the average closing price for the 20 trading days immediately preceding the conversion date. The notes earn interest at 10% per annum, the principal and any unpaid interest are due in June 2004, and interest is payable in cash on a quarterly basis. For purposes of this schedule, the notes have been assumed to have converted at the computed average closing price of our common stock as reported by the American Stock Exchange for the 20 trading days preceding January 31, 2004.

(3) On June 30, 2003, we entered into a Convertible Debentures and Warrants Agreement with an accredited investor. Pursuant to this agreement, on July 29, 2003, the investor purchased a debenture in the principal amount of $500,000 bearing an interest rate of 5% per annum and a 12% original issue discount. The debentures may be converted into shares of our common stock at any time at a conversion price equal to the closing bid price of the common stock as listed on the American Stock Exchange on the trading day immediately before the date of conversion. For purposes of this schedule, the notes have been assumed to have converted at the closing price of our common stock on January 30, 2004 of $2.85 per share.

(4) On June 30, 2003, we agreed to sell to five accredited investors an aggregate of 1,111,112 shares of our common stock for an aggregate purchase price of $500,000, or $0.45 per share, pursuant to a Securities Purchase Agreement. The investors purchased these shares from us on July 9, 2003. On August 4, 2003, the five accredited investors agreed to surrender their common stock in exchange for convertible promissory notes totaling $500,000, due August 4, 2004, with interest at 10% per annum, and warrants to purchase an aggregate of 10,000 shares of our common stock at a purchase price of $1.34 per share. The promissory notes are convertible into common stock at $0.45 per share. On September 15, 2003, one of the investors elected to fully convert his $250,000 promissory note and we issued 555,556 shares of our common stock.

(5) We have 123,666 (post-split) shares of Series B Convertible Preferred stock issued and outstanding. The Series B Convertible Preferred stock has a liquidation preference of $3.75 per share and carries a 10% cumulative dividend payable on each March 1 and September 1. We have the right to redeem the Series B at any time after issuance at a redemption price of $4.15 per share, plus any accrued but unpaid dividends. The Series B is convertible upon issuance into common stock at $3.75 per share.

(6) At January 31, 2004, we had stock options outstanding to purchase an aggregate of 3,104,600 shares of common stock.

         The weighted-average remaining life and the weighted-average exercise price of all of the options outstanding at January 31, 2004 were 8.92 years and $2.30, respectively. The exercise prices for the options outstanding at January 31, 2004 ranged from $0.55 to $50, and information relating to these options is as follows:


                                                                 Weighted-                      Weighted-Average
                                                                  Average          Weighted-       Exercise
                                Stock             Stock          Remaining         Average        Price of
          Range of             Options           Options         Contractual       Exercise        Options
      Exercise Prices        Outstanding       Exercisable          Life            Price         Exercisable
     ------------------     --------------    --------------    ------------     -----------    ----------------
     $0.55 - 5.00             2,858,500            402,500       9.40 years         $ 1.40          $  1.08
     $5.01 - 20.00              151,500            151,500       6.38 years         $ 7.14          $  7.14
     $20.01- 50.00               94,600             94,600       1.31 years         $21.98          $ 21.98
                            --------------    --------------
                              3,104,600          1,148,600                          $ 2.30          $  3.60
                            ==============    ==============

(7) At January 31, 2004, we had warrants outstanding to purchase an aggregate of 4,154,388 shares of common stock at prices ranging from $0.45 to $14.70 per share. All of our warrants are exercisable upon demand. The following table summarizes information regarding warrants:

                               Warrants         Weighted-Average Remaining     Weighted-Average
Range of Exercise Prices      Outstanding             Contractual Life          Exercise Price
------------------------      -----------             ----------------          --------------
$0.45 - 2.00                   3,650,797                2.53 years                  $  1.26
$2.01-  5.00                     430,991                1.04 years                  $  3.91
$5.01- 14.70                      72,600                1.04 years                  $ 11.23
                              ----------
                               4,154,388                2.35 years                  $  1.71
                              ==========

(8) In June 2003, we executed a new note with an existing convertible promissory note holder in the amount of $480,000. This note replaces the existing note of $150,000 and includes penalties and interest from a settlement with us of $330,000. A payment of $35,000 was due upon signing and principal and interest payments of $20,000 are due on a quarterly basis through November of 2004. On that date all remaining principal and interest outstanding is due. This note bears interest at 8% and is guaranteed by our Chief Executive Officer. On October 8, 2003 the full amount of the note and all accrued interest was paid in full.

         In addition to this note, we issued a warrant to purchase up to $1,000,000 of our common stock not to exceed 2,300,000 shares. The exercise price of the warrant is 50% of the average stock price for 10 consecutive days immediately prior to the exercise, but not less than $0.30 per share. The warrant is exercisable in thirds after specific number of days following the earlier of (i) us receiving an Effectiveness Notice confirming the completion of a registration statement filed with the Securities and Exchange Commission or (ii) one year from the date of issue. Under the terms of the agreement, the holder may exercise the warrants through a net issuance exercise wherein the amount of cash required upon exercise is deemed to have been satisfied by the cancellation of rights to purchase that number of shares determined by dividing the cash required by the then current market price of our common stock.

         For purposes of this schedule, this warrant has been assumed to have been fully exercised using the net issuance method and 50% of the average closing stock price as reported by the American Stock Exchange for the 10 consecutive days preceding January 31, 2004.


(9) Computed utilizing (i) proceeds due upon exercise of those stock options and warrants (excluding warrant described in immediately preceding note) that had exercise prices not greater than the closing price of our common stock on January 30, 2004 of $2.85 divided by (ii) the closing price of our common stock at January 30, 2004 of $2.85 per share.

                          DESCRIPTION OF CAPITAL STOCK

         We are authorized to issue 90,000,000 shares of common stock, $0.0001 per share par value and 10,000,000 shares of Preferred Stock, all with $0.0001 per share par value, to have such preferences as the Board of Directors may determine from time to time.

COMMON STOCK

         The holders of common stock have one vote per share on all matters (including election of Directors) without a provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The common stock is not redeemable and has no conversion or preemptive rights.

         In the event of our liquidation, the holders of common stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and the holders of the our senior securities. We may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore, but has paid no cash dividends on its common stock.

PREFERRED STOCK

         Under the Articles of Incorporation, the Board of Directors has the authority to issue Preferred Stock and to fix and determine its series, relative rights and preferences to the fullest extent permitted by the laws of the State of Nevada and such Articles of Incorporation. As of the date of this prospectus, we have authorized Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series X Convertible Preferred Stock.

         The shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock have certain registration rights. We are obligated to register such shares of common stock in any subsequent registration statement filed by us. The holders of such shares of common stock shall be entitled to sell simultaneously with, and upon the same terms and conditions as, the securities sold for the account of us.

         In connection with the adoption of a Rights Plan to prevent against hostile takeovers, we authorized Series X Participating Preferred Stock. The Board of Directors has declared a dividend distribution of one right to purchase one one-thousandth of a share of Series X Participating Preferred Stock at a purchase price of $4.00 per one-thousandth of a share, subject to adjustment. These rights are exercisable only upon the occurrence of certain events, including a merger or business transaction, a sale of 50% or more of the our assets or earning power and the acquisition of an acquiring person of 15% or more of our outstanding common stock. Currently no shares of Series X Participating Preferred Stock are outstanding.

                              SELLING STOCKHOLDERS

         Icon is offering for resale up to 1,344,527 shares of our common stock that it may acquire under the equity line facility. As of the date of this prospectus, Icon owned no shares of our common stock. Other than its obligation to purchase common stock under the equity line facility, Icon has no other commitments or arrangements to purchase or sell any of our securities, and Icon has not held any positions or offices or had any material relationships with us or any of our affiliates within the past three years. Assuming that Icon sells all of the shares of common stock that it may acquire from us under the equity line facility and does not otherwise acquire shares of our common stock, it will not own any shares of our common stock after the offering.

         The number of shares we are registering for resale by Icon represents the maximum number of shares that may be sold under the equity line facility. Because of possible changes in our common stock price and capital needs, as well as in the market overall, the number of shares that we are currently registering for issuance may be significantly higher than the number we ultimately sell under the equity line facility and that Icon ultimately resells under this prospectus.

         In addition, the other selling stockholders listed below are offering for resale an aggregate of 1,171,759 shares of our common stock. None of these selling stockholders has held any positions or offices or had any material relationships with us or any of our affiliates within the past three years.

         None of the selling stockholders, including Icon, are registered broker dealers.

         The following table sets forth information regarding the beneficial ownership of common stock by each of the selling stockholders and the shares being offered by the selling stockholders. Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no purchases or sales of common stock.


                                                                     NUMBER OF
                                     SHARES BENEFICIALLY OWNED      SHARES BEING   SHARES BENEFICIALLY OWNED AFTER
        SELLING STOCKHOLDERS              PRIOR TO OFFERING          OFFERED(1)                OFFERING
        --------------------              -----------------          ----------                --------
                                             Number        Percent                       Number          Percent
                                             ------        -------                       ------          -------
Icon Investors, Ltd. (2)................   1,344,527        5.85%       1,344,527            --               *
Barry Venison...........................   1,296,229        5.64%         725,650       570,579            2.48%
Bradley H. Friedel......................     523,144        2.28%          95,211       427,933            1.86%
Darren Michael Ridge....................     126,948           *          126,948            --               *
Amara Group, Inc. (3)...................     105,000           *          105,000            --               *
Bridgewater Capital Corporation(4)......      47,391           *           17,391        30,000               *
John Charles Bryan Barnes...............     558,022        2.43%         101,559       456,463            1.99%
__________________


* Less than 1 %


(1) Percentage ownership is based on 22,968,391 shares of common stock outstanding as of March 1, 2004. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity prior to the offering, we deemed outstanding shares of common stock subject to options and shares of common stock subject to warrants held by that person that are currently exercisable or exercisable within 60 days of March 1, 2004. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person. Shares subject to options exercisable were treated the same as described above.


(2) Icon is offering for resale up to 1,344,527 shares of our common stock that it may acquire under the equity line facility. Pierce Lougham has sole voting and investment power with respect to the shares to be sold to Icon Investors, Ltd.

(3) David Walters and David Hirschhorn have shared voting and investment power with respect to the shares beneficially owned by the Amara Group, Inc.

(4) Urban Smedeby, Andre Isechong and Jack Thomsen have shares voting and investment power with respect to shares beneficially owned by Bridgewater Capital Corporation.

                              PLAN OF DISTRIBUTION

         The selling stockholders, which term includes Icon and its transferees, donees, devisees, pledgees or distributees, are offering the shares of common stock offered by this prospectus for their own account. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. Icon is an "underwriter," as defined in the Securities Act, in connection with the sale of the shares offered by Icon under this prospectus. Icon may be offering for sale up to 1,344,527 shares of common stock acquired by it pursuant to the terms of the equity line facility, which are more fully described in "Equity Line Financing Agreement."

         The selling stockholders may, from time to time, sell all or a portion of the shares covered by this prospectus:

         o on the American Stock Exchange, or on such other exchange or market where our stock is traded;

         o    to broker-dealers purchasing shares for their own accounts;

         o in ordinary brokerage transactions where the broker solicits purchases;

         o    in privately negotiated transactions;

         o    in block trades; and

         o    in any combination of such methods of sale.

         The selling stockholders will make such sales at fixed prices that may change, at market prices prevailing at the time of sale, at prices related to prevailing prices or at negotiated prices. The selling stockholders are not restricted as to the price at which they may sell the shares offered by this prospectus and will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. The selling stockholders may transfer or otherwise dispose of their shares by other means not described in this prospectus, and may elect not to sell any or all of the shares covered by this prospectus.

         The selling stockholders may effect sales by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders. The selling stockholders have informed us that no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of shares of our common stock by the selling stockholders.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders, and if it acts as agent for the purchaser of the shares of common stock, from the purchaser. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share. To the extent that a broker-dealer is unable to do so acting as agent for the selling stockholders, it will purchase as principal any unsold shares at the price required to fulfill its commitment to the selling stockholders. Broker-dealers who acquire shares as principals may resell the shares from time to time in transactions that may involve block transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of the shares commissions computed as described above.

         Any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales in which they participate. If any broker- dealers or agents are deemed to be "underwriters," then any commissions they receive and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         The selling stockholders and any other persons participating in the sale or distribution of the shares of common stock offered by this prospectus will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act and related rules and regulations, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our common stock by the selling stockholders or any other such person. Under these rules and regulations, the selling stockholders and such other persons:

         o may not engage in any stabilization activity in connection with shares of our common stock;

         o may not engage in any passive market-making transactions in shares of our common stock except as permitted by Rule 103 of Regulation M;

         o must furnish each broker which offers shares of our common stock covered by the prospectus with the number of copies of this prospectus and any prospectus supplement that the broker requires; and

         o may not bid for or purchase any shares of our common stock or attempt to induce any person to purchase any shares of our common stock other than as permitted by the Exchange Act.

         These restrictions may affect the marketability of the shares of our common stock offered by the selling stockholders.

         Icon has agreed that during the term of the equity line financing agreement it will not directly or indirectly offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of our common stock except shares that Icon or its affiliates own or are obligated to purchase under the provisions of a pending drawdown request.

         We have agreed to indemnify Icon, its officers, directors, employees and agents, and each person who controls Icon and their officers, directors, employees and agents and certain selling stockholders against specified liabilities, including liabilities under the Securities Act, arising out of any untrue statement or alleged untrue statement of a material fact contained in this prospectus or the registration statement of which this prospectus is a part, or the omission or alleged omission of a material fact required to be stated in this prospectus or the registration statement or necessary to make the statements in this prospectus and the registration statement not misleading, except to the extent the losses are based on information furnished to us in writing by Icon for use in the registration statement and except to the extent that we have corrected the untrue statement or omission or alleged untrue statement or omission in an amendment or supplement to the prospectus that we have furnished to Icon and Icon fails to deliver the corrected prospectus to the person claiming losses.

         Icon's underwriting compensation will depend on the per share purchase price or prices that it pays for shares of our common stock in connection with drawdowns under the equity line facility, calculated as described above in "Equity Line Financing Agreement." In addition, we have also agreed to reimburse Icon $10,000 for its legal, escrow and due diligence fees and expenses in connection with the negotiation of the equity line facility.

         We have agreed to pay fees and expenses incident to the registration of shares for certain selling stockholders. We have also agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities.

         Certain of the selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under the prospectus.

                                  LEGAL MATTERS

         The validity of common stock offered by this prospectus is being passed upon for US Dataworks by Pillsbury Winthrop LLP, Palo Alto, California.

                                     EXPERTS

         Ham, Langston & Brezina, LLP, independent accountants, have audited our financial statements for fiscal year 2003 included in our Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 2003.

         Singer Lewak Greenbaum & Goldstein LLP, independent accountants, have audited our financial statements for fiscal year 2002 included in our Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 2003.

         Our financial statements are included in this prospectus in reliance upon the reports of Ham, Langston & Brezina, LLP and Singer Leewak Greenbaum & Goldstein LLP given upon their authority as experts in accounting and auditing.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Sections 78.7502 and 78.751 of the General Corporation Law of Nevada provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Nevada Law provides, among other things, that a corporation may indemnify a person who was or is a party to or is threatened to be made a party to, any threatened pending or completed action by reason of their service to the corporation. Expenses include attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action suit or proceeding. In order to be entitled to indemnification such person must have reasonably relied on information provided by the corporation or acted in good faith. Further, discretionary indemnification may be authorized by the Board of Directors, the stockholders, a majority vote of a quorum of disinterested directors, of if no quorum can be obtained, by legal opinion of counsel. Article VI of the Registrant's Amended and Restated Bylaws (Exhibit 3(ii) to the Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the General Corporation Law of Nevada.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          ____________________________

         We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of US Dataworks common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

                       REPORT OF INDEPENDENT ACCOUNTANT




Board of Directors and Shareholders
US Dataworks, Inc.


         We have audited the accompanying balance sheet of US Dataworks, Inc. as of March 31, 2003, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of US Dataworks, Inc. as of March 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, during the year ended March 31, 2003, the Company incurred a net loss of $3,116,717, and it had negative cash flows from operations of $1,203,109. In addition, the Company had an accumulated deficit of $32,744,531 at March 31, 2003. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         As discussed in Note 3 to the financial statements, the Company changed its method of accounting for goodwill and other intangibles in fiscal year 2003.



/s/ Ham, Langston & Brezina, LLP

Houston, Texas
July 11, 2003

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Shareholders
US Dataworks, Inc. (formerly Sonicport, Inc.)
and Subsidiary



         We have audited the accompanying consolidated balance sheet of US Dataworks, Inc. (formerly Sonicport, Inc.) and subsidiary as of March 31, 2002, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the year ended March 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of US Dataworks, Inc. (formerly Sonicport, Inc.) and subsidiary as of March 31, 2002, and the consolidated results of their operations and their consolidated cash flows for the year ended March 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, during the year ended March 31, 2002, the Company incurred a net loss of $(11,009,621), and it had negative cash flows from operations of $(2,273,286). In addition, the Company had an accumulated deficit of $(29,627,814) at March 31, 2002. The factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         As discussed in Note 1, the Company previously recorded the acquisition of US Dataworks in a manner similar to a pooling of interests. Management has reassessed the facts and circumstances of the transaction and has changed the method used to record the acquisition from a manner similar to a pooling of interests to the purchase method, which is in conformity with accounting principles generally accepted in the United States of America. At March 31, 2002, the change in accounting method has resulted in an increase in property and equipment, net of $946,400, goodwill increased $14,133,629 and shareholders' equity increased $15,080,029.


                                      /s/ Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
June 7, 2002 (except for Note 1, as
to which the date is May 5, 2003)


                               US DATAWORKS, INC.

                                  BALANCE SHEET

                                 MARCH 31, 2003



ASSETS
------
Current assets:
  Cash and cash equivalents                                             $      8,564
  Accounts receivable                                                        469,781
    Prepaid expenses and other current assets                                180,920
                                                                        -------------

    Total current assets                                                     659,265

Property and equipment, net                                                  822,796

Goodwill, net                                                             14,133,629

Other assets                                                                  22,424
                                                                        -------------

      Total assets                                                      $ 15,638,114
                                                                        =============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Current liabilities:
  Notes payable                                                         $    172,990
  Notes payable - related parties                                          1,612,000
  Current portion of capital lease obligations                                 6,728
  Current portion of convertible promissory notes, net of
    unamortized discount of $18,954                                        1,425,447
  Deferred revenue                                                           241,450
  Accounts payable                                                           704,351
  Accrued expenses                                                           896,643
  Interest payable, including $94,075 to related parties                     107,588
  Due to related party                                                        81,885
  Note Payable related to discontinued operations                            961,627
                                                                        -------------

    Total current liabilities                                              6,210,709

Convertible promissory notes, net of current portion                         150,000
                                                                        -------------

      Total liabilities                                                    6,360,709
                                                                        -------------

Commitments and Contingencies

         Shareholders' Equity:

  Convertible Series A preferred stock, $0.0001 par value; 800,000 shares authorized; 640,000 shares issued and outstanding;
    $2.50 liquidation preference, dividends of $481,028 in arrears                64
  Convertible Series B preferred stock, $0.0001 par value; 700,000 shares authorized; 629,666 shares issued and outstanding;
    $0.75 liquidation preference, dividends of $99,814 in arrears                 63
  Common stock, $0.0001 par value; 90,000,000 shares authorized;
    11,907,134 shares issued and outstanding                                   1,191
Common stock committed, 72,487 shares                                         48,000
Additional paid-in capital                                                41,972,618
Accumulated deficit                                                      (32,744,531)
                                                                        -------------

      Total shareholders' equity                                           9,277,405
                                                                        -------------

        Total liabilities and shareholders' equity                      $ 15,638,114
                                                                        =============

   The accompanying notes are an integral part of these financial statements.


                                         US DATAWORKS, INC.

                                      STATEMENTS OF OPERATIONS
                             FOR THE YEARS ENDED MARCH 31, 2003 AND 2002

                                                                 2003                2002
                                                             -------------      -------------
Revenues:
  Software licensing revenues                                $  1,250,783       $    317,500
  Software maintenance revenues                                   291,759            159,100
  Professional services revenues                                  625,583            572,354
                                                             -------------      -------------

    Total revenues                                              2,168,125          1,048,954
                                                             -------------      -------------

Cost of Sales                                                     537,663            366,394
                                                             -------------      -------------

    Gross Profit                                                1,630,462            682,560
                                                             -------------      -------------

Operating expenses:
  General and administrative                                    2,951,883          2,697,469
  Depreciation and amortization                                   301,002          2,676,882
  Loss on disposal of property and equipment                       83,168                 --
                                                             -------------      -------------

    Total operating expenses                                    3,336,053          5,374,351
                                                             -------------      -------------

Loss from operations                                           (1,705,591)        (4,691,791)
                                                             -------------      -------------

Other income (expense):
  Interest income                                                      --              3,630
           Financing costs                                       (492,239)        (2,362,844)

  Interest expense                                               (787,234)        (2,307,899)
  Interest expense - related parties                             (137,076)          (226,226)
  Other income (expense)                                            5,423             (3,000)
                                                             -------------      -------------

    Total other income (expense)                               (1,411,126)        (4,896,339)
                                                             -------------      -------------

Loss before provision for income taxes                         (3,116,717)        (9,588,130)

Provision for income taxes                                             --              1,616
                                                             -------------      -------------

Loss from continuing operations before discontinued
  operations and extraordinary item                            (3,116,717)        (9,589,746)

Discontinued operations:
  Loss from operations of discontinued division, net of
    provision for income taxes of $-0-                                 --         (1,419,875)
                                                             -------------      -------------

Net loss                                                     $ (3,116,717)      $(11,009,621)
                                                             =============      =============

Preferred stock dividends                                              --            264,698
                                                             =============      =============

Net loss available to common shareholders                    $ (3,116,717)      $(11,274,319)
                                                             =============      =============

Basic and diluted loss per share:
  From continuing operation                                  $      (0.27)      $      (1.06)
  From discontinued operations                                         --              (0.16)
                                                             -------------      -------------

    Total basic and diluted loss per share                   $      (0.27)      $      (1.22)
                                                             =============      =============

Basic and diluted weighted-average shares outstanding          11,478,269          9,031,745
                                                             =============      =============

             The accompanying notes are an integral part of these financial statements.

                                                        US DATAWORKS, INC.
                                                STATEMENTS OF SHAREHOLDERS' EQUITY
                                            FOR THE YEARS ENDED MARCH 31, 2003 AND 2002

                                                  Preferred Stock
                                       -------------------------------------------
                                       Convertible Series A   Convertible Series B         Common Stock
                                       --------------------   --------------------    --------------------    Common Stock
                                        Shares       Amount     Shares      Amount      Shares      Amount     Committed

Balance, March 31, 2001                640,000         $64     642,999         $64    8,699,757      $870       $255,000
Rescission of Series B Preferred
Stock                                       --          --    (13,333)         (1)           --        --             --
Common stock committed for
Conversion of convertible
promissory notes                            --          --          --          --           --        --      1,424,259
Common stock issuance costs                 --          --          --          --           --        --             --
Warrants issued for
Financing costs of promissory
notes                                       --          --          --          --           --        --             --
Lock-up agreements                          --          --          --          --           --        --             --
Services rendered                           --          --          --          --           --        --             --
Interest from fixed conversion
features                                    --          --          --          --           --        --             --
Common stock issued for
Cash                                        --          --          --          --      359,080        36             --
Exercise of warrants                        --          --          --          --        2,000        --             --
Committed stock                             --          --          --          --       95,000        10      (255,000)
Services rendered                           --          --          --          --      373,771        37             --
Employee severance                          --          --          --          --        4,000        --             --
Lock-up agreements                          --          --          --          --      160,903        16             --
Financing costs                             --          --          --          --      745,179        75             --
Common stock issued with
promissory notes                            --          --          --          --       15,200         2
Subscription receivable                     --          --          --          --           --        --             --
                                                                                                          (continued below)

                                         Additional
                                            Paid-In     Treasury    Accumulated    Subscription
                                           Capital       Stock       Deficit       Receivable      Total
                                           -------       -----       -------       ----------      -----
Balance, March 31, 2001                  $35,538,895         --  $(18,353,495)            --   $17,441,398
Rescission of Series B Preferred
Stock                                        (9,999)         --             --            --       (10,000)
Common stock committed for
Conversion of convertible
promissory notes                                             --             --            --     1,424,259
Common stock issuance costs                 (75,968)                                               (75,968)
Warrants issued for
Financing costs of promissory
notes                                        314,022         --             --            --       314,022
Lock-up agreements                            11,520         --             --            --        11,520
Services rendered                             64,000         --             --            --        64,000
Interest from fixed conversion
features                                     747,660         --             --            --       747,660
Common stock issued for
Cash                                         349,964         --             --            --       350,000
Exercise of warrants                           3,000         --             --            --         3,000
Committed stock                              254,990         --             --            --            --
Services rendered                            179,149         --             --            --       179,186
Employee severance                            11,520         --             --            --        11,520
Lock-up agreements                           240,589         --             --            --       240,605
Financing costs                            2,123,348         --             --            --     2,123,423
Common stock issued with
promissory notes                              26,242         --             --            --        26,244
Subscription receivable                     (28,990)         --             --      (21,010)       (50,000)


                            The accompanying notes are an integral part of these financial statements.


                                                        US DATAWORKS, INC.

                                                STATEMENTS OF SHAREHOLDERS' EQUITY
                                            FOR THE YEARS ENDED MARCH 31, 2003 AND 2002



                                             Preferred Stock
                                  -------------------------------------------
                                  Convertible Series A   Convertible Series B        Common Stock
                                  --------------------   --------------------   --------------------    Common Stock
                                   Shares       Amount     Shares      Amount     Shares      Amount     Committed
  Common stock returned for
  notes payable                       --         --           --          --           --         --            --
  Cancellation of treasury
  stock                               --         --           --          --    (305,600)       (31)            --
  Preferred dividends                 --         --           --          --           --         --            --
  Net loss                            --         --           --          --           --         --            --
                                 -------- ----------     -------- -----------  ----------- ----------   -----------
  Balance, March 31, 2002        640,000  $      64      629,666  $       63   10,149,290  $   1,015    $1,424,259
                                 ======== ==========     ======== ===========  =========== ==========   ===========

                                                                                                   (continued below)

                                         Additional
                                            Paid-In     Treasury    Accumulated    Subscription
                                           Capital       Stock       Deficit       Receivable      Total
                                           -------       -----       -------       ----------      -----
  Common stock returned for
  notes payable                             --    (220,000)             --             --      (220,000)
  Cancellation of treasury
  stock                              (219,969)      220,000             --             --             --
  Preferred dividends                       --           --      (264,698)             --      (264,698)
  Net loss                                  --           --   (11,009,621)             --   (11,009,621)
                                   ------------ ------------ -------------  --------------  ------------
  Balance, March 31, 2002          $39,529,973  $        --  $(29,627,814)   $    (21,010)  $11,306,550
                                   ============ ============ =============  ==============  ============


                            The accompanying notes are an integral part of these financial statements.


                                                        US DATAWORKS, INC.

                                                STATEMENTS OF SHAREHOLDERS' EQUITY
                                            FOR THE YEARS ENDED MARCH 31, 2003 AND 2002



                                          Preferred Stock
                               -------------------------------------------
                               Convertible Series A   Convertible Series B         Common Stock
                               --------------------   --------------------    --------------------    Common Stock
                                Shares       Amount     Shares      Amount      Shares      Amount     Committed
  Balance, March 31, 2002        640,000  $      64     629,666  $       63   10,149,290  $  1,015  $    1,424,259
  Common stock committed
  for conversion of
  convertible promissory
  notes                               --         --          --          --           --        --  $      178,000
  Warrants issued for
  services rendered                   --         --          --          --           --        --              --
  Interest from fixed
   conversion features                --         --          --          --           --        --              --
  Common stock issued for
  Exercise of warrants                --         --          --          --        1,250        --              --
  Committed stock                     --         --          --          --    1,281,942       128     (1,554,259)
  Services rendered                   --         --          --          --      201,750        20              --
  Notes payable conversion            --         --          --          --      166,667        17              --
  Financing costs                     --         --          --          --       89,027         9              --
  Other                               --         --          --          --        2,348        --              --
  Subscription receivable             --         --          --          --       14,860         1              --
  Net loss                            --         --          --          --           --        --              --
                                 -------- ----------    -------- -----------  ----------- --------- ---------------
  Balance, March 31, 2003        640,000  $      64     629,666  $       63   11,907,134  $  1,190  $       48,000
                                 ======== ==========    ======== ===========  =========== ========= ===============

                                                                                                   (continued below)

                                     Additional
                                        Paid-In     Treasury    Accumulated    Subscription
                                       Capital       Stock       Deficit        Receivable       Total
                                       -------       -----       -------        ----------       -----
 Balance, March 31, 2002           $  39,529,973  $      --  $ (29,627,814)  $    (21,010)  $   11,306,550
 Common stock committed
 for conversion of
 convertible promissory
 notes                                        --         --              --             --  $      178,000
 Warrants issued for
 services rendered                        69,371         --              --             --          69,371
 Interest from fixed
  conversion features                    393,851         --              --             --         393,851
 Common stock issued for
 Exercise of warrants                      1,500         --              --             --           1,500
 Committed stock                       1,554,131         --              --             --              --
 Services rendered                       223,096         --              --             --         223,116
 Notes payable conversion                 99,983         --              --             --         100,000
 Financing costs                          97,407         --              --             --          97,416
 Other                                     3,300         --              --             --           3,300
 Subscription receivable                       7         --              --         21,010          21,018
 Net loss                                     --         --     (3,116,717)             --     (3,116,717)
                                   -------------- ---------- --------------  -------------- --------------
 Balance, March 31, 2003           $  41,972,619  $      --  $ (32,744,531)  $          --  $    9,277,405
                                   ============== ========== ==============  ============== ===============


                            The accompanying notes are an integral part of these financial statements.

                                         US DATAWORKS, INC.

                                      STATEMENTS OF CASH FLOWS

                             FOR THE YEARS ENDED MARCH 31, 2003 AND 2002


                                                                     2003              2002
                                                                 ------------      ------------
Cash flows from operating activities:
  Net loss from continuing operations                            $(3,116,717)      $(9,589,746)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization of property and equipment          301,002           321,278
    Amortization of goodwill                                              --         2,355,604
    Loss on disposal of property and equipment                        83,168                --
    Interest charges on convertible promissory notes                 583,322         2,280,364
    Issuance of stock for services rendered                          223,116           179,186
    Issuance of stock for employee severance                              --            11,520
    Issuance of stock for lock-up agreement                               --           240,605
    Issuance of stock for financing costs                             97,416         2,123,423
    Issuance of warrants for lock-up agreements                           --            11,520
    Issuance of warrants for services                                 69,371            64,000
    Accrual for settlement of promissory note                        365,000                --
    Other                                                              3,300                --
     Changes in operating assets and liabilities:
      Accounts receivable                                           (299,108)            8,910
      Work in progress                                                11,312           (11,312)
      Prepaid expenses and other current assets                     (134,027)           26,046
      Other assets                                                    10,382           (13,212)
      Deferred revenue                                               (21,473)          262,923
      Accounts payable                                               258,292           102,412
      Accrued expenses                                               272,475           194,779
      Interest payable                                                  (873)           36,472
      Interest payable - related parties                              85,681             5,366
      Other                                                            5,252                --
                                                                 ------------      ------------

        Net cash used in continuing operations                    (1,203,109)       (1,389,862)
        Net cash used in discontinued operations                          --          (883,424)
                                                                 ------------      ------------

        Net cash used in operating activities                     (1,203,109)       (2,273,286)
-----------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchase of property and equipment                                 (38,938)          (23,517)
  Repayments to related parties                                      (27,379)          (11,619)
                                                                 ------------      ------------

        Net cash used in investing activities                        (66,317)          (35,136)
-----------------------------------------------------------------------------------------------


             The accompanying notes are an integral part of these financial statements.

                                         US DATAWORKS, INC.

                                      STATEMENTS OF CASH FLOWS

                             FOR THE YEARS ENDED MARCH 31, 2003 AND 2002


                                                           2003               2002
                                                       ------------      ------------
Cash flows from financing activities:
  Payments on capital lease obligations                    (18,068)          (10,157)
  Proceeds from notes payable                               51,103           145,000
  Repayment of notes payable                              (327,698)         (103,969)
  Proceeds from notes payable - related party            1,053,000           396,000
  Repayment of notes payable - related party               (96,000)          (11,000)
  Proceeds from convertible promissory notes               822,500         1,065,000
  Repayment of convertible promissory notes               (175,000)         (150,000)
  Repayment of note from discontinued operation           (188,373)               --
  Proceeds from common stock                                    --           300,000
  Stock issuance costs                                          --           (75,968)
  Proceeds from subscription receivables                    21,010                --
  Proceeds from exercise of warrants                         1,500             3,000
  Rescission of preferred stock                                 --           (10,000)
  Payment of dividends                                          --          (264,698)
                                                       ------------      ------------


        Net cash provided by financing activities        1,143,974         1,283,208
-------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                 (125,452)       (1,025,214)
Cash and cash equivalents, beginning of year               134,016         1,159,230
                                                       ------------      ------------

Cash and cash equivalents, end of year                 $     8,564       $   134,016
=====================================================================================

Supplemental disclosures of cash flow information

  Interest paid                                        $   206,380       $   265,302

  Income taxes paid                                    $        --       $     1,616
=====================================================================================

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

         During the year ended March 31, 2002, we completed the following:

         o certain founding shareholders of the Parent exchanged 305,600 shares of common stock for notes payable valued at $220,000. During the year ended March 31, 2002, the 305,600 shares of treasury stock were cancelled.

         o issued 95,000 shares of common stock valued at $255,000, which were committed prior to March 31, 2001.

         o recorded a discount on notes payable of $26,244 related to the issuance of warrants to purchase 2,400 shares of common stock and 15,200 shares of common stock attached to the promissory notes.

         o committed to issue 370,664 shares of common stock upon the conversion of $1,387,500 of convertible promissory notes and $36,759 of interest payable.

         o recorded a discount on convertible promissory notes of $314,022 related to the issuance of warrants to purchase 632,900 shares of common stock.

         o recorded interest expense of $747,660 related to the issuance of convertible promissory notes with fixed conversion features.

   The accompanying notes are an integral part of these financial statements.

                               US DATAWORKS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               _________________


1.       ORGANIZATION AND BUSINESS

GENERAL

         US Dataworks, Inc. (the "Parent" or the "Company"), a Nevada corporation, develops, markets, and supports payment processing software for the financial services industry. Its customer base includes many of the largest financial institutions as well as credit card companies, government institutions, and high-volume merchants in the United States. It also has a strategic alliance with BancTec, Inc. and through October 2002, with CheckFree Corporation to license the Parent's software for its banking customers and Thomson Financial Publishing, a unit of Thomson Corporation, to incorporate its EPICWare database into the Parent's products. Prior to acquiring US Dataworks, Inc., a Delaware corporation, the Parent was a financial services company specializing in the integration of proprietary software applications with Applications Service Provider ("ASP") services and an internet service provider ("ISP"). During July and December 2001, the Parent started shutting down its ISP and ASP operations, respectively, and at March 31, 2002 all ISP and ASP activities had ceased.

         As of May 18, 1999, the Parent, previously known as New World Publishing, Inc. ("New World"), a Colorado corporation, entered into an Agreement and Plan of Reorganization with Communications Television, Inc. ("CTV"), a California corporation (incorporated on July 20, 1998), whereby all of the outstanding shares of common stock of CTV were exchanged for an aggregate of 3,804,033 shares of New World. For accounting purposes, the transaction has been treated as a recapitalization of CTV, with CTV as the accounting acquirer (reverse acquisition), and has been accounted for in a manner similar to a pooling of interests. The operations of New World have been included with those of CTV from the acquisition date. New World was incorporated in Colorado on December 28, 1994. New World had minimal assets and liabilities at the date of the acquisition and did not have significant operations prior to the acquisition. As of November 11, 1999, CTV's name was changed to Sonicport.com, Inc.

         On October 12, 1999, a special meeting of the shareholders was held, and the following actions were approved by the shareholders: (i) the change of name to "Sonicport.com, Inc." from "New World Publishing, Inc." (ii) the adoption of the 1999 Stock Option Plan, and (iii) the change of the state of incorporation to Nevada from Colorado. As of October 18, 1999, New World Publishing, Inc.'s named was changed to Sonicport.com, Inc. In February 2000, Sonicport.com, Inc. effected its change of state of incorporation from Colorado to Nevada. In February 2001, Sonicport.com, Inc.'s name was changed to Sonicport, Inc. As of March 26, 2002, Sonicport, Inc.'s name was changed to US Dataworks, Inc. On March 21, 2002, the Parent dissolved Sonicport.com, Inc., a California corporation. On May 23, 2002, the Parent combined with US Dataworks, Inc., a Delaware corporation, and US Dataworks, Inc., a Delaware corporation, was dissolved.

         RESTATEMENT
         -----------

         The Company previously recorded the acquisition of US Dataworks in a manner similar to a pooling of interests. Management has reassessed the facts and circumstances of the transaction and has changed the method used to record the acquisition from a manner similar to a pooling of interests to the purchase method, which is in conformity with generally accepted accounting principles. The effect of the restatement on net sales, cost of sales, gross profit, net loss, basic and diluted loss per common share, and shareholders' deficit as of and for the year ended March 31, 2002 is as follows:

                            AS ORIGINALLY       RESTATEMENT
                               REPORTED          ADJUSTMENTS        AS RESTATED
                               --------          -----------        -----------

Net sales                   $  1,048,954       $          --       $  1,048,954
Cost of sales                         --                  --                 --
Gross profit                   1,048,954                  --          1,048,954
Net loss                      (8,417,417)         (2,592,204)       (11,009,621)

Loss per common share:
  Basic                     $      (0.93)      $          (0.29)   $      (1.22)
  Diluted                   $      (0.93)      $          (0.29)   $      (1.22)

2.       GOING CONCERN

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company incurred a net loss of $3,116,717 and had negative cash flows from operations of $1,203,109 during the year ended March 31, 2003, and it had an accumulated deficit of $32,744,531 as of March 31, 2003. These factors raise substantial doubt about the Company's ability to continue as a going concern.

         Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. The Company's attainment of profitable operations is dependent upon its obtaining adequate debt and equity financing and achieving a level of sales adequate to support the Company's cost structure. In addition, realization of a major portion of the assets in the accompanying balance sheet is dependent upon the Company's ability to meet its financing requirements and the success of its plans to sell its products. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

         Management plans to raise additional debt and equity capital, continue to develop its products and marketing and reduce general and administrative expenditures.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

         The Company recognizes revenues in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition." The Company licenses its software products under nonexclusive, nontransferable license agreements. These arrangements do not require significant production, modification, or customization, therefore, revenue is recognized when a license agreement has been signed, delivery of the software product has occurred, the related fee is fixed or determinable, and collectibility is probable. If professional services were provided in conjunction with the installation of the software licensed, revenue is recognized when these services have been provided.

         For license agreements that include a separately identifiable fee for contracted maintenance services, such revenues are recognized on a straight-line basis over the life of the maintenance agreement noted in the agreement, but following any installation period of the software.

         In December 1999, Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," was issued. SAB No. 101 provides the SEC staff's views in applying generally accepted accounting principles to selected revenue recognition issues, including software revenue recognition. The Company adopted SAB No. 101 in the fourth quarter of year ended March 31, 2002. The adoption of SAB No. 101 did not have a material effect on the Company's financial position or results of operations.

CASH AND CASH EQUIVALENTS

         For the purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

         Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over estimated useful lives as follows:

         Furniture and fixtures                           5 years
         Telephone equipment                              5 to 10 years
         Computer equipment                               5 years
         Computer software                                5 years
         Leasehold improvements                           Shorter of initial
                                                          lease period or
                                                          useful life of asset

         Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations.

IMPAIRMENT OF LONG-LIVED ASSETS

         The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets.

GOODWILL

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which was effective for fiscal years beginning after December 15, 2001. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives but requires that these assets be reviewed for impairment at least annually or on an interim basis if an event occurs or circumstances change that could indicate that their value has diminished or been impaired. Other intangible assets will continue to be amortized over their estimated useful lives. The Company evaluates the remaining useful lives of these intangibles on an annual basis to determine whether events or circumstances warrant a revision to the remaining period of amortization. Pursuant to SFAS 142, amortization of goodwill recorded in business combinations prior to June 30, 2001 ceased effective March 31, 2002. Goodwill resulting from business combinations completed after June 30, 2001 will not be amortized.

         A transitional impairment test was completed on the Company's goodwill balance as of April 1, 2002. This impairment test is performed in two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the fair value of the entity to its carrying value, including goodwill. If the carrying value exceeded the fair value, a second step is performed, which compares the implied fair value of the entity's goodwill with the carrying amount of that goodwill, to measure the amount of the goodwill impairment, if any. Based on step one of this test, the Company did not have an impairment of goodwill to record in the quarter ended June 30, 2002.

         SFAS 142 also requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of the entity below its carrying amount. The Company completed its annual test of impairment and based on that test, goodwill was not impaired for the year ended March 31, 2003.

         The following table reconciles net loss and loss per share as reported for the years ended March 31, 2003 and 2002 to net loss and loss per share as adjusted to exclude amortization expense, net of taxes, related to goodwill that is no longer being amortized:

                                                       YEAR ENDED MARCH 31,
                                                     2003              2002
                                                 -------------    -------------

           Reported net loss                     $ (3,116,717)    $(11,009,621)
           Add back: goodwill amortization                  -        2,355,604
           Adjusted net loss                       (3,116,717)      (8,654,017)

           Basic and diluted loss per share:
             Reported net loss                   $      (0.27)     $     (1.22)
             Add back: goodwill amortization                 -            0.26
             Adjusted net loss                          (0.27)           (0.96)


FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, and due to related party, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable, notes payable - related parties, and note payable - affiliate also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same or the difference is immaterial.

STOCK OPTIONS


         SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation.


ADVERTISING EXPENSE

         Advertising costs are charged to expense as incurred. For the years ended March 31, 2003 and 2002, the Company recorded advertising expense of $22,433 and $12,715, respectively.

INCOME TAXES

         The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes, if applicable, represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

LOSS PER SHARE

         The Company calculates loss per share in accordance with SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

         The following potential common stock equivalents have been excluded from the computation of diluted net loss per share for the periods presented because the effect would have been anti-dilutive (Options and Warrants typically convert on a one for one basis, see conversion details of the preferred stock in footnote 12 for the common stock shares issuable upon conversion):

                                                                                        AS OF MARCH 31,
                                                                                      2003           2002
                                                                                      ----           ----
Options outstanding under the Company's stock option plans                           282,000        580,000

Options granted outside the Company's stock option plans                             124,350        210,050

Warrants issued in conjunction with convertible Series B preferred stock             125,933        125,933

Warrants issued in conjunction with private placements                               106,300        106,300

Warrants issued as a financing cost for notes payable and convertible
     notes payable                                                                   740,033        632,100

Warrants issued in conjunction with lock-up agreements                               145,952        145,952

Warrants issued for services rendered                                                378,400        348,400

Warrants issued as part of the acquisition of the Subsidiary                          67,200         67,200

Convertible Series A preferred stock (a)                                           4,637,681      1,871,345

Convertible Series B preferred stock (b)                                             125,933        125,933

(a) The Series A is convertible into shares of common stock as determined by dividing $2.50 by 60% of the average closing bid price of the Company's common stock for the 10 trading days prior to the conversion. The number of common stock equivalents attributable to a potential conversion of the Series A preferred stock has been calculated based upon the closing bid price of the Company's common stock for the 10 trading days prior to March 31, 2003 and 2002, respectively. Subsequent to March 31, 2003, all outstanding shares of Series A were converted pursuant to the terms into 1,994,286 shares of common stock.

(b) The Series B is convertible into shares of common stock at a conversion price of $3.75 per share.

RECLASSIFICATIONS

         Certain amounts included in the prior year financial statements have been reclassified to conform with the current year presentation. Such reclassification did not have any effect on reported net loss.

ESTIMATES

         The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

         The Company sells its products throughout the United States and extends credit to its customers. It also performs ongoing credit evaluations of such customers. The Company does not obtain collateral to secure its accounts receivable. The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary.

         Two customers of the Company accounted for 14% and 10% of the Company's net sales for the year ended March 31, 2003. Two customers of the Company accounted for 40% and 10% of the Company's net sales for the year ended March 31, 2002. Additionally, the Company's strategic resellers accounted for 45% and 40% of the Company's net sales for the year ended March 31, 2003 and 2002, respectively.

         At March 31, 2003, amounts due from strategic resellers or significant customers accounted for 55% and 23% of accounts receivable.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." This statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Pre-Acquisition Contingencies of Purchased Enterprises." All business combinations in the scope of this statement are to be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method for those business combinations is prohibited. This statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

         In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of long-lived assets, except for certain obligations of lessees. This statement is effective for fiscal years beginning after June 15, 2002. The Company does not expect adoption of SFAS No. 143 to have a material impact on its financial position or results of operations.

         In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business, and amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company adopted this statement on April 1, 2002 and it did not have a material impact on its financial position or results of operations.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002 and the changes related to lease accounting are effective for transactions occurring after May 15, 2002. The Company will adopt this statement on April 1, 2003 and does not anticipate that it will have a material impact on its financial position or results of operations.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. In addition, SFAS No. 146 establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002, but early adoption is permitted. The adoption of SFAS No. 146 did not impact the Company's financial position or results of operations.

         In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions." SFAS No. 147 removes the requirement in SFAS No. 72 and Interpretation 9 thereto, to recognize and amortize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." In addition, this statement amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include certain financial institution-related intangible assets. The Company does not expect adoption of SFAS No. 147 to have a material impact on its financial position or results of operations.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," an amendment of SFAS No.
123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. The Company has adopted the disclosure requirements of SFAS No. 148. The transition methods will not have a material impact on the Company's financial statements as management does not have any intention to change to the fair value method.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characters of Both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect adoption of SFAS No. 150 to have a material impact on its financial position or results of operations.

4.       ACQUISITIONS

         Effective March 31, 2001, and with a closing date of April 2, 2001, the Parent acquired 100%, or 714,286 shares, of the outstanding common stock of US Dataworks, Inc. (the "Subsidiary"), a Delaware corporation, (formerly known as Allstate Dataworks, Inc.) in exchange for 2,933,333 new shares of the Parent's common stock and warrants to purchase 200,000 shares of the Parent's common stock. The warrants have an exercise price of $3.65, vest immediately, and expire on April 2, 2006. In addition, certain shareholders of the Parent transferred their ownership in 800,000 shares of the Parent's common stock to the shareholders of the Subsidiary. Of the Subsidiary's shares, 175,714 were acquired from officers of the Subsidiary who are also officers of the Parent.

         The Company previously recorded the acquisition of US Dataworks in a manner similar to a pooling of interests. Management has reassessed the facts and circumstances of the transaction and has changed the method used to record the Acquisition from a manner similar to a pooling of interests to the purchase method, which is in conformity with generally accepted accounting principles in accordance with APB 16, "Business Combinations." The purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired is attributed to goodwill which is being amortized over seven years using the straight line method. The results of operations of US Dataworks have been be included in the financial statements from April 1, 2001.

         The fair value of assets acquired and liabilities assumed is summarized as follows:

           Accounts receivable                                     $   179,583
           Property and equipment                                    2,238,782
           Goodwill                                                 16,489,233
           Other assets                                                 14,509
           Notes payable                                            (1,346,754)
           Accounts payable and accrued expenses                       (43,841)
           Other liabilities                                           (41,293)
           Due from related parties                                    (52,957)
                                                                   ------------

             Purchase price                                        $17,437,262
                                                                   ============

         The aggregate purchase price was $17,437,262. The value of the 2,933,333 new shares of Sonicport's common stock issued and the 800,000 shares transferred by certain shareholders of Sonicport to the shareholders of US Dataworks of $16,893,334 was determined based on the average closing market price of Sonicport's common stock over the period consisting of two days before and after the terms of the acquisition agreement were agreed to and announced. The value of the warrants to purchase 200,000 shares was determined to be $543,928 and was derived using the Black Scholes option pricing model using the following assumptions: expected life of 2 years, risk-free interest rate of 5.49%, expected volatility of 100% and expected dividend yield of 0%.

5.       DISPOSAL OF OPERATIONS

         Effective July 31, 2001, management of the Company formally decided to start shutting down the operations of its Internet service provider, SeeYouOnline. All assets and liabilities of SeeYouOnline were retained by the Company. SeeYouOnline ceased providing Internet access services on August 15, 2001.

         Effective December 31, 2001, management of the Company formally decided to start shutting down the operations of its application service provider ("ASP") division. On February 14, 2002, the Company entered into an agreement (the "Settlement Agreement") to settle all outstanding matters and terminate any existing business between the Company and certain affiliates of the Company. As part of the Settlement Agreement, effective February 14, 2002, the following occurred:

         o the Company transferred to an affiliate all rights in its ASP technology software which had a net book value of $723,378.

         o 132,800 warrants issued on March 31, 2001 with an exercise price of $3.65 issued to the controlling shareholders of the affiliates were cancelled.

         o an affiliate and two significant shareholders of the company forgave $20,206 and $240,000 of payables due from the Company, respectively, and the Company forgave $300,519 of receivables due from the affiliate.

         o notes payable in the amounts of $50,000 and $46,000 entered into in November 2001 between the Company and the controlling shareholders of the affiliates, respectively, remain payable and are to be paid off from proceeds from any future finance arrangements.

         o a $1,024,400 balance on the note payable due to an affiliate, issued to the Subsidiary on July 12, 2000 and refinanced on April 2, 2001, and accrued expenses for two significant shareholders of the Company of $105,600 and $20,000, respectively, remain payable and are to be paid off from any future financial arrangements.

         At March 31, 2002, net liabilities of discontinued activities included accounts payable of $87,911, amounts due to related parties of $7,303, accrued expenses of $89,600, a note payable to an affiliate of $1,024,400, and accounts receivable of $11,719. At March 31, 2003, net liabilities of discontinued activities included a note payable to an affiliate of $961,627.

         The results from discontinued operations for the ASP division and SeeYouOnline for the year ended March 31, 2002 included total revenues of $700,915 and $176,471, respectively. The net loss from discontinued operations was $1,419,875 for the year ended March 31, 2002.

         At March 31, 2002, all activities relating to these two discontinued divisions have ceased, and additional costs relating to these two divisions are not expected to be incurred subsequent to March 31, 2002.

6.       PREPAID MEDIA

         In March 2000, the Company committed to issue 48,750 shares of common stock valued at $975,000 in exchange for prepaid media. In August 2000, the Company issued the committed shares along with an additional 90,188 shares of common stock. Per the original agreement, because the Company's stock price significantly decreased between March 2000 and August 2000, the Company was required to issue the additional shares of common stock for the same amount of prepaid media. The value of the media time was fully reserved at March 31, 2001 because it was uncertain whether the media provider would be able to fulfill his commitment. During the year ended March 31, 2002, the value of the media time was written off because it was determined that the media provider would not be able to fulfill his commitment.

7.       PROPERTY AND EQUIPMENT

Property and equipment at March 31, 2003 consisted of the following:

Furniture and fixtures                                        $        21,067

Telephone equipment                                                    81,097

Computer equipment                                                    146,015

Computer Software                                                   1,183,000

Leasehold improvements                                                 13,517
                                                              ----------------
                                                                    1,444,696

Less accumulated depreciation and amortization                       (621,900)
                                                              ----------------
Total                                                         $       822,796
                                                              ================

         Depreciation and amortization expense for the years ended March 31, 2003 and 2002 was $301,002 and $476,761, respectively. For the year ended March 31, 2002, $155,483 of depreciation and amortization expense was related to discontinued operations.

         During the year ended March 31, 2002, the Company disposed of property and equipment with a cost of $1,094,746 and accumulated depreciation of $341,204. The Company recorded a loss of $753,542, which is included in loss on disposal of discontinued division.

         During the year ended March 31, 2003, the Company disposed of property and equipment with a cost of $183,411 and accumulated depreciation of $100,243. The Company recorded a loss of $83,168, which is included in the results of operations.

8.       NOTES PAYABLE

         Notes payable at March 31, 2003 consisted of the following:

         Notes payable, bearing interest at 10% per year, unsecured,


           due in February 2003 through April 2003.                         $      35,000
         Notes payable, bearing interest at 12.2% per year, unsecured,
           due in July 2003                                                         7,157
         Other Note Payable                                                       130,833

         Less current portion                                                    (172,990)
                                                                                ----------

         Long-term portion                                                      $      --
                                                                                ==========

         The Company is currently in default on one note payable for $5,000 as it was due in February 2003.

         On January 17 and January 26, 2000, the Company entered into a Subscription Agreement for two, 10% Convertible Promissory Notes (the "January Notes") for $100,000 and $150,000, respectively, with a director of the Company. On May 9, 2002, the note holder resigned as a director. On August 13, 2002, the Company settled with the note holder for $299,800, representing the principal of $250,000 plus accrued interest to the settlement date of $49,800, plus 10% interest on the settlement amount, with the settlement amount to be paid over 12 months from the settlement date. At March 31, 2003 the balance related to this settlement is $130,833. The prior terms and conversion features related to the Convertible Promissory Notes are no longer in place.

9.       NOTES PAYABLE - RELATED PARTIES

         On January 22, 2001, the Company entered into a note payable with an advisory board member and shareholder for $50,000. The note is non-interest-bearing, is unsecured, and is due on demand. As of March 31, 2003, the outstanding balance on the note payable was $39,000.

         On April 1, 2001, as part of the acquisition of the Subsidiary by the Parent, two shareholders exchanged 440,000 shares of the Parent's common stock for two-year promissory notes, bearing interest at 10% per annum, in the amount of $220,000. At March 31, 2002, the shareholders had returned 305,600 shares, and these shares were canceled by the Company. Ownership of the remaining 134,400 shares of common stock was transferred to the majority shareholders of the subsidiary. The principal amount of the notes and accrued interest are due when the Company has raised cumulative gross proceeds from debt and/or equity financing of $5,000,000. If $5,000,000 has not been raised by the second anniversary date of the notes, the principal and accrued interest will be forgiven. See footnote 15 - Subsequent Events for additional information related to these notes.

         Throughout fiscal years 2002 and 2003, the Company entered into note agreements with the Company's Chief Executive Officer. The note proceeds were used to fund the Company's business operations. The notes bear interest at 12% per annum, are unsecured, and are due upon demand. The balance of these notes at March 31, 2003 was $1,353,000. See footnote 15 - Subsequent Events for refinancing of these notes.

10.      CONVERTIBLE PROMISSORY NOTES

         Convertible promissory notes at March 31, 2003 consisted of the following:

         Redeemable, Convertible Promissory Notes:
         -----------------------------------------

         Convertible promissory notes, interest at 10% per
           annum, unsecured, due May 2003 through February 2004,
           net of unamortized discount of $18,954.                      537,947

         Secured, Convertible Promissory Notes:
         --------------------------------------

         Convertible promissory notes, interest at 10% per
           annum, secured by a lien upon certain leasehold
           interests in real property of the guarantor,
           due March 2003.                                              887,500

         Convertible Promissory Notes Guaranteed by Chief Executive Officer:
         -------------------------------------------------------------------

         Convertible promissory note, interest at 9.75% per
           annum, secured by a personal guarantee by the Chief
           Executive officer of the Company, due on March 29,
           2004.                                                        150,000
                                                                   -------------
                                                                      1,575,447
         Less current portion                                        (1,425,447)
                                                                   -------------

         Long-term portion                                         $    150,000
                                                                   =============

Redeemable, Convertible Promissory Notes
----------------------------------------

         On May 7, 2002 through February 26, 2003, the Company entered into Subscription Agreements in exchange for gross proceeds of $822,500. The units issued consisted of 48 convertible promissory notes and warrants to purchase 99,050 shares of the Company's common stock. The holders of forty-three of the promissory notes for a total of $562,500 have the option to convert the notes at any time after 31 days following the issuance date of the note. The holders of five of the promissory notes for a total of $260,000 have the option to convert the notes at any time after 91 days following the issuance date of the note.

         The Company has the option to redeem $562,500 of the notes at any time prior to the notes' maturity date at 105% of the face value of the note, plus accrued interest, if any, at any time prior to the maturity date. The notes are convertible at 80% of the average closing price for the 20 trading days immediately preceding the conversion date, but not less than prices ranging from $1.00 per share to $0.50 per share. The notes earn interest at 10% per annum, the principal and any unpaid interest are due one year following the issuance date of the note, and interest is payable in cash on a quarterly basis.

         The Company has the option to redeem $260,000 of the notes at any time prior to the notes' maturity date at 110% of the face value of the notes if the notes are redeemed within 90 days of the issuance date of the notes, or at 105% of the face value of the notes if the notes are redeemed more than 90 days from the issuance date of the notes. The notes are convertible at 80% of the average closing price for the 20 trading days immediately preceding the conversion date, but not less than $0.60 to $0.65 per share. The notes earn interest at 10% per annum, the principal and any unpaid interest are due one year following the issuance date of the notes, and interest is payable in cash on a quarterly basis.

         The warrants to purchase 99,050 shares of the Company's common stock are exercisable at prices ranging from $0.45 to $1.15 per share and expire two to three years from the date of issuance.

         The Company allocates the proceeds received from debt or convertible debt with detachable warrants or shares of common stock using the relative fair value of the individual elements at the time of issuance. The amount allocated to the warrants as a debt discount was calculated at $50,405 and will be recognized as interest expense over the period until the notes mature. In the event the debt is settled prior to the maturity date, an expense will be recognized based on the difference between the carrying amount and the amount of the payment. During the year ended March 31, 2003, the Company recognized $31,450 in interest expense related to the accretion of the debt discount.

         In accordance with generally accepted accounting principles, the difference between the conversion price and the Company's stock price on the date of issuance of the notes is considered to be interest expense. It will be recognized in the statement of operations during the period from the issuance of the notes to the time at which the notes first become convertible. The Company recognized interest expense of $343,346 in the accompanying statement of operations for the year ended March 31, 2003.

Secured, Convertible Promissory Notes
-------------------------------------

MARCH 14, 2001, MARCH 26, 2001, AND MARCH 27, 2001

         On March 14, 2001, March 26, 2001, and March 27, 2001, the Company entered into Subscription Agreements for gross cash proceeds of $750,000, $650,000, and $125,000, respectively. Each unit consisted of a convertible promissory note and a warrant to purchase one share of the Company's common stock for each dollar borrowed by the Company. The holder of the note has the option to convert the note at any time after 90 days following the issuance date of the note. One of the holders of a note for $375,000 dated March 14, 2001 became a director of the Company on June 27, 2001.

         The Company has the option to redeem the notes at any time prior to the notes' maturity dates at 125% of the face value of the notes if the notes are redeemed within 90 days of the issuance dates of the notes or at 110% of the face value of the notes if the notes are redeemed more than 90 days from the issuance date of the notes. The notes are convertible at the lesser of 80% of the average closing price for the 20 trading days immediately preceding the conversion date or $2.00 per share. The notes earn interest at 10% per annum, and the remaining interest payments were due quarterly on November 15, 2001 and February 15, 2002. Principal and any unpaid interest were due on March 14, 2002, March 26, 2002, and March 27, 2002, respectively.

         In accordance with generally accepted accounting principles, the difference between the conversion price and the Company's stock price on the date of issuance of the notes is considered to be interest expense. It will be recognized in the statement of operations during the period from the issuance of the notes to the time at which the notes first become convertible. The Company recognized interest expense of $1,109,375 and $78,125 in the accompanying statements of operations for the years ended March 31, 2002 and 2001, respectively.


         Each warrant entitles the holder to purchase one share of the Company's common stock at $5 per share, and it expires three years from the date of issuance. The Company allocates the proceeds received from debt or convertible debt with detachable warrants using the relative fair value of the individual elements at the time of issuance. The amount allocated to the warrants as a debt discount was calculated at $228,750 and will be recognized as interest expense over the period until the notes mature or are converted. In the event the debt is settled prior to the maturity date, an expense will be recognized based on the difference between the carrying amount and the amount of the payment. During the years ended March 31, 2003 and 2002, the Company recognized $0 and $228,750 in interest expense.

         On March 22, 2002 and March 28, 2002, the $375,000 note issued to a director and the note for $125,000 issued on March 27, 2001, plus accrued interest on the notes of $29,486 and $7,273, respectively, were converted into 267,164 shares and 103,500 shares of common stock, respectively. At March 31, 2002, these amounts were included in common stock committed.

APRIL 25, 2001 AND MAY 15, 2001

         On April 25, 2001, the Company received $350,000 under two Subscription Agreements, which were signed on March 26, 2001. On May 15, 2001, the Company entered into a Subscription Agreement for gross proceeds of $400,000. Each unit consisted of a convertible promissory note and a warrant to purchase one share of the Company's common stock for each dollar borrowed by the Company. The holder of the note has the option to convert the note at any time after 90 days following the issuance date of the note.

         The Company has the option to redeem the notes at any time prior to the notes' maturity date at 125% of the face value of the notes if the notes are redeemed within 90 days of the issuance date of the notes or at 110% of the face value of the notes if the notes are redeemed more than 90 days from the issuance date of the notes. The notes are convertible at the lesser of 80% of the average closing price for the 20 trading days immediately preceding the conversion date or $2.00 per share. The notes earn interest at 10% per annum, and the principal and any unpaid interest are due on March 26, 2002 and May 15, 2002.

         In accordance with generally accepted accounting principles, the difference between the conversion price and the Company's stock price on the date of issuance of the notes is considered to be interest expense. It will be recognized in the statement of operations during the period from the issuance of the notes to the time at which the notes first become convertible. In connection with the issuance of the notes, the Company recorded interest expense of $652,174 in the statement of operations for the year ended March 31, 2002.

         Each warrant entitles the holder to purchase one share of the Company's common stock at $5 per share, and it expires three years from the date of issuance. The Company allocates the proceeds received from debt or convertible debt with detachable warrants using the relative fair value of the individual elements at the time of issuance. The amount allocated to the warrants as a debt discount was calculated at $97,826 and will be recognized as interest expense over the period until the notes mature or are converted. In the event the debt is settled prior to the maturity date, an expense will be recognized based on the difference between the carrying amount and the amount of the payment. During the year ended March 31, 2002, the Company recognized $88,267 in interest expense related to the accretion of the debt discount.

MARCH 27, 2002

         On March 27, 2002, the parties who entered Subscription Agreements on March 14, 2001, March 26, 2001, April 25, 2001, and May 15, 2001 (the "parties")
for gross proceeds of $375,000, $650,000, $350,000, and $400,000, respectively, agreed to convert 50% of their convertible promissory notes in exchange for the following:

         o The issuance of additional warrants to purchase shares of the Company's common stock to each party equal to 10% of the number of warrants held by each party.

         o The exercise price on all of the warrants already held was reduced to $2.50 per share from $5 per share, and the exercise price on the new warrants is $2.50 per share.

         o The expiration date on the new warrants will be December 31, 2006, and the expiration date on the warrants previously issued to each party will be extended to December 31, 2006.

         o The parties agreed to extend the due dates on the remaining convertible promissory notes until March 15, 2003.

         o The Company will continue to make all of the quarterly interest payments on or before June 1, 2002, September 1, 2002, December 1, 2002, and March 1, 2003.

         o        All other terms and conditions will remain unchanged.

         o The Company will cause a third party to execute and deliver to each party a guarantee, which is secured by the guarantor by a lien upon a certain leasehold interest in the real property of the guarantor.

         The Company considers the above to constitute a new agreement with the above parties and therefore the notes are accounted for as new convertible promissory notes.

         In accordance with generally accepted accounting principles, the difference between the conversion price and the Company's stock price on the date of the notes is considered to be interest expense. The notes are convertible at the lesser of 80% of the average closing price for the 20 trading days immediately preceding the conversion date or $2.00 per share. At March 27, 2002, the Company's stock price was less than the conversion price of $2.00 per share; therefore, a beneficial conversion was not recognized as interest expense. However, at the date of conversion there may be a beneficial conversion depending on the prevailing stock prices at the date of conversion.

         The Company allocates the proceeds received from debt or convertible debt with detachable warrants using the relative fair value of the individual elements at the time of issuance. The amount allocated to the warrants as a debt discount was calculated at $146,682 and will be recognized as interest expense over the period until the notes mature or are converted. In the event the debt is settled prior to the maturity date, an expense will be recognized based on the difference between the carrying amount and the amount of the payment. During the year ended March 31, 2002, the Company recognized $1,662 in interest expense related to the accretion of the debt discount.

         Subsequent to March 31, 2003, the majority of these notes were converted into shares of the Company's common stock. See note 15 - Subsequent Events for additional information.

Convertible Promissory Notes Guaranteed by Chief Executive Officer
------------------------------------------------------------------

         On March 29, 2002, the Company entered into an agreement for gross proceeds of $300,000 in exchange for a convertible note of $300,000 and warrants to purchase shares of the Company's common stock. The agreement calls for $150,000 to be paid immediately by the note holder to the Company, plus $150,000 to be paid once the note holder receives notification and verification that the registration statement for the conversion shares and the shares of common stock issuable upon exercise of the warrants has been declared effective by the SEC.

         Under the terms of the agreement, the holder may demand repayment of 150% of the principal amount of this note, together with all accrued and unpaid interest, in cash, at any time prior to the Company's registration statement being declared effective by the SEC or during the period that the Company's registration statement is not effective. Such a repayment is to be made within three business days of such demand. In addition to the above, the Company will immediately issue and pay to the holder 10,000 shares of the Company's common stock and $15,000 for each 30 day period, or portion thereof, during which the principal amount and accrued interest remains unpaid, with the monthly payment amount to increase to $20,000 for each 30 day period, or portion thereof, after the first 90 day period.

         If the holder does not demand repayment, the Company will immediately issue and pay to the holder 10,000 shares of the Company's common stock and $15,000 for each 30 day period, or portion thereof, that the registration statement is not effective, with the monthly payment amount to increase to $20,000 for each 30 day period, or portion thereof, after the first 120 day period.

         At any time after the registration statement has been declared effective by the SEC, the Company may redeem the note in whole in cash at 115% of the principal amount plus accrued and unpaid interest if the closing price of the Company's common stock is less than $2.25 on the date of redemption or 130% of the principal amount plus accrued and unpaid interest if the closing price of the Company's common stock is greater than $2.25 on the date of redemption. The holder of the note has the option to convert the note at any time, either in whole or in part (in increments of $1,000) into shares of common stock. The number of shares of common stock into which the note may be converted is equal to the principal amount of the note plus any accrued and unpaid interest divided by the conversion price. The conversion price is equal to the lesser of 125% of the market price on the trading day immediately prior to the closing date or 76% of the lowest market price during the 30 trading days prior to the holders election to convert.

         In addition to the note, the Company granted to the holder warrants to purchase that number of shares of the Company's common stock equal to 10 times the number of shares of common stock issued to the holder from time to time pursuant to the conversion of the note. If the note is redeemed by the Company, the number of shares of common stock the holder will have the right to purchase under the warrant will be computed as if the holder had converted the entire remaining principal balance, fixed on the redemption date. Any warrants granted will expire on March 29, 2005.

         The note earns interest at 9.75% per annum. The principal and any unpaid interest are due on March 29, 2004 with interest payments due on the 15th day of each month. The note is secured by a personal guarantee by the Chief Executive Officer of the Company.

         Subsequent to March 31, 2003, the Company negotiated a settlement with this note holder and accrued interest and penalties of $365,000 as of March 31, 2003 in the accompanying balance sheet. In addition, subsequent to year end, a new note agreement was signed to address payment of the existing note and the negotiated penalties and interest. See note 15 - Subsequent Events for additional information.

11.    COMMITMENTS AND CONTINGENCIES

LEASES

         The Company previously leased two offices in California under operating lease agreements that were to expire in April 2006. In February 2002, the Company entered into a settlement agreement with the landlord (a related party) in which one lease was converted into month-to-month from February 2002, and the other lease was terminated effective December 2001.

         The Company leases an office in Texas under an operating lease agreement that expires in May 2007. Rent expense was $111,130 and $112,632 for the years ended March 31, 2003 and 2002, respectively.

         The Company also leases certain telephone equipment under a capital lease, which requires fixed monthly payments.

         Future minimum lease payments under operating and capital leases at March 31, 2003 were as follows:

            YEAR ENDED                           OPERATING           CAPITAL
            MARCH 31,                               LEASE             LEASE
            ---------                               -----             -----

              2004                                $ 120,703        $    6,992
              2005                                  122,259                 -
              2006                                  125,468                 -
              2007                                  117,099                 -
                                                  ----------       -----------
                                                  $ 485,529        $    6,992

           Less amount representing interest                              264
                                                                   -----------
                                                                        6,728
           Less current portion                                        (6,728)
                                                                   -----------

           Long term portion                                       $        -
                                                                   ===========

EMPLOYMENT AGREEMENTS

         On July 3, 2000, the Company entered into a three-year employment agreement with its Chief Financial Officer. The annual salary for the officer is $180,000. In addition, the officer was granted options under the Company's 2000 Stock Option Plan to purchase 180,000 shares of common stock of the Company at an exercise price equal to the Company's stock price on April 10, 2001. 30,000 options vest 120 days after the date of the employment agreement, 35,000 options vest six months after the date of the employment agreement, 50,000 options vest 12 months after the date of the employment agreement, and 65,000 options vest 18 months after the date of the employment agreement. The officer is also entitled to a severance payment of $60,000 if he is terminated at any time during the employment term unless the termination is for certain specified reasons. In September 2002, the Chief Financial Officer resigned from the Company and forfeited all outstanding options. An accrual is included in the Company's balance sheet for a portion of the salary owed to this individual. The Company is not obligated to pay any additional severance.

         On April 2, 2001, the Company entered into two-year employment agreements with its President and its Vice President. The annual salaries for the two officers are $120,000 each. In addition, each officer was granted options under the Company's 2000 Stock Option Plan (the Plan) to purchase 45,000 shares of common stock of the Company at an exercise price equal to the Company's stock price on the date of the employment agreements. For each officer, 5,000 options vest 120 days after the date of the employment agreements, 7,000 options vest six months after the date of the employment agreements, 10,000 options vest 12 months after the date of the employment agreements, and 23,000 options vest 18 months after the date of the employment agreements. On April 2, 2003 these two contracts were renewed for an additional three years. The annual salaries for the two officers are $175,000 and $150,000. In addition, each officer will be granted options under the Plan to purchase 355,000 shares of common stock of the Company. Each will also be granted an option to purchase 580,000 shares of the Company's common stock outside the Plan and an option to purchase 65,000 shares under the Plan provided that the Board of Directors and shareholders of the Company approve an increase in the number of shares authorized for issuance under the Plan. Such approval has not occurred as of March 31, 2003.

         On April 2, 2001, the Company entered into a three-year employment agreement with its President. The annual salary for the officer is $180,000. In addition, the officer was granted options under the Company's 2000 Stock Option Plan to purchase 180,000 shares of common stock of the Company at an exercise price equal to the Company's stock price on April 10, 2001. 60,000 options vest 120 days after April 10, 2001, 60,000 options vest 18 months after April 10, 2001, and 60,000 options vest 30 months after April 10, 2001. The officer is also entitled to a severance payment equal to the amount of salary earned from the date of the employment agreement through the date of his termination if he is terminated at any time during the first 18 months of the employment term, or equal to the amount of salary remaining to be paid under the employment agreement if he is terminated at any time after the first 18 months of the employment term, unless the termination is for certain specified reasons. In December 2001, this employment agreement was terminated with cause, and all stock options granted expired in March 2002.

         On May 13, 2003, the Company entered into an employment agreement with its Chief Executive Officer and Chairman of the Board of Directors at an annual base salary of $200,000 for a term of three years. The Agreement will automatically renew for successive one year terms unless either party gives timely notice of non-renewal. Pursuant to the terms of the agreement, an option was granted received an option to purchase 394,000 shares of our common stock under the 2000 Plan at an exercise price of $1.00 per share The option vests as to 280,000 shares on May 20, 2003 and the remaining shares vest on January 1, 2004. Subject to approval, an option may also be granted to purchase 6,000 shares of common stock under the 2000 Plan at an exercise price equal to fair market value of our common stock on the date of grant. Such approval has not occurred as of March 31, 2003.

CONSULTING AGREEMENTS

         On January 1, 2002, the Company entered into a one-year consulting agreement for general financial advisory and investment banking services. The agreement calls for monthly payments of $5,000 for the first three months and $7,000 per month thereafter. If this amount is paid in stock, then a premium of 20% is added. In the event that the consultant is involved in a capital raising transaction, the Company must pay 5% of the dollar amount of the transaction to the consultant. Either party can terminate the agreement after 90 days by giving the other party 15 days written notice. As of March 31, 2003, this agreement is no longer in place and no further amounts are due under this agreement.

         On January 31, 2002, the Company entered into a one-year consulting agreement for general financial advisory and investment banking services. The agreement calls for monthly payments of $7,500 in addition to the issuance 10,000 shares of the Company's common stock in two installments of 5,000 shares on February 6, 2002 and March 25, 2002, plus warrants to purchase 20,000 shares of the Company's common stock, which were issued on March 26, 2002. In the event that the consultant is involved in a capital raising transaction, the Company must pay 7.5% of the dollar amount of the transaction to the consultant at the closing of any transaction. In addition, upon the first and subsequent closings, the Company must issue stock to the consultant, with an aggregate value equal to 7.5% of the gross proceeds of the sales at such closing, with the stock being identical to the stock sold to the investors. Either party can terminate the agreement at any time by giving the other party 30 days written notice. As of March 31, 2003, this agreement is no longer in place and no further amounts are due under this agreement.

         On March 26, 2002, the Company entered into a two-year consulting agreement for general financial advisory and investment banking services. The agreement calls for monthly payments of $1,500. In the event that the consultant is involved in a capital raising transaction, the Company must pay $25,000 for amounts raised of $0 to 500,000; 5% of the capital raised for amounts raised of $500,000 to $5,000,000; and $250,000 plus 1% of all capital raised in excess of $5,000,000 for amounts raised above $5,000,000. In the event the consultant introduces the Company to a joint venture partner or customer and sales develop as part of the introduction, the Company must pay the consultant a fee of 2% of total sales generated. Either party can terminate the agreement at any time by giving the other party 30 days written notice. This agreement was terminated during October of 2002 and no further amounts are due under this agreement.

LITIGATION

         On July 19, 2002, an individual and former director of US Dataworks, H.
J. Frazier, filed a lawsuit against US Dataworks in Los Angeles Superior Court alleging breach of debenture agreement. In the complaint, the plaintiff prays for damages in the amount of $275,000, plus prejudgment interest and cost of suit. US Dataworks and Mr. Frazier have reached a settlement pursuant to which US Dataworks will make monthly payments in the amount of $23,800 per month until March 1, 2003. On March 1, 2003, US Dataworks will make monthly payments in the amount of $26,167 through August 1, 2003. US Dataworks also agreed to pay Mr. Frazier's attorney's fees and costs, up to a maximum of $5,000, and reimburse Mr. Frazier for the cost of the suit. Upon payment in full, Mr. Frazier will dismiss the lawsuit with prejudice. As of March 31, 2003, the Company has made timely payments and is current regarding this agreement. See footnote 8 - Notes Payable for additional information.

12.    SHAREHOLDERS' EQUITY

PREFERRED STOCK

         The Company has 10,000,000 authorized shares of $0.0001 par value preferred stock. The preferred stock may be issued in series, from time to time, with such designations, rights, preferences, and limitations as the Board of Directors may determine by resolution.

CONVERTIBLE SERIES A PREFERRED STOCK

         The Company has 800,000 authorized shares of $0.0001 par value convertible Series A preferred stock. On April 11, 2000, the Company issued 800,000 shares of its voting convertible Series A preferred stock (the "Series A") to an investor for gross proceeds of $2,000,000. The Series A has a liquidation preference of $2.50 per share and carries a 15% cumulative dividend payable on each April 1 and October 1. The Company has the right to redeem the Series A at any time after issuance at a redemption price of $2.70 per share, plus any accrued but unpaid dividends, except if the Company redeems the Series A within 60 days of issuance, the redemption price shall be $2.50. The Series A is convertible into shares of common stock as determined by dividing $2.50 by 60% of the average closing bid price of the Company's common stock for the 10 trading days prior to the conversion. On May 19, 2000, the Company redeemed 160,000 shares of the Series A for $400,000.

         At March 31, 2003, there were dividends in arrears of $481,028, or $0.75 per share, on the Series A.

         Subsequent to March 31, 2003, 240,000 shares of Series A Convertible Stock were converted by the holder and the Company was obligated to issue 1,093,231 shares of the Company's common stock pursuant to the Series A conversion terms.


CONVERTIBLE SERIES B PREFERRED STOCK

         The Company has 700,000 authorized shares of $0.0001 par value convertible Series B preferred stock.

         In August and October 2000, the Company issued 509,333 and 133,666 units respectively, in a private placement for gross proceeds of $382,000 and $100,250, respectively. Each unit consisted of one share of its voting convertible Series B preferred stock (the "Series B") and a warrant to purchase one share of the Company's common stock. The Series B has a liquidation preference of $0.75 per share and carries a 10% cumulative dividend payable on each March 1 and September 1. The Company has the right to redeem the Series B at any time after issuance at a redemption price of $0.83 per share, plus any accrued but unpaid dividends. The Series B is convertible upon issuance into common stock at $3.75 per share. The warrant entitles the holder to purchase one share of the Company's common stock at $6.25 per share, which represents 115% of the market value of the Company's stock at the closing date.

         In May 2001, an investor in the Company's convertible Series B preferred stock rescinded its acquisition and returned 13,333 shares and warrants for the purchase of 2,667 shares of common stock to the Company in exchange for the return of its investment of $10,000.

         At March 31, 2003, there were dividends in arrears of $99,814, or $0.16 per share, on the Series B.

PAYMENT OF DIVIDENDS

         On May 24, 2001 and June 4, 2001, the Company declared and paid dividends of $120,000 and $120,000, respectively, on the Company's Series A. On April 18, 2001, the Company declared and paid dividends of $24,698 on the Company's Series B.

COMMON STOCK

         During the year ended March 31, 2002, the Company completed the following:

         o In May 2001, the Company issued 50,000 shares of common stock in a private placement for gross proceeds of $100,000.

         o During June 2001, the Company issued 95,000 shares of common stock valued at $255,000 as part of a private placement that had been committed at March 31, 2001.

         o In August 2001, the Company issued 200,000 units in a private placement for gross proceeds of $200,000. Each unit consisted of four shares of the Company's common stock and a warrant to purchase one share of the Company's common stock. The warrant has an exercise price of $3.50 per share, vests immediately upon issuance, and expires three years from the date of issuance. The Company allocates the proceeds received from equity with detachable warrants using the relative fair value of the individual elements at the time of issuance. Of the $200,000 received, $61,111 has been allocated to the issuance of warrants.

         o On January 6, 2001 the Company signed a stock purchase agreement for the sale of up to 1,000,000 shares of restricted common stock at 40% of the daily market quotation as listed on the American Stock exchange. At no time is the sale of restricted common stock required if the daily market quotation as listed on the American Stock Exchange falls below $5.625 per share. During September and October 2001, the Company sold 149,080 shares of restricted common stock for gross proceeds of $50,000. Subsequent to March 31, 2002, $21,010 has been collected and is included in subscription receivable at March 31, 2002. The balance of $28,990 is not considered to be collectable and has been netted against additional paid-in capital.


COMMON STOCK FOR SERVICES RENDERED

       During the year ended March 31, 2003, the Company completed the following:

         o The Company issued 201,750 shares of common stock for services rendered valued at $223,015, which was the fair market value of the services rendered.

         During the year ended March 31, 2002, the Company completed the following:

         o The Company issued 313,771 shares of common stock for services rendered valued at $149,186, which was the fair market value of the services rendered.

         o In September 2001, the Company issued 60,000 shares of common stock, in consideration for a third party guaranteeing with a parcel of land the party owned, convertible promissory notes of $650,000, $350,000 and $400,000, which were issued on March 26, 2001, April 25, 2001 and May 15, 2001, respectively. The guarantee was valued at $30,000, which is the fair market value of the services rendered.

COMMON STOCK ISSUED FOR FINANCING COSTS

         During the year ended March 31, 2003, the Company issued 89,027 shares of common stock to a convertible promissory note holder as compensation for the note holder to extend the maturity date of certain promissory notes with the Company.

         On April 11, 2000, as part of the amendment to Subscription Agreements with certain note holders, the Company converted the unpaid principal of the notes and liquidated damages into 44,800 shares of common stock and agreed to issue additional shares to the note holders under certain circumstances.

         Per the amendment to the Subscription Agreements, within three days of the sale of the conversion shares by the note holder, the note holder must send confirmation of the sale of the shares to the Company. If the closing bid price of the Company's stock on the sale date is less than $20, the note holder will be issued shares of common stock equal to the number of shares sold by the note holder divided by the sale price. During the year ended March 31, 2002, the Company received notification from the note holders that the 44,800 conversion shares had been sold, and the Company recorded an expense of $2,123,423 for the value of the additional 745,179 shares of common stock issued, which is included in financing costs in the accompanying consolidated statement of operations.

COMMON STOCK FOR LOCK-UP AGREEMENTS

         During the year ended March 31, 2002, the Company issued 160,903 shares of common stock valued at $240,605. This stock was issued to certain purchasers of the Company's common stock as consideration for the purchasers to enter into lock-up agreements for the sale of their shares of common stock for a period of one year. The cost of the issuance of the shares was recognized as a financing cost in the statement of operations.

STOCK OPTIONS

         In August 1999, the Company implemented its 1999 Stock Option Plan (the "1999 Plan"). In August 2000, the Company's Board of Directors approved the 2000 Stock Option Plan (the "2000 Plan"), which amends and restates the 1999 Plan. Under the 2000 Plan, the maximum aggregate number of shares which may be granted is 800,000 options vest in varying increments over varying period and expire 10 years form the date of vesting. In the case of incentive stock options granted to any 10% owners of the Company, the exercise price must not be less than 100% of the fair market value on the date of grant. Such incentive stock options vest in varying increments and expire five years from the date of vesting.

         During the years ended March 31, 2003 and 2002, the Company granted 122,000 and 477,000 non-qualified stock options, respectively, to certain employees that may be exercised at prices ranging between $6.25 and $0.95. No non-qualified stock options were granted to non-employees during this period.

         The following table summarizes certain information relative to stock options:

                                     2000 Stock Option Plan                Outside of Plan
                                     ----------------------                ---------------
                                                 Weighted-Average                  Weighted-Average
                                                     Exercise                           Exercise
                                      Shares           Price             Shares          Price
                                      ------           -----             ------          -----
     Outstanding, March 31,
       2001                            307,000     $   10.45              210,050     $   18.10
     Granted                           477,000     $    4.85                   --     $     --
     Forfeited/canceled               (204,000)    $    3.90                   --     $     --
     Outstanding, March 31,
       2002                            580,000     $    8.15              210,050     $   18.10
     Granted                           122,000     $    1.00                   --     $     --
     Forfeited/canceled               (420,000)    $    8.20              (85,700)    $   15.00


                                      F-26

                                     2000 Stock Option Plan                Outside of Plan
                                     ----------------------                ---------------
                                                 Weighted-Average                  Weighted-Average
                                                     Exercise                           Exercise
                                      Shares           Price               Shares        Price
                                      ------           -----               ------        -----
     Outstanding, March 31,
       2003                            282,000     $    3.85              124,350     $   19.35
     Exercisable, March 31,
       2003                            187,000     $    4.70              124,350     $   19.35

         The weighted-average remaining life and the weighted-average exercise price of all of the options outstanding at March 31, 2003 was 6.51 years and $8.60, respectively. The exercise prices for the options outstanding at March 31, 2003 ranged from $0.95 to $50, and information relating to these options is as follows:

                                                              Weighted-Average                    Weighted-Average
                                Stock             Stock         Remaining       Weighted-Average    Exercise Price
         Range of              Options           Options        Contractual         Exercise         of Options
      Exercise Prices        Outstanding      Exercisable          Life              Price           Exercisable
      ---------------        -----------      -----------          ----              -----           -----------
       $0.95 - 10.00            295,850          200,850        8.28 years           $3.75            $ 4.45
      $10.05 - 20.00             13,500           13,500        1.58 years          $19.05            $ 19.05
      $20.05 - 50.00             97,000           97,000        1.89 years          $21.85            $ 21.85
                             -----------      -----------
                                406,350          311,350
                             ===========      ===========

PRO-FORMA DISCLOSURES

         The Company has elected to follow Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock Based Compensation", requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options is greater than or equals the market price of the underlying stock on the date of grant, no compensation cost has been recognized during the years ended March 31, 2003 and March 31, 2002.

         Proforma information regarding net income and earnings per share is required by Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For purposes of proforma disclosure, the estimated fair value of the options is included in expense over the option's vesting period or expected life. The Company's proforma information for the years ended March 31, 2003 and 2002 is as follows:

                                                                    2003                 2002
                                                                ------------         ------------
           Net loss as reported                                 $(3,116,717)         $(11,009,621)
           Net loss, pro forma                                  $(3,262,391)         $(12,155,653)
           Basic and diluted loss per share, as reported        $     (0.27)         $      (1.22)
           Basic and diluted loss per share, pro forma          $     (0.28)         $      (1.35)

         The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended March 31, 2003 and 2002: dividend yields of 0% and -0-%, respectively; expected volatility of 150% and 140%, respectively; risk-free interest rates of 3.75% and 4.2%, respectively; and expected lives of
2.55 and 2.4 years, respectively.

         For options granted during the year ended March 31, 2002 where the exercise price was greater than the stock price at the date of the grant, the weighted-average fair value of such options was $4.10, and the weighted-average exercise price of such options was $6.25. For options granted during the year ended March 31, 2002 where the exercise price was equal to the stock price at the date of grant, the weighted-average fair value of such options was $2.90, and the weighted-average exercise price of such options was $4.10. No options were granted during the year ended March 31, 2002 where the exercise price was less than the stock price at the date of grant.

13.      INCOME TAXES

         The tax effects of temporary differences that give rise to deferred taxes at March 31, 2003 were as follows:

          Deferred tax assets:
           United States federal net operating loss carryforwards      $      5,410,399
           Effect of state net operating loss carryforwards                     508,200
           Start up costs                                                     1,721,189
           Basis of property and equipment                                       10,635
           Other                                                                  6,800
                                                                       -----------------
          Total deferred tax assets                                    $      7,657,223

           Valuation allowance                                         $     (7,657,223)

           Gross deferred tax assets                                   $             --
                                                                       =================
           Net deferred tax assets                                     $             --
                                                                       =================

         The valuation allowance increased by $3,070,397 during the year ended March 31, 2003 and decreased by $(407,837) during the year ended March 31, 2002. At March 31, 2003, the Company had approximately $15,913,000 and $7,700,000 in federal and state net operating loss carryforwards, respectively, attributable to losses incurred since the Company's inception that may be offset against future taxable income through 2012 and 2022, respectively. Because United States tax laws and the tax laws of most states limit the time during which NOL carryforwards may be applied against future taxable income, the Company may be unable to take full advantage of its NOL for federal income tax purposes should the Company generate taxable income. Based on such limitations, the Company has significant NOL carryforwards for which realization of tax benefits is uncertain. Further, the benefit from utilization of NOL carryforwards could be subject to limitations if material ownership changes occur in the Company. For the year ended March 31, 2003, both the beginning balance of deferred tax assets and related valuation allowance were increased by $2,076,165 to give effect to certain intangible assets previously expensed for financial reporting purposes.

         Income tax expense differs from the amounts computed by applying the United States federal income tax rate of 34% to loss before income taxes as follows:

                                                                          2003          2002
                                                                          ----          ----
         Computed "expected" tax benefit                                  34.0%         34.0%
         Increase in income taxes resulting from:
           Interest expense from beneficial
              conversion feature                                          (1.0)         (3.0)
           Stock and warrants for financing costs                         (6.2)        (10.9)
           Return to provision adjustment                                  3.0           4.2
           Change in the beginning-of-the-year balance
               of the valuation allowance for deferred
                tax assets allocated to income tax expense               (31.9)        (26.2)

           State income taxes                                              2.1           1.9
                                                                       ---------     ---------

                                      F-28

             Total                                                         --%           --%
                                                                       =========     =========


14.      RELATED PARTY TRANSACTIONS

         During the years ended March 31, 2003 and 2002, the Company paid $0 and $108,519, respectively, to a company whose shareholder is a shareholder/director of the Company for business management services rendered.

         During the years ended March 31, 2003 and 2002, the Company paid consulting expense totaling $0 and $144,000, respectively, to various shareholders and related parties.

         On July 12, 2000, the Company issued a promissory note for $1,127,500 to purchase certain capitalized software valued at $1,040,000 and telephone equipment valued at $87,500. The note was issued to an affiliated company whose significant shareholders are also significant shareholders of the Company. On April 2, 2001, the Company refinanced the note payable with the affiliate. The new note is for $1,315,000, which includes the previous note for $1,127,500, accrued interest for $136,000, and $51,500 of the amount due to a related party as of March 31, 2001. In December 2001, the software and equipment were written off as part of the disposal of the ASP operations. In March 2003, the telephone equipment was written off as it was no longer being used. As of March 31, 2003, the outstanding balance on the note payable was $961,627, which is included in net liabilities of discontinued operations.

         During the year ended March 31, 2003 and March 31, 2002, the Company paid rent expense totaling $4,000 and $68,000 to an affiliated company, which is owned by significant shareholders of the Company.

         During the year ended March 31, 2003, and March 31, 2002, the Company received $0 and $667,721 in revenue through its discontinued ASP operations from an affiliated company whose director is an officer and significant shareholder of the Company.

         During the year ended March 31, 2003 the Company incurred expenses of approximately $70,000 for accounting and bookkeeping services from an individual that is related to an officer of the Company.

15.      SUBSEQUENT EVENTS

ADVISORY AGREEMENT

         On July 2, 2003, the Company entered into a one-year advisory agreement for general financial advisory and strategic/competitive analysis services. The agreement calls for an initial payment of $25,000 and monthly payments of $5,000 in addition to the issuance of a warrant to purchase 100,000 shares of the Company's common stock at an exercise price of $1.15 per share. Either party can terminate the agreement at any time by giving the other party 30 days written notice after an initial 6 month term.

ISSUANCE OF AND CONVERSIONS OF CONVERTIBLE PROMISSORY NOTES

         In May and June of 2003, $1,222,848 of convertible promissory notes were converted into 3,326,224 shares of common stock pursuant to the terms of the notes.

         In June of 2003, three convertible promissory notes totaling $300,000 were issued with 55,000 attached warrants. The notes are convertible at prices ranging from $.35 to $.45 per share and the warrants have exercise prices ranging from $.35 to $.45 per share. The holders of the promissory notes have the option to convert the notes at any time after 0 - 31 days following the issuance date of the note. The Company has the option to redeem the notes at any time prior to the notes' maturity date at 100% - 105% of the face value of the note, plus accrued interest, if any, at any time prior to the maturity date. The notes earn interest at 8% - 10% per annum, the principal and any unpaid interest are due one year following the issuance date of the note, and interest is payable in cash on a quarterly basis.

WARRANTS AS A FINANCING COST

         In May and June 2003, the Company issued 568,000 warrants to several note holders as compensation for the note holders to extend the maturity date of $887,500 of the holders' promissory notes with the Company.

SETTLEMENT OF CONVERTIBLE PROMISSORY NOTE

         In June of 2003, the Company executed a new note with an existing Convertible Promissory Note holder in the amount of $480,000. This note replaces the existing note of $150,000 and includes penalties and interest from a settlement with the Company of $330,000. A payment of $35,000 was due upon signing and principal and interest payments of $20,000 are due on a quarterly basis through November of 2004. On that date all remaining principal and interest outstanding is due. This note bears interest at 8% and is guaranteed by the Chief Executive Officer of the Company.

         In addition to the note, the Company issued a warrant to purchase up to $1,000,000 of the Company's common stock not to exceed 2,300,000 shares. The exercise price of the warrant is 50% of the average stock price for 10 consecutive days immediately prior to the exercise, but not less than $.30 per share. The warrant is exercisable in thirds after specific amounts of days following the earlier of 1) the Company receiving an Effectiveness Notice confirming the completion of a registration statement filed with the Securities and Exchange Commission or 2) one year from the date of issue.

FORGIVENESS OF NOTES PAYABLE

         On April 1, 2003, two notes payable to former officers of the Company amounting to $220,000 were forgiven pursuant to their terms that stated if the Company had not raised cumulative gross proceeds from debt and /or equity financing of $5,000,000 by the second anniversary of the notes, then the notes would be forgiven. As the Company did not raise these proceeds, the notes have been forgiven.

SALE OF COMMON STOCK

         On June 30, 2003, we sold to five accredited investors an aggregate of 1,111,111 shares of our common stock for an aggregate purchase price of $500,000 pursuant to a Securities Purchase Agreement. In connection with this agreement, we issued warrants to purchase an aggregate of 150,000 shares of our common stock with an exercise price of $1.34 per share. The warrants may be exercised at any time after June 30, 2003. However, an investor will not be permitted to exercise a warrant to the extent that the number of shares of common stock beneficially owned by such investor taken together with the number of shares to be issued upon exercise of the warrant equals or exceeds 4.999% of our then issued and outstanding shares of common stock. Pursuant to a registration rights agreement, we agreed to file a registration statement for the resale of the shares of our common stock purchased by the investors, including shares issued upon exercise of the warrants.

FINANCING AGREEMENT

         On June 30, 2003, we entered into an agreement with an institutional investor for an equity line financing of up to $4,000,000. The institutional investor has agreed to purchase our common stock at 87% of the volume weighted average price on the date in question during each draw down pricing period, subject to certain adjustments as set forth in the agreement. We may sell up to $4,000,000 of our common stock, with a minimum commitment of $1,500,000, to the institutional investor under the equity line on trading days on which our closing price per share is $0.50 or more. Subject to the satisfaction of the minimum closing price and certain other conditions, we have the right to determine the timing and amount of each sale so long as the sale will not cause the institutional investor to own more than 4.999% of our outstanding common stock. Pursuant to a registration rights agreement, we agreed to file a registration statement for the resale of the shares of our common stock issued to the institutional investor in connection with the equity line.

ISSUANCE OF CONVERTIBLE DEBENTURES

         On June 30, 2003, we entered into a Convertible Debentures and Warrants Agreement with an accredited investor. Pursuant to this agreement the investor purchased a debenture in the principal amount of $500,000 bearing an interest rate of 5% per annum. In addition, the investor may purchase additional debentures, at our sole discretion, in an amount not to exceed 60% of the net proceeds from the investor's sale of our common stock issued upon conversion of the investor's shares of our Series A Convertible Preferred Stock. The debentures may be converted into shares of our common stock at any time at a conversion price equal to the closing bid price of our common stock as listed on the American Stock exchange on the trading day immediately before the date of conversion. The investor will also receive warrants to purchase 200 shares of our common stock for every $10,000 paid in connection with the purchase of a debenture. The exercise price will be equal to $1.51 per share. The aggregate number of shares issued upon conversion of the debentures and exercise of the warrants may not equal more than 2,622,030 shares, or 19.99% of the outstanding shares of our common stock.

REFINANCING OF RELATED PARTY NOTES PAYABLE

         During fiscal 2003 and 2002, we issued promissory notes in an aggregate principal amount of $1,353,000 to Mr. Ramey, our Chief Executive Officer bearing an interest rate of 12% per annum. On July 10, 2003, we consolidated these promissory notes into one promissory note for $1,353,000, bearing an interest rate of 7% per annum, pursuant to the Subordinated, Convertible Note and Warrant Agreement. Subject to shareholder approval, this promissory note may be converted into shares of our common stock at a conversion price equal to the lesser of (i) $0.80 per share or (ii) the closing bid price of our common stock as listed on the American Stock Exchange on the trading day immediately prior to the date of a change of control of US Dataworks or the date of Mr. Ramey's notice of voluntary conversion of the promissory note. Alternatively, if the Company sells shares of Series C Preferred Stock for gross proceeds of $7,500,000, then the promissory note will automatically convert into shares of Series C Preferred Stock at a conversion price equal to the Series C Preferred Stock purchase price. In connection with this promissory note, we issued to Mr. Ramey a warrant to purchase 1,691,250 shares of our common stock at an exercise price of $0.80 per share. The principal amount and accrued interest is due and payable upon demand after July 10, 2004.

                              FINANCIAL INFORMATION

                  FOR THE NINE MONTHS ENDING DECEMBER 31, 3003

Balance Sheet

Statement of Operations

Statement of Stockholders' Equity

Statement of Cash Flows

Notes to Unaudited Financial Statements


                                    US DATAWORKS, INC.

                                       BALANCE SHEET
                                     December 31, 2003

                                        (UNAUDITED)

                                          ASSETS

CURRENT ASSETS
     Cash and cash equivalents .........................................    $ 1,920,870
     Accounts receivable, net of allowance for doubtful accounts of $0..        340,884
     Prepaid expenses and other current assets .........................        148,302
                                                                            ------------
           Total current assets ........................................      2,410,056

PROPERTY AND EQUIPMENT, net ............................................        678,400
GOODWILL, net ..........................................................     14,133,629
OTHER ASSETS ...........................................................         27,446
                                                                            ------------

                  TOTAL ASSETS .........................................    $17,249,531
                                                                            ============

        The accompanying notes are an integral part of these financial statements.


                                         US DATAWORKS, INC.

                                            BALANCE SHEET
                                          December 31, 2003

                                             (UNAUDITED)

                                LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Note payable - related party ...................................................      $     39,000
     Current portion of convertible promissory notes, net of unamortized
         discount of $552,619 .......................................................           872,381
     Deferred revenue ...............................................................            82,204
     Accounts payable ...............................................................           388,731
     Accrued expenses ...............................................................           203,238
     Interest payable ...............................................................            31,564
                                                                                           -------------
           Total liabilities ........................................................         1,617,118

COMMITMENTS
SHAREHOLDERS' EQUITY
     Convertible Series B preferred stock, $0.0001 par value 700,000 shares authorized, 629,666 shares issued and outstanding
         $0.75 liquidation preference, dividends of $135,289 in arrears .............                63
     Common stock, $0.0001 par value
         90,000,000 shares authorized and 22,968,391 shares issued and outstanding...             2,297
     Additional paid-in capital .....................................................        55,119,272
     Accumulated deficit ............................................................       (39,489,219)
                                                                                           -------------

           Total shareholders' equity ...............................................        15,632,413
                                                                                           -------------

                  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ........................      $ 17,249,531
                                                                                           =============

             The accompanying notes are an integral part of these financial statements.

                                                F-34


                                                        US DATAWORKS, INC.

                                                     STATEMENTS OF OPERATIONS

                                                            (UNAUDITED)


                                                                 FOR THE THREE MONTHS ENDED           FOR THE NINE MONTHS ENDED
                                                                         DECEMBER 31,                         DECEMBER 31,
                                                                  2003               2002               2003               2002
                                                              -------------      -------------      -------------      -------------
REVENUES
     Software licensing revenues .......................      $     56,803       $    460,000       $    769,670       $  1,167,550
     Software maintenance revenues .....................            66,999             67,189            181,143            204,653
     Professional service revenues .....................           292,656            217,070            911,216            462,834
                                                              -------------      -------------      -------------      -------------
         Total revenues ................................           416,458            744,259          1,862,029          1,835,037

Cost of sales ..........................................           206,043            320,320            555,698            707,184
                                                              -------------      -------------      -------------      -------------

         Gross profit ..................................           210,415            423,939          1,306,331          1,127,853

OPERATING EXPENSES
     General and administrative ........................         1,122,555            480,388          2,961,828          1,939,087
     Depreciation and amortization .....................            70,069             74,058            206,700            227,698
                                                              -------------      -------------      -------------      -------------
         Total operating expense .......................         1,192,624            554,446          3,168,528          2,166,785
                                                              -------------      -------------      -------------      -------------

LOSS FROM OPERATIONS ...................................          (982,209)          (130,507)        (1,862,197)        (1,038,932)
                                                              -------------      -------------      -------------      -------------

OTHER INCOME (EXPENSE)
     Financing costs ...................................          (135,814)          (106,707)        (1,345,102)          (125,167)
     Interest expense ..................................          (128,826)          (130,198)        (1,069,774)          (608,759)
     Interest expense - related parties ................                --            (48,201)          (113,360)           (78,646)
     Loss on extinguishment of debt ....................                --                 --           (635,259)                --
     Loss on extinguishment of debt - related parties...                --                 --         (1,722,631)                --
     Other income (expense) ............................             3,635              4,175              3,635              5,419
                                                              -------------      -------------      -------------      -------------

         Total other income (expense) ..................          (261,005)          (280,931)        (4,882,491)          (807,153)
                                                              -------------      -------------      -------------      -------------

LOSS BEFORE PROVISION FOR INCOME TAXES .................        (1,243,214)          (411,438)        (6,744,688)        (1,846,085)
PROVISION FOR INCOME TAXES .............................                --                 --                 --                 --
                                                              -------------      -------------      -------------      -------------

NET LOSS ...............................................      $ (1,243,214)      $   (411,438)      $ (6,744,688)      $ (1,846,085)
                                                              =============      =============      =============      =============
BASIC AND DILUTED LOSS PER SHARE
     Total basic and diluted loss per share ............      $      (0.05)      $      (0.04)      $      (0.39)      $      (0.16)
                                                              =============      =============      =============      =============

BASIC AND DILUTED WEIGHTED-AVERAGE SHARES
OUTSTANDING ............................................        22,772,365         11,632,993         17,388,793         11,331,521
                                                              =============      =============      =============      =============

                            The accompanying notes are an integral part of these financial statements.


                                                        US DATAWORKS, INC.

                                                STATEMENTS OF SHAREHOLDERS' EQUITY
                                            FOR THE NINE MONTHS ENDED DECEMBER 31, 2003


                                     Preferred Stock
                           ----------------------------------
                              Convertible       Convertible
                                Series A          Series B            Common Stock           Additional
                           ----------------  ---------------- -----------------------------    Paid-In     Accumulated
                            Shares   Amount   Shares   Amount   Shares    Amount  Committed    Capital       Deficit       Total
                           --------  ------  -------- ------- ----------  -------  --------  -----------  ------------- ------------

Balance, March 31, 2003     640,000  $   64   629,666 $    63 11,907,134  $ 1,191  $ 48,000  $41,972,618  $(32,744,531) $ 9,277,405
Warrants issued for
  Financing costs of
  promissory notes               --      --        --      --         --       --        --    1,400,293            --    1,400,293
  Services rendered              --      --        --      --         --       --        --       96,750            --       96,750

Interest from fixed
conversion features              --      --        --      --         --       --        --    1,293,217            --    1,293,217

Expiration of related
party notes (Note 5)             --      --        --      --         --       --        --      220,000            --      220,000

Common stock issued for
  Cash                           --      --        --      --  2,936,111      294        --    3,904,752            --    3,905,046
  Exercise of warrants
  and options                    --      --        --      --    434,346       44        --       22,672            --       22,716
  Committed stock                --      --        --      --     72,486        7   (48,000)      47,993            --           --
  Services rendered              --      --        --      --     23,446        2        --       73,829            --       73,831
  Notes payable
  conversion                     --      --        --      --  6,711,693      671        --    4,229,282            --    4,229,953
  Conversion of Series
  A preferred stock        (640,000)    (64)       --      --  1,994,286      199        --         (135)           --           --
Treasury stock purchased
(Note 8)                         --      --        --      -- (1,111,111)    (111)       --     (499,889)           --     (500,000)
Warrants and stock issued
for debt extinguishment
(Notes 5 and 8)                  --      --        --      --         --       --        --    2,357,890            --    2,357,890
Net loss                         --      --        --      --         --       --        --           --    (6,744,688)  (6,744,688)
                           --------  ------  -------- ------- ----------  -------  --------  -----------  ------------- ------------
Balance, December 31, 2003        0  $    0   629,666 $    63 22,968,391  $ 2,297  $      0  $55,119,272  $(39,489,219) $15,632,413
                           ========  ======  ======== ======= ==========  =======  ========  ===========  ============= ============

                             The accompanying notes are an integral part of these financial statements

                                                               F-36


                                              US DATAWORKS, INC.

                                            STATEMENTS OF CASH FLOW
                                    For the Nine Months Ended December 31,

                                                  (UNAUDITED)

                                                                                         2003         2002
                                                                                     ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss from continuing operations ............................................. $(6,744,688) $(1,846,085)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization of property and equipment .......................     206,700      227,698
     Loss on extinguishment of debt ................................................     635,259           --
     Loss on extinguishment of debt - related party ................................   1,722,631           --
     Loss on disposal of property and equipment ....................................          --       50,556
     Amortization of note discount and beneficial conversion features on convertible
       promissory notes ............................................................     819,551      445,071
     Issuance of stock for interest ................................................      77,261           --
     Issuance of stock for services rendered .......................................      73,830      153,774
     Issuance of stock for legal settlement ........................................          --        2,900
     Issuance of stock for lock-up agreement .......................................          --          400
     Issuance of stock for extension of notes payable due date .....................          --       97,416
     Issuance of warrants for extension of notes payable due date ..................   1,084,505           --
     Issuance of warrants for settlement of dispute ................................     262,755           --
     Issuance of warrants for services .............................................      96,750        4,737
     Issuance of warrants for stock cancellation agreement .........................      45,693           --
     Issuance of warrants for convertible promissory note conversions... ...........      12,528           --
     Contributed stock for services rendered .......................................          --       13,152
     (Increase) decrease in
       Accounts receivable .........................................................     125,897     (353,189)
       Work in progress ............................................................          --       11,312
       Prepaid expenses and other current assets ...................................      35,618      (59,769)
       Other assets ................................................................      (5,021)       5,738
     Increase (decrease) in
       Deferred revenue ............................................................    (159,247)     (77,035)
       Accounts payable ............................................................    (410,505)      66,857
       Accrued expenses ............................................................    (427,405)     127,158
       Accrued expenses - related parties ..........................................     (43,000)          --
       Interest payable ............................................................      18,051         (776)
       Interest payable - related parties ..........................................     (94,075)      78,308
                                                                                     ------------ ------------

Net cash used in continuing operations .............................................  (2,666,912)  (1,051,777)
Net cash used in discontinued operations ...........................................          --     (121,417)
                                                                                     ------------ ------------
Net cash used in operating activities ..............................................  (2,666,912)  (1,173,194)
                                                                                     ------------ ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment ..............................................     (62,304)     (32,929)
   Repayments to related parties ...................................................          --      (54,506)
                                                                                     ------------ ------------
Net cash used in investing activities ..............................................     (62,304)     (87,435)
                                                                                     ------------ ------------

                  The accompanying notes are an integral part of these financial statements.


                                              US DATAWORKS, INC.

                                            STATEMENTS OF CASH FLOW
                                    For the Nine Months Ended December 31,

                                                  (unaudited)

                                                                             2003              2002
                                                                        ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Additions to capital lease obligations ........................            5,671                --
   Payments on capital lease obligations .........................          (12,399)          (13,701)
   Proceeds from notes payable ...................................           10,000           210,700
   Repayment of notes payable ....................................         (602,989)         (227,145)
   Proceeds from notes payable - related party ...................               --           830,000
   Repayment of notes payable - related party ....................               --           (96,000)
   Proceeds from convertible promissory notes ....................        2,190,000           702,500
   Repayment of convertible promissory notes .....................         (225,000)         (106,400)
   Repayment of note payable related to discontinued operations...         (151,442)               --
   Proceeds from stock sale ......................................        3,650,000                --
   Stock issuance costs ..........................................         (244,954)               --
   Proceeds from exercise of employee stock options ..............            2,875                --
   Proceeds from subscription receivables ........................               --            21,010
   Proceeds from exercise of warrants ............................           19,760             2,098
                                                                        ------------      ------------
Net cash provided by financing activities ........................        4,641,522         1,323,062
                                                                        ------------      ------------
Net increase (decrease) in cash and cash equivalents .............        1,912,306            62,433
Cash and cash equivalents, beginning of period ...................            8,564           134,016
                                                                        ------------      ------------
Cash and cash equivalents, end of period .........................      $ 1,920,870       $   196,449
                                                                        ============      ============
Supplemental disclosures of cash flow information
   Interest paid .................................................      $    83,151       $   100,312
                                                                        ============      ============

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

     During the nine months ended December 31, 2003, the Company completed the following:

o In April 2003, the Company issued 72,487 shares of common stock that it had committed to issue during the year ended March 31, 2003.

o Two notes payable to former officers of the Company amounting to $220,000 were forgiven pursuant to their terms that stated if the Company had not raised cumulative gross proceeds from debt and/or equity financing of $5,000,000 by the second anniversary of the notes, then the notes would be forgiven. As the Company did not raise these proceeds, the notes have been forgiven.

o In May, July and October 2003, pursuant to the terms of the Series A Convertible Preferred Stock conversion, the holder converted 640,000 shares of Series A Convertible Preferred Stock into 1,994,286 shares of the Company's common stock.

o Recorded convertible note payable discounts of $373,008 related to the issuance of warrants attached to promissory notes to purchase 280,343 shares of common stock. During the nine months ended December 31, 2003, the Company recognized $210,943 in interest expense related to the accretion of convertible promissory note discounts related to warrants attached to the promissory notes issued in the nine month period ended December 31, 2003 and those issued in prior periods.

o Recorded convertible note payable discounts of $940,964 related to the beneficial conversion feature of the convertible promissory notes. During the nine months ended December 31, 2003, the Company recognized interest expense of $581,608 related to the issuance of convertible promissory notes with fixed conversion features.

   The accompanying notes are an integral part of these financial statements.

o Recorded debt discount of $262,755 related to warrants to purchase up to $1,000,000 of common stock at a price equal to 50% of the average stock price for 10 consecutive days immediately prior to the exercise, but not less than $0.30 per share. These warrants were issued to settle the Company's obligations under notes and warrants entered into in 2001 and 2002 with an investor. During the nine months ended December 31, 2003, the Company recognized $262,755 in interest expense related to the accretion of this debt discount. The related debt was fully repaid in October 2003.

o As an inducement to four investors in connection with their agreement to convert 80.37% of the principal and accrued interest underlying their existing promissory notes worth $887,500, during the three months ended June 30, 2003, the Company recorded financing costs of $1,084,505 related to (i) a reduction in the conversion price on the previously issued convertible promissory notes and (ii) a reduction in the exercise price on previously issued warrants to purchase 568,000 shares of common stock.

o In July 2003, the Company renegotiated the terms of $1,353,000 of 12% per annum demand promissory notes due the Company's Chief Executive Officer, Mr. Ramey. The note agreements were entered into during fiscal 2002 and 2003 to fund the Company's operations. In exchange for the 12% demand notes, the Company issued Mr. Ramey a new promissory note bearing interest at 7% per annum, maturing July 10, 2004, and convertible into shares of common stock at a conversion price of $0.80 per share. Mr. Ramey was also issued a warrant to purchase 1,691,250 shares of common stock at an exercise price of $0.80 per share. The excess of the fair value of the beneficial conversion feature of the note and the fair value of the warrants over the carrying amount of the debt is $1,722,631 and has been recorded as a loss on extinguishment of debt-related party for the nine month period ended December 31, 2003.

o In July 2003, the Company entered into an agreement for financial advisory and strategic/competitive advisory services and issued a warrant to purchase 100,000 shares of common stock at an exercise price of $1.15 per share. The fair value of the warrants of $96,750 has been recorded as an operating expense for the nine month period ended December 31, 2003.

o In September 2003, the Company successfully negotiated the conversion of $834,168 of remaining debt related to discontinued operations. In exchange for the debt, the holder was issued 417,084 shares of common stock and a warrant to purchase 208,542 shares of common stock at an exercise price of $2 per share. The excess of the fair value of the shares and warrants issued over the carrying amount of the debt is $635,259 and has been recorded as a loss on extinguishment of debt for the nine month period ended December 31, 2003.

o On June 30, 2003, the Company agreed to sell to five accredited investors an aggregate of 1,111,112 shares of its common stock for an aggregate purchase price of $500,000 pursuant to a Securities Purchase Agreement. The investors purchased these shares from the Company on July 9, 2003. On August 4, 2003, the five accredited investors agreed to surrender their common stock in exchange for convertible promissory notes totaling $500,000, due August 4, 2004 with interest at 10% per annum, and warrants to purchase an additional 15,000 shares of common stock with an exercise price of $1.34 per share. The warrants may be exercised at any time after August 4, 2003. The promissory notes are convertible into common stock at $0.45 per share. The non-cash expense of this stock repurchase of $45,693 has been recorded as financing costs during the nine month period ended December 31, 2003.

     During the nine months ended December 31, 2002, the Company completed the following:

o In April and May 2002, issued 1,424,259 shares of common stock that it had committed to issue during the year ended March 31, 2002.

o In August, September, November, and December 2002, $267,500 of convertible promissory notes were converted into common stock. At December 31, 2002, the stock certificates for 380,000 shares of common stock on $38,000 of the convertible promissory notes converted had not been issued and therefore this amount is included in common stock committed.

o Accrued interest of $26,000 was transferred to the repayment amount of a convertible promissory note from accrued interest.

   The accompanying notes are an integral part of these financial statements.

                               US DATAWORKS, INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.   ORGANIZATION AND BUSINESS

     US Dataworks, Inc. (the "Parent" or the "Company"), a Nevada corporation, develops, markets, and supports payment processing software for the financial services industry. Its customer base includes many of the largest financial institutions as well as credit card companies, government institutions, and high-volume merchants in the United States. It also has a strategic alliance with BancTec, Inc. and through October 2002, with CheckFree Corporation to license the Company's software for its banking customers and Thomson Financial Publishing, a unit of Thomson Corporation, to incorporate its EPICWare database into the Company's products. Prior to acquiring US Dataworks, Inc., a Delaware corporation, effective March 31, 2001, the Company was a financial services company specializing in the integration of proprietary software applications with Applications Service Provider ("ASP") services and an internet service provider ("ISP"). During July and December 2001, the Company started shutting down its ISP and ASP operations, respectively, and at March 31, 2002 all ISP and ASP activities had ceased.

     As of May 18, 1999, the Company, previously known as New World Publishing, Inc. ("New World"), a Colorado corporation, entered into an Agreement and Plan of Reorganization with Communications Television, Inc. ("CTV"), a California corporation (incorporated on July 20, 1998), whereby all of the outstanding shares of common stock of CTV were exchanged for an aggregate of 3,804,033 shares of New World. For accounting purposes, the transaction has been treated as a recapitalization of CTV, with CTV as the accounting acquirer (reverse acquisition), and has been accounted for in a manner similar to a pooling of interests. The operations of New World have been included with those of CTV from the acquisition date. New World was incorporated in Colorado on December 28, 1994. New World had minimal assets and liabilities at the date of the acquisition and did not have significant operations prior to the acquisition. As of November 11, 1999, CTV's name was changed to Sonicport.com, Inc.

     On October 12, 1999, a special meeting of the shareholders was held, and the shareholders approved the following actions: (i) the change of name to "Sonicport.com, Inc." from "New World Publishing, Inc." (ii) the adoption of the 1999 Stock Option Plan, and (iii) the change of the state of incorporation to Nevada from Colorado. As of October 18, 1999, New World Publishing, Inc.'s named was changed to Sonicport.com, Inc. In February 2000, Sonicport.com, Inc. effected its change of state of incorporation from Colorado to Nevada. In February 2001, Sonicport.com, Inc.'s name was changed to Sonicport, Inc. On March 21, 2002, the Company dissolved Sonicport.com, Inc., a California corporation. As of March 26, 2002, Sonicport, Inc.'s name was changed to US Dataworks, Inc. On May 23, 2002, the Company combined with US Dataworks, Inc., a Delaware corporation, and US Dataworks, Inc., a Delaware corporation, was dissolved.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation
     ---------------------

     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Regulation S-B.

     Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all normal, recurring adjustments considered necessary for a fair presentation have been included. The financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB/A for the year ended March 31, 2003. The results of operations for the nine months ended December 31, 2003 are not necessarily indicative of the results that may be expected for the year ended March 31, 2004.

     Going Concern
     -------------

     The Company has received a report from its independent auditors on the financial statements as of and for the year ended March 31, 2003 that includes an explanatory paragraph describing the uncertainty as to the


Company's ability to continue as a going concern. These consolidated financial statements contemplate the ability to continue as such and do not include any adjustments that might result from this uncertainty.

     Revenue Recognition
     -------------------

     The Company recognizes revenues in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition." The Company licenses its software products under nonexclusive, nontransferable license agreements. These arrangements do not require significant production, modification, or customization, therefore, revenue is recognized when a license agreement has been signed, delivery of the software product has occurred, the related fee is fixed or determinable, and collectibility is probable. If professional services were provided in conjunction with the installation of the software licensed, revenue is recognized when these services have been provided.

     For license agreements that include a separately identifiable fee for contracted maintenance services, such revenues are recognized on a straight-line basis over the life of the maintenance agreement noted in the agreement, but following any installation period of the software.

     Cash and Cash Equivalents
     -------------------------

     For the purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     Property and Equipment
     ----------------------

     Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over estimated useful lives as follows:

         Furniture and fixtures                  5 years
         Telephone equipment                     5 to 10 years
         Computer equipment                      5 years
         Computer software                       5 years
         Leasehold improvements                  Shorter of initial lease period
                                                 or useful life of asset

     Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations.

     Impairment of Long-Lived Assets
     -------------------------------

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets.

     Goodwill
     --------

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which was effective for fiscal years beginning after December 15, 2001. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives but requires that these assets be reviewed for impairment at least annually or on an interim basis if an event occurs or circumstances change that could indicate that their value has diminished or been impaired. Other intangible assets will continue to be amortized over their estimated useful lives. The Company evaluates the remaining useful lives of these intangibles on an annual basis to determine whether events or circumstances warrant a revision to the remaining period of amortization. Pursuant to SFAS 142, goodwill is no longer being amortized.

     Fair Value of Financial Instruments
     -----------------------------------

     The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, and due to related party, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable, notes payable - related parties, and note payable - affiliate also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same or the difference is immaterial.

     Stock Options
     -------------


     SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation.


     Income Taxes
     ------------

     The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes, if applicable, represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Loss per Share
     --------------

     The Company calculates loss per share in accordance with SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive. The following potential common stock equivalents have been excluded from the computation of diluted net loss per share for the periods presented because the effect would have been anti-dilutive (Options and Warrants typically convert on a one for one basis, see conversion details of the preferred stock in footnote 8 for the common stock shares issuable upon conversion):

                                                                       FOR THE NINE MONTHS ENDED
                                                                              DECEMBER 31,
                                                                     -------------------------------
                                                                         2003              2002
                                                                         ----              ----
     Options outstanding under the Company's stock option
       plans                                                           2,391,500         304,000
     Options granted outside the Company's stock
       option plans                                                      713,100         124,350
     Warrants issued in conjunction with convertible Series B
       preferred stock                                                         0         125,933
     Warrants issued in conjunction with private placements            1,286,251         106,300

                                      F-42

                                                                       FOR THE NINE MONTHS ENDED
                                                                              DECEMBER 31,
                                                                     -------------------------------
                                                                         2003              2002
                                                                         ----              ----
     Warrants issued as a financing cost for notes payable
       and convertible notes payable                                   2,341,137         681,937
     Warrants issued in conjunction with lock-up
       agreements                                                         12,000         145,952
     Warrants issued for services rendered                               447,800         378,400
     Warrants issued as part of the acquisition of
       the Subsidiary                                                     67,200          67,200
     Convertible Series A preferred stock (a)                                  0       2,185,792
     Convertible Series B preferred stock (b)                            125,933         125,933

(a) The Series A is convertible into shares of common stock as determined by dividing $2.50 by 60% of the average closing bid price of the Company's common stock for the 10 trading days prior to the conversion. The number of common stock equivalents attributable to a potential conversion of the Series A preferred stock has been calculated based upon the closing bid price of the Company's common stock for the 10 trading days prior to December 31, 2002. From May through October 2003, all outstanding shares of Series A were converted pursuant to their existing terms into 1,994,286 shares of common stock.

(b) The Series B is convertible into shares of common stock at a conversion price of $3.75 per share.

     Reclassifications
     -----------------

     Certain amounts included in the prior year financial statements have been reclassified to conform with the current year presentation. Such reclassification did not have any effect on reported net loss.

     Estimates
     ---------

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Concentrations of Credit Risk
     -----------------------------

     The Company sells its products throughout the United States and extends credit to its customers. It also performs ongoing credit evaluations of such customers. The Company does not obtain collateral to secure its accounts receivable. The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary.

     Three customers of the Company accounted for 44%, 20% and 13% of the Company's net sales for the three months ended December 31, 2003. Three customers of the Company accounted for 33%, 25% and 11%, respectively, of the Company's net sales for the nine months ended December 31, 2003. Three customers of the Company accounted for 34%, 33% and 17% of the Company's net sales for the three months ended December 31, 2002. One customer of the Company accounted for 14% of the Company's net sales for the nine months ended December 31, 2002. Additionally, the Company's strategic resellers accounted for 55% and 36% of the Company's net sales for the nine months ended December 31, 2003 and 2002, respectively.

     At December 31, 2003, amounts due from strategic resellers or significant customers accounted for 25% and 13%, respectively, of accounts receivable.

3.   ACQUISITION

     Effective March 31, 2001, and with a closing date of April 2, 2001, the Parent acquired 100%, or 3,571,429 shares, of the outstanding common stock of US Dataworks, Inc. (the "Subsidiary"), a Delaware corporation (formerly known as Allstate Dataworks, Inc.), in exchange for 2,933,333 new shares of the Parent's common stock and warrants to purchase 200,000 shares of the Parent's common stock. The warrants have an exercise price of $3.65, vest immediately, and expire on April 2, 2006. In addition, certain shareholders of the Parent transferred their ownership in 800,000 shares of the Parent's common stock to the shareholders of the Subsidiary and committed to return 440,000 shares of the Parent's common stock to the Parent in exchange for promissory notes in the amount of $220,000. These shareholders had returned 305,600 shares at June 30, 2001. Of the Subsidiary's shares, 175,714 were acquired from officers of the Subsidiary who are also officers of the Parent.

     The acquisition has been recorded using the purchase method, which is in conformity with generally accepted accounting principles in accordance with APB 16, "Business Combinations." The purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired is attributed to goodwill. The results of operations of US Dataworks have been included in the Company's financial statements from April 1, 2001.

     The aggregate purchase price was $17,437,262. The value of the 2,933,333 new shares of the Parent's common stock issued and the 800,000 shares transferred by certain shareholders of the Parent to the shareholders of the Subsidiary of $16,893,334 was determined based on the average closing market price of the Parent's common stock over the period consisting of two days before and after the terms of the acquisition agreement were agreed to and announced. The value of the warrants to purchase 200,000 shares was determined to be $543,928 and was derived using the Black Scholes option pricing model using the following assumptions: expected life of 2 years, risk-free interest rate of 5.49%, expected volatility of 100% and expected dividend yield of 0%.

4.   PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 2003 consisted of the following:

     Furniture and fixtures                              $    49,916
     Office and telephone equipment                           81,097
     Computer equipment                                      174,145
     Computer software                                     1,183,000
     Leasehold improvements                                   18,843
                                                         ------------
                                                           1,507,001
     Less accumulated depreciation and amortization         (828,601)
                                                         ------------
     TOTAL                                               $   678,400
                                                         ============

     Depreciation and amortization expense for the nine months ended December 31, 2003 and 2002 was $206,700 and $227,698, respectively.

5.   NOTES PAYABLE - RELATED PARTIES

     On January 22, 2001, the Company entered into a note payable with an advisory board member and shareholder for $50,000. The note is non-interest-bearing, is unsecured, and is due on demand. As of December 31, 2003, the outstanding balance on the note payable was $39,000.

     On April 1, 2003, two notes payable to former officers of the Company amounting to $220,000 were terminated pursuant to their terms that stated if the Company had not raised cumulative gross proceeds from debt and /or equity financing of $5,000,000 by the second anniversary of the notes, then the notes would be forgiven. As the Company did not raise these proceeds, the notes have been terminated and have been accounted for as a contribution of shareholders capital with no gain or loss recorded on termination.

     During fiscal 2003 and 2002, the Company issued promissory notes in an aggregate principal amount of $1,353,000 to Mr. Ramey, our Chief Executive Officer bearing an interest rate of 12% per annum. On July 10, 2003, the Company consolidated these promissory notes into one promissory note for $1,353,000, bearing an interest rate of 7% per annum, pursuant to the Subordinated, Convertible Note and Warrant Agreement. This promissory note may be converted into shares of the Company's common stock at a conversion price equal to the lesser of (i) $0.16 per share or (ii) the closing bid price of our common stock as listed on the American Stock Exchange on the trading day immediately prior to the date of a change of control of US Dataworks or the date of Mr. Ramey's notice of voluntary conversion of the promissory note. In connection with this promissory note, the Company issued to Mr. Ramey a warrant to purchase 1,691,250 shares of its common stock at an exercise price of $0.80 per share. The principal amount and accrued interest is due and payable upon demand after July 10, 2004. As of September 30, 2003, Mr. Ramey elected to fully convert the promissory note and accrued interest of $21,277. On September 30, 2003, the Company issued Mr. Ramey 1,717,847 shares of common stock pursuant to the conversion. The excess of the fair value of the beneficial conversion feature of the note and the fair value of the warrants over the carrying amount of the debt is $1,722,631 and has been recorded as a loss on extinguishment of debt-related party for the nine month period ended December 31, 2003.

6.   CONVERTIBLE PROMISSORY NOTES

     Convertible promissory notes at December 31, 2003 consisted of the following:

     Redeemable, Convertible Promissory Notes:
     -----------------------------------------

     Convertible promissory notes, interest at 10% per annum,
       unsecured due June 2004 through August 2004, net of
       unamortized discount of $42,122                               $   57,878

     Convertible Promissory Notes:
     -----------------------------

     Convertible promissory note, interest at 5% per annum,
       unsecured due 30, 2004, net of unamortized discount
       of $77,479                                                       422,521
     Convertible promissory notes, interest at 10% per annum,
       unsecured, due August 4, 2004                                    250,000
     Convertible debentures, interest at 1% per annum,
       unsecured, due October 2, 2004, net of unamortized
       discount of $433,018                                             141,982

     Convertible Promissory Notes Guaranteed by Chief Executive Officer:
     -------------------------------------------------------------------

     Convertible promissory note, interest at 8% per annum,
       secured by a personal guarantee by the Chief Executive
       Officer of the Company, due on November 30, 2004                       0
                                                                    ------------
                                                                    $   872,381
                                                                    ============

     Redeemable, Convertible Promissory Notes
     ----------------------------------------

     As of December 31, 2003, the Company has 2 convertible promissory notes outstanding payable to 2 individuals pursuant to Subscription Agreements entered into June 7, 2003, for gross proceeds in the aggregate of $100,000. The units issued consisted of 2 convertible promissory notes and warrants to purchase 15,000 shares of the Company's common stock.

     The Company has the option to redeem the notes at any time prior to the notes' maturity date at 105% of the face value of the note, plus accrued interest, if any, at any time prior to the maturity date. The promissory notes and accrued interest are convertible into common stock at $0.45 per share. The notes earn interest at 10% per annum, the principal and any unpaid interest are due one year following the issuance date of the note, and interest is payable in cash on a quarterly basis.

     The warrants to purchase 15,000 shares of the Company's common stock are exercisable at $0.45 per share and expire three years from the date of issuance.

     The Company allocates the proceeds received from debt or convertible debt with detachable warrants or shares of common stock using the relative fair value of the individual elements at the time of issuance. The amount allocated to the warrants as a debt discount was calculated at $14,712 and will be recognized as additional interest expense over the period from the date of issuance to the stated maturity date. In the event the debt is settled prior to the maturity date, an expense will be recognized based on the difference between the carrying amount and the amount of the payment. During the nine months ended December 31, 2003, the Company recognized $7,356 in interest expense related to the accretion of the debt discount recorded on these convertible promissory notes.

     In accordance with generally accepted accounting principles, in the event the conversion price is less than the Company's stock price on the date of issuance, the difference is considered to be a beneficial conversion feature and is amortized as additional interest expense over the period from the date of issuance to the stated redemption date of the notes. The Company has calculated the beneficial conversion feature of these notes to be $85,288.

     Convertible Promissory Notes
     ----------------------------

     Convertible Note Due June 30, 2004
     ----------------------------------

     On June 30, 2003, the Company entered into a Convertible Debentures and Warrants Agreement with an accredited investor. Pursuant to this agreement, on July 29, 2003, the investor purchased a debenture in the principal amount of $500,000, due June 30, 2004, bearing an interest rate of 5% per annum and a 12% original issue discount of $60,000. The debentures may be converted into shares of the Company's common stock at any time at a conversion price equal to the closing bid price of the common stock as listed on the American Stock Exchange on the trading day immediately before the date of conversion. Pursuant to the agreement, the investor also received a warrant exercisable through June 30, 2006 to purchase 10,000 shares of common stock at an exercise price of $1.44 per share. Using the Black-Scholes valuation model, the Company has determined the value of the warrant to be $22,654. The amount allocated to the warrant as a debt discount will be recognized as additional interest expense over the period from the date of issuance to the stated maturity date.

     In accordance with generally accepted accounting principles, in the event the conversion price is less than the Company's stock price on the date of issuance, the difference is considered to be a beneficial conversion feature and is amortized as additional interest expense over the period from the date of issuance to the stated redemption date. The Company has calculated the beneficial conversion feature of this debenture to be $81,545.

     Convertible Note Due August 4, 2004
     -----------------------------------

     On June 30, 2003, the Company agreed to sell to five accredited investors an aggregate of 1,111,112 shares of its common stock for an aggregate purchase price of $500,000 pursuant to a Securities Purchase Agreement. The investors purchased these shares from the Company on July 9, 2003. In connection with this agreement, the Company issued warrants to purchase an aggregate of 150,000 shares of our common stock with an exercise price of $1.34 per share. On August 4, 2003, the five accredited investors agreed to surrender their common stock in exchange for convertible promissory notes totaling $500,000, due August 4, 2004, with interest at 10% per annum, and warrants to purchase an additional 10,000 shares of common stock with an exercise price of $1.34 per share. The warrants may be exercised at any time after August 4, 2003. The promissory notes are convertible into common stock at $0.45 per share. On September 15, 2003, one of the investors elected to convert his promissory note for $250,000 into common shares and was issued 555,556 shares of common stock prior to September 30, 2003. The non-cash expense of this stock repurchase of $45,693 has been recorded as financing costs during the nine month period ended December 31, 2003.

     Convertible Debentures Due October 2, 2004
     ------------------------------------------

     In October 2003, the Company sold 1,825,000 shares of common stock ("Common Stock") for an aggregate purchase price of $3,650,000, and sold $575,000 aggregate principal amount of 1% Convertible Debentures (the "Debentures"). In connection with the sale of the Common Stock and Debentures, the Company also issued warrants to purchase 1,056,250 shares of Common Stock (the "Warrants," and collectively, with the Common Stock and Debentures, the "Securities") in a private placement to 11 institutional investors. The maturity date of the Debentures is October 2, 2004. The sale of the Securities resulted in gross proceeds to the Company, prior to the exercise of the Warrants, of approximately $4.2 million. The Debentures are convertible into Common Stock at a conversion price of $2.00 per share (the "Conversion Price"), subject to standard anti-dilution adjustments. The Warrants are fully vested and exercisable at any time until October 2, 2006 at an exercise price of $2.00 per share (the "Exercise Price"), subject to standard anti-dilution adjustments. In accordance with generally accepted accounting principles, the Company allocates the proceeds received from debt or convertible debt with detachable warrants using the relative fair value of the individual elements at the time of issuance. Using the Black-Scholes valuation model the Company has determined the value of the warrants issued in connection with the Debentures to be $185,195. This amount that has been allocated to the warrants is accounted for as a debt discount and will be recognized as additional interest expense in the statement of operations during the period from date of issuance to the stated maturity date. During the three and nine month periods ended December 31, 2003, the Company recognized $70,040 in interest expense related to the accretion of the debt discount attributable to the warrants issued in connection with the Debentures.

     In accordance with generally accepted accounting principles, in the event the conversion price is less than the Company's stock price on the date of issuance, the difference is considered to be a beneficial conversion feature and is amortized as additional interest expense over the period from the date of issuance to the stated redemption date. The Company has calculated the beneficial conversion feature of the Debentures to be $389,805.

     Convertible Promissory Notes Guaranteed by Chief Executive Officer
     ------------------------------------------------------------------

     In June 2003, the Company executed a new note with an existing Convertible Promissory Note holder in the amount of $480,000. This note replaces the existing note of $150,000 and includes penalties and interest from a settlement with the Company of $330,000. A payment of $35,000 was due upon signing and principal and interest payments of $20,000 are due on a quarterly basis through November of 2004. On that date all remaining principal and interest outstanding is due. This note bears interest at 8% and is guaranteed by the Chief Executive Officer of the Company.

     In addition to the note, the Company issued a warrant to purchase up to $1,000,000 of the Company's common stock not to exceed 2,300,000 shares. The exercise price of the warrant is 50% of the average stock price for 10 consecutive days immediately prior to the exercise, but not less than $0.30 per share. The warrant is exercisable in thirds after specific number of days following the earlier of i) the Company receiving an Effectiveness Notice confirming the completion of a registration statement filed with the Securities and Exchange Commission or ii) one year from the date of issue. The Company allocates the proceeds received from debt with detachable warrants using the relative fair value of the individual elements at the time of issuance. The amount allocated to the warrants as a debt discount was calculated at $262,755 and will be recognized as interest expense over the period until the notes mature. In the event the debt is settled prior to the maturity date, an expense will be recognized based on the difference between the carrying amount and the amount of the payment. During the nine months ended December 31, 2003, the Company recognized $262,755 in interest expense related to the accretion of the debt discount.

     On October 8, 2003 the full amount of the note and all accrued interest was paid in full.

7.   COMMITMENTS AND CONTINGENCIES

     Litigation
     ----------

     On July 19, 2002, an individual and former director of US Dataworks, H. J. Frazier, filed a lawsuit against US Dataworks in Los Angeles Superior Court alleging breach of debenture agreement. In the complaint, the plaintiff prays for damages in the amount of $275,000, plus prejudgment interest and cost of suit. US Dataworks and Mr.

Frazier have reached a settlement pursuant to which US Dataworks will make monthly payments in the amount of $23,800 per month until March 1, 2003. On March 1, 2003, US Dataworks has the option to pay the remaining balance or to make monthly payments in the amount of $26,167 through August 1, 2003. US Dataworks also agreed to pay Mr. Frazier's attorney's fees and costs, up to a maximum of $5,000, and reimburse Mr. Frazier for the cost of the suit. Upon payment in full, Mr. Frazier will dismiss the lawsuit with prejudice. On August 1, 2003, the settlement amount was paid in full and the lawsuit has been dismissed.

     On December 12, 2003, an individual investor filed a lawsuit against US Dataworks in Los Angeles Superior Court alleging breach of an oral agreement between the plaintiff and a former director of US Dataworks. In the complaint, the plaintiff alleges that the oral agreement granted him the right to receive additional shares from US Dataworks in the event that he should sell certain shares of our common stock at a price less than $15 per share. The plaintiff alleges that in March 2000, as partial consideration under the alleged oral agreement he converted three promissory notes with an aggregate principal amount of $725,000 into 77,856 shares of our common stock. He is seeking unspecified damages. We intend to dispute this claim and defend this action vigorously.

8.   STOCKHOLDERS' EQUITY

     PREFERRED STOCK

     The Company has 10,000,000 authorized shares of $0.0001 par value preferred stock. The preferred stock may be issued in series, from time to time, with such designations, rights, preferences, and limitations as the Board of Directors may determine by resolution.

     Convertible Series A Preferred Stock
     ------------------------------------

     The Company has 800,000 authorized shares of $0.0001 par value convertible Series A preferred stock. On April 11, 2000, the Company issued 800,000 shares of its voting convertible Series A preferred stock (the "Series A") to an investor for gross proceeds of $2,000,000. On May 19, 2000, the Company redeemed 160,000 shares of the Series A for $400,000. The Series A has a liquidation preference of $2.50 per share and carries a 15% cumulative dividend payable on each April 1 and October 1. The Company has the right to redeem the Series A at any time after issuance at a redemption price of $2.70 per share, plus any accrued but unpaid dividends, except if the Company redeems the Series A within 60 days of issuance, the redemption price shall be $2.50. The Series A is convertible into shares of common stock as determined by dividing $2.50 by 60% of the average closing bid price of the Company's common stock for the 10 trading days prior to the conversion.

     In accordance with generally accepted accounting principles, the difference between the conversion price and the Company's stock price on the date of issuance of the Series A preferred stock is considered to be a beneficial conversion feature and is treated in a manner similar to a dividend to the Series A preferred shareholders. In connection with the issuance of the Series A preferred shares, as of the date of issuance on April 11, 2000, the Company has recorded an amount of $1,132,654 as the value of the conversion feature granted to the Series A preferred shareholders.

     In four separate conversions in the period May through October 2003, and pursuant to the Series A conversion terms, the holder converted all 640,000 outstanding shares of the Series A preferred and was issued 1,994,286 shares of the Company's common stock. Prior to the first conversion in May, 2003, the Series A preferred shares had $501,028 accumulated, undeclared dividends. In accordance with the Series A conversion terms, all accumulated, undeclared dividends were forfeited by the holder upon conversion.

     Convertible Series B Preferred Stock
     ------------------------------------

     The Company has 700,000 authorized shares of $0.0001 par value convertible Series B preferred stock.

     In August and October 2000, the Company issued 509,333 and 133,666 units respectively, in a private placement for gross proceeds of $382,000 and $100,250, respectively. Each unit consisted of one share of its voting convertible Series B preferred stock (the "Series B") and a warrant to purchase one share of the Company's common stock. The Series B has a liquidation preference of $0.75 per share and carries a 10% cumulative dividend payable on each March 1 and September 1. The Company has the right to redeem the Series B at any time after issuance at a redemption price of $0.83 per share, plus any accrued but unpaid dividends. The Series B is convertible upon issuance into common stock at $3.75 per share. The warrant entitles the holder to purchase one share of the Company's common stock at $6.25 per share, which represents 115% of the market value of the Company's stock at the closing date.

     In May 2001, an investor in the Company's convertible Series B preferred stock rescinded its acquisition and returned 13,333 shares and warrants for the purchase of 2,667 shares of common stock to the Company in exchange for the return of its investment of $10,000.

     At December 31, 2003, there were accumulated, undeclared dividends in arrears of $135,289 or $0.21 per share.

     COMMON STOCK

     Financing Agreement
     -------------------

     On June 30, 2003, the Company entered into an agreement with an institutional investor for an equity line financing of up to $4,000,000. The institutional investor has agreed to purchase the Company's common stock at 87% to 92% percent of the volume weighted average price on the date in question during each draw down pricing period, subject to certain adjustments as set forth in the agreement. The Company may sell up to $4,000,000 of its common stock, with a minimum commitment of $1,500,000, to the institutional investor under the equity line on trading days on which our closing price per share is $0.50 or more. Subject to the satisfaction of the minimum closing price and certain other conditions, the Company has the right to determine the timing and amount of each sale so long as the sale will not cause the institutional investor to own more than 4.999% of the Company's outstanding common stock. Pursuant to a registration rights agreement, the Company agreed to file a registration statement for the resale of the shares of its common stock issued to the institutional investor in connection with the equity line.

     Common Stock and Warrants
     -------------------------

     During the nine months ended December 31, 2003, the Company completed the following:

     o In April 2003, the Company issued 72,486 shares of common stock that it had committed to issue during the year ended March 31, 2003.

     o During the nine months ended December 31, 2003, $657,547 of convertible promissory notes and accrued interest thereon were converted into 850,671 shares of common stock based upon a conversion price equal to 80% of the average closing price for the 20 trading days immediately preceding the conversion date.

     o On June 25, 2003, we amended four convertible promissory notes totaling $887,500 that were issued in March 2001 such that 80.37% of the outstanding principal and accrued and unpaid interest converted into 2,088,949 shares of the Company's common stock at a conversion price of $0.35 per share. At the holder's option on September 30, 2003, the remaining principal balance plus accrued interest converted at an exercise price of $0.35 per share into 510,157 shares.

     o In June 2003, the Company issued to an accredited investor an 8% Convertible Promissory Note for $200,000, and also issued warrants to purchase 40,000 shares of the Company's common stock at an exercise price $0.35. In June 2003, the $200,000 Convertible Promissory Note was converted into 571,429 shares pursuant to terms of the note. On June 30, 2003, in accordance with the terms of the warrant, the investor elected to exercise the warrant through a net issuance. As a result, an additional 27,273 shares of common stock were issued to the investor.

     o On June 30, 2003, the Company agreed to sell to five accredited investors an aggregate of 1,111,112 shares of its common stock for an aggregate purchase price of $500,000 pursuant to a Securities Purchase Agreement. The investors purchased these shares from the Company on July 9, 2003. In connection with this agreement, the Company issued warrants to purchase an aggregate of 150,000 shares of our common stock with an exercise price of $1.34 per share. The warrants may be exercised at any time. On August 4, 2003, the five accredited investors agreed to surrender their common stock in exchange for convertible promissory notes totaling $500,000, due August 4, 2004, with interest at 10% per annum, and warrants to purchase an additional 10,000 shares of common stock with an exercise price of $1.34 per share. The warrants may be exercised at any time after August 4, 2003. The promissory notes are convertible into common stock at $0.45 per share. On September 15, 2003, one of the investors elected to convert his promissory note for $250,000 into common shares and was issued 555,556 shares of common stock. The non-cash expense of this stock repurchase of $45,693 has been recorded as financing costs for the nine month period ended December 31, 2003.

     o In July 2003, the Company renegotiated the terms of $1,353,000 of 12% per annum demand promissory notes due the Company's Chief Executive Officer, Mr. Ramey. The note agreements were entered into during fiscal 2002 and 2003 to fund the Company's operations. In exchange for the 12% demand notes, the Company issued Mr. Ramey a new promissory note bearing interest at 7% per annum, maturing July 10, 2004, and convertible into shares of common stock at a conversion price of $0.80 per share. Mr. Ramey was also issued a warrant to purchase 1,691,250 shares of common stock at an exercise price of $0.80 per share. The excess of the fair value of the beneficial conversion feature of the note and the fair value of the warrants over the carrying amount of the debt is $1,722,631 and has been recorded as a loss on extinguishment of debt-related party for the nine month period ended December 31, 2003.

     o In September 2003, the Company successfully negotiated the conversion of $834,168 of remaining debt related to discontinued operations. In exchange for the debt, the holder was issued 417,084 shares of common stock and a warrant to purchase 208,542 shares of common stock at an exercise price of $2 per share. The excess of the fair value of the shares and warrants issued over the carrying amount of the debt is $635,259 and has been recorded as a loss on extinguishment of debt for the nine month period ended December 31, 2003.


     o In October 2003, the Company sold 1,825,000 shares of common stock ("Common Stock") for an aggregate purchase price of $3,650,000, and sold 575,000 aggregate principal amount of 1% Convertible Debentures (the "Debentures"). In connection with the sale of the Common Stock and Debentures, the Company also issued warrants to purchase 1,056,250 shares of Common Stock (the "Warrants," and collectively, with the Common Stock and Debentures, the "Securities") in a private placement to 11 institutional investors. The maturity date of the Debentures is October 2, 2004. The sale of the Securities resulted in gross proceeds to the Company, prior to the exercise of the Warrants, of approximately $4.2 million. Using the Black-Scholes method, the Company has assigned $2,007,286 of these proceeds to the value of the Warrants issued in connection with the Securities, of which $185,195 has been assigned to the fair value of the Warrants issued in connection with the Debentures. The Debentures are convertible into Common Stock at a conversion price of $2.00 per share (the "Conversion Price"), subject to standard anti-dilution adjustments. The Warrants are fully vested and exercisable at any time until October 2, 2006 at an exercise price of $2.00 per share (the "Exercise Price"), subject to standard anti-dilution adjustments. In accordance with generally accepted accounting principles, in the event the conversion price is less than the Company's stock price on the date of issuance, the difference is considered to be a beneficial conversion feature and is amortized as additional interest expense over the period from the date of issuance to the stated redemption date. The Company has calculated the beneficial conversion feature of the Debentures to be $389,805.


     o During the nine months ended December 31, 2003, pursuant to the Series A Convertible Preferred Stock conversion terms, the holder converted 640,000 shares of Series A Convertible Preferred Stock and the Company issued 1,994,286 shares of the Company's common stock.

     Common Stock and Warrants as a Financing Cost
     ---------------------------------------------

     o In May and June 2003, the Company issued warrants to purchase 568,000 shares of common stock to several note holders as consideration for the note holders extending the maturity date of $887,500 of their promissory notes with the Company. Under the terms of the agreement, the holders exercised the warrants through a net issuance exercise. By doing so, the aggregate number of shares issued due to the exercise of the warrants was 387,273 shares of common stock. These shares were issued on July 2, 2003.

     o In June 2003, as partial settlement of an existing note and warrant agreement, the Company issued a warrant to purchase up to $1,000,000 of the Company's common stock not to exceed 2,300,000 shares. The exercise price of the warrant is 50% of the average stock price for 10 consecutive days immediately prior to the exercise, but not less than $0.06 per share. The warrant is exercisable in thirds after specific amounts of days following the earlier of i) the Company receiving an effectiveness notice confirming the completion of a registration statement filed with the Securities and Exchange Commission or ii) one year from the date of issue.

     o In July 2003, the Company entered into an agreement for financial advisory and strategic/competitive advisory services and issued a warrant to purchase 100,000 shares of common stock at an exercise price of $1.15 per share. The warrant is exercisable through June 30, 2006.

     Common Stock Issued for Services
     --------------------------------

     o During the three months ended December 31, 2003, the Company issued 23,446 shares pursuant to two professional service agreements. The value of the services received has been determined based upon the current market price of the Company's common stock issued in exchange for the services. The aggregate value of these shares, $73,831.18, has been included as operating expenses in the quarter ended December 31, 2003.

     STOCK OPTIONS

     In August 1999, the Company implemented its 1999 Stock Option Plan (the "1999 Plan"). In August 2000, the Company's Board of Directors approved the 2000 Stock Option Plan (the "2000 Plan"), which amends and restates the 1999 Plan. Under the 2000 Plan, the maximum aggregate number of shares which may be granted is 15,000,000. The exercise price may not be less than the fair market value on the date of grant of the option. The options vest in varying increments over varying periods and expire 10 years from the date of vesting. In the case of incentive stock options granted to any 10% owner of the Company, the exercise price must not be less than 100% of the fair market value on the date of grant. Such incentive stock options vest in varying increments and expire five years from the date of vesting.

     During the three months and nine months ended December 31, 2003 and 2002, the Company granted 0 and 2,694,000, and 0 and 72,000 stock options, respectively, to certain employees and directors that may be exercised at prices ranging between $2.95 and $0.54, and $1.00 and $1.00, respectively.

     The following table summarizes certain information relative to stock options:

                                       2000 Stock Option Plan                       Outside of Plan
                                -------------------------------------     -------------------------------------
                                                   Weighted-Average                            Weighted-Average
                                    Shares          Exercise Price            Shares           Exercise Price
                                ---------------    ------------------     ---------------      ----------------
Outstanding, March 31, 2003            282,000     $      3.85                   143,350       $     20.18
Granted                           2,114,000(a)     $      1.62                580,000(b)       $      0.55
Exercised                                2,500     $      1.15                        --       $        --
Forfeited/canceled                       2,000     $      6.25                    10,250       $     11.69
Outstanding, December 31,
    2003                             2,391,500     $      1.88                   713,100       $      3.72


(a) Consists of 420,000 shares granted to each of Messrs. Stepanik and Villarreal, 400,000 shares granted to each of Messrs. Ramey and Figone, 200,000 shares granted to Mr. Reiland and 274,000 shares granted to other employees and non-employee directors. See details of issuance below.

(b) Consists of 290,000 shares granted to each of Messrs. Stepanik and Villarreal. See details of issuance below.

     The weighted-average remaining life and the weighted-average exercise price of all of the options outstanding at December 31, 2003 were 9.00 years and $2.30, respectively. The exercise prices for the options outstanding at December 31, 2003 ranged from $ 0.55 to $50.00, and information relating to these options is as follows:

                                                          Weighted-Average                         Weighted-Average
                           Stock            Stock            Remaining           Weighted         Exercise Price of
Range of Exercise         Options          Options          Contractual           Average              Options
      Prices            Outstanding      Exercisable           Life           Exercise Price         Exercisable
-------------------    --------------   --------------    ----------------    ----------------    -------------------
$ 0.55 - 5.00              2,858,500         902,500        9.40 years           $   1.40            $   1.08
$ 5.01 - 20.00               151,500         151,500        6.38 years           $   7.14            $   7.14
$20.01 - 50.00                94,600          94,600        1.31 years           $  21.98            $  21.98
                       --------------   -------------
          Total            3,104,600       1,148,600
                       ==============   =============

     DETAILS OF ISSUANCE

     On April 2, 2003, we entered into employment agreements with Terry Stepanik and Mario Villarreal, pursuant to which Mr. Stepanik is employed as our President and Chief Operating Officer and Mr. Villarreal as our Chief Technology Officer. Pursuant to the terms of the agreements, Mr. Stepanik and Mr. Villarreal each received an option to purchase 355,000 shares of our common stock under the 2000 Plan, at an exercise price of $0.55 per share which was the closing market price of our common stock on the date of grant. Mr. Stepanik's option vests as to 177,500 shares on December 31, 2003 and the remaining shares vest on April 2, 2004. Mr. Villarreal's option vested as to 177,500 shares on April 25, 2003 and the remaining shares vest on April 2, 2004. Both Mr. Stepanik and Mr. Villarreal were each also granted an option to purchase 290,000 shares of our common stock outside the 2000 Plan at an exercise price of $0.55 per share. Each of these options vests as to 145,000 shares on March 31, 2005 and the remaining shares vest on March 31, 2006. Both Mr. Stepanik and Mr. Villarreal will also each be entitled to receive an option to purchase 290,000 shares of our common stock outside the 2000 Plan on April 25, 2004 at an exercise price equal to the fair market value of our common stock on the date of grant. This option will vest as to 145,000 shares on March 31, 2005 and the remaining shares will vest on March 31, 2006.

     On September 15, 2003, following stockholder approval of certain proposals at the 2003 Annual meeting held September 10, 2003, both Mr. Stepanik and Mr. Villarreal each received an option to purchase 65,000 shares of our common stock under the 2000 Plan at an exercise price of $2.95 which was the closing market price of our common stock on the date of grant.

     In the event of a change of control, all of Mr. Stepanik's and Mr. Villarreal's options will become fully vested and exercisable. If the event either. Stepanik or Mr. Villarreal have not received the additional options to purchase 290,000 shares and 65,000 shares described above before a change of control, each will be entitled to a cash bonus at that time equal to the appreciation of the value of 355,000 shares of our common stock subsequent to April 2, 2003. If either Mr. Stepanik or Mr. Villarreal is terminated, other than for cause, or resigns within 10 days following a material decrease in title within six months following a change of control, then he will be entitled to receive a lump sum payment equal to two times his annual base salary and all his options will become fully vested, subject to compliance with certain ongoing obligations and the delivery of a release to us. If either Mr. Stepanik or Mr. Villarreal resigns within 10 days following a material decrease in title by the our Board of Directors, other than for cause, then 50% of his unvested options will become fully vested.

     On May 13, 2003, we entered into an employment agreement with Charles E. Ramey, pursuant to which he is employed as our Chief Executive Officer and Chairman of the Board of Directors. Pursuant to the terms of the agreement, Mr. Ramey received an option to purchase 394,000 shares of our common stock under the 2000 Plan at an exercise price of $1.00 per share which was the closing market price of our common stock on the date of grant. The option vested as to 280,000 shares on May 20, 2003 and the remaining 104, 000 shares vest on January 1, 2004.

     On September 15, 2003, following stockholder approval of certain proposals at the 2003 Annual meeting held September 10, 2003, Mr. Ramey received an option to purchase 6,000 shares of our common stock under the

2000 Plan at an exercise price of $2.95 which was the closing market price of our common stock on the date of grant. This option will become fully vested on January 1, 2004.

     In the event of a change of control, all of Mr. Ramey's options will become fully vested and exercisable. If Mr. Ramey is terminated, other than for cause, or resigns within 10 days following a material decrease in title within six months following a change of control, Mr. Ramey is entitled to receive a lump sum payment equal to two times his annual base salary and all his options shall become fully vested, subject to compliance with certain ongoing obligations and the delivery of a release to us. If Mr. Ramey resigns within 10 days following a material decrease in title by the our Board of Directors, other than for cause, 50% of Mr. Ramey's unvested options will become fully vested.

     Effective September 1, 2003, we entered into an employment agreement with John Figone, pursuant to which Mr. Figone is employed as our Vice President of Business Development and General Counsel. Pursuant to the terms of the agreement, Mr. Figone was granted on September 26, 2003 an option to purchase 400,000 shares of our common stock under the 2000 Plan, at an exercise price of $2.70 per share which was the closing market price of our common stock on the date of grant. Mr. Figone's option vests as to 100,000 shares on September 26, 2004, 150,000 shares on September 26, 2005 and the remaining 150,000 shares vest on September 26, 2006.

     In the event of a change of control, all of Mr. Figone's options will become fully vested and exercisable. If Mr. Figone is terminated, other than for cause, or resigns within 10 days following a material decrease in title within six months following a change of control, all his options shall become fully vested, subject to compliance with certain ongoing obligations and the delivery of a release to us. If Mr. Figone resigns within 10 days following a material decrease in title by the our Board of Directors, other than for cause, 50% of Mr. Figone's unvested options will become fully vested.

     On September 26, 2003, John Reiland, our Chief Financial Officer, was granted an option to purchase 200,000 shares of our common stock under the 2000 Plan, at an exercise price of $2.70 per share which was the closing market price of our common stock on the date of grant. Mr. Reiland's option vests as to 37,500 shares on September 26, 2004, 81,250 shares on September 26, 2005 and the remaining 81,250 shares vest on September 26, 2006.

     In the event of a change of control, all of Mr. Reiland's options will become fully vested and exercisable. If Mr. Reiland is terminated, other than for cause, or resigns within 10 days following a material decrease in title within six months following a change of control, all his options shall become fully vested, subject to compliance with certain ongoing obligations and the delivery of a release to us. If Mr. Reiland resigns within 10 days following a material decrease in title by the our Board of Directors, other than for cause, 50% of Mr. Reiland's unvested options will become fully vested.

     During the nine months ended December 31, 2003, the Company issued options to certain other employees and non-employee directors to purchase a total of 274,000 shares of our common stock under the 2000 Plan, at exercise prices ranging from $1.15 to $2.90 per share which in all cases was the closing market price of our common stock on the date of grant. All of the options are exercisable over a ten year life, generally vest over a period of three years, and terminate generally ninety days after the date the optionee ceases to be an employee or a director.

PRO-FORMA DISCLOSURES

     The Company has elected to follow Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock Based Compensation", requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options is greater than or equals the market price of the underlying stock on the date of grant, no compensation cost has been recognized during the three months and nine months ended December 31, 2003 and December 31, 2002.

     Pro-forma information regarding net income and earnings per share is required by Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro-forma disclosure, the estimated fair value of the options is included in expense over the option's vesting period or expected life. The Company's pro-forma information for the three and nine months ended December 31, 2003 and 2002 is as follows:

                                                     Nine Months Ended                     Three Months Ended
                                                       December 31,                           December 31,
                                             ----------------------------------   -------------------------------------
                                                 2003               2002               2003                  2002
                                             --------------    ----------------   ---------------       ---------------
Net loss as reported                          $(6,744,688)        $(1,846,085)      $(1,243,214)          $  (411,438)


Add stock-based employee compensation
expense included in net earnings (loss)
as reported, net of related tax effects                 0                   0                 0                     0

Deduct stock-based employee compensation
expense determined under the fair value
based method for all awards, net of
related tax effects                            (1,265,769)            (58,515)         (468,525)                    0


Net loss, pro forma                           $(8,010,457)        $(1,904,600)      $(1,711,739)          $  (411,438)

Basic & diluted loss per share, as reported        $(0.39)             $(0.16)           $(0.05)              $ (0.04)

Basic & diluted loss per share, pro forma          $(0.46)             $(0.17)           $(0.08)              $ (0.04)

     The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the three and nine months ended December 31, 2003 and 2002: dividend yields of 0% for all periods; expected volatility of 150% for all periods; risk-free interest rates of 2.00%, 2.00%, 3.75%, and 3.75%, respectively; and expected lives of 3.0 years, 3.0 years, 2.55 years and 2.55 years, respectively. The per-share weighted average fair value of stock options granted during the three and nine months ended December 31, 2003 and 2002 was $0.00, $ 1.13, $0.00 and $0.78, respectively.

                                   PART II:

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 78.7502 and 78.751 of the General Corporation Law of Nevada ("Nevada Law") provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Nevada Law provides, among other things, that a corporation may indemnify a person who was or is a party to or is threatened to be made a party to, any threatened pending or completed action by reason of their service to the corporation. Expenses include attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action suit or proceeding. In order to be entitled to indemnification such person must have reasonably relied on information provided by the corporation or acted in good faith. Further, discretionary indemnification may be authorized by the Board of Directors, the stockholders, a majority vote of a quorum of disinterested directors, of if no quorum can be obtained, by legal opinion of counsel. Article VI of the Registrant's Amended and Restated Bylaws (Exhibit 3(ii) to the Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the General Corporation Law of Nevada.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by the registrant in connection with the offering of the shares of common stock being registered. All amounts are estimates except the SEC registration statement filing fee. None of the costs and expenses listed below will be paid by the selling stockholder.

                                                                   Amount
                                                                   ------

         SEC registration fee................................   $     560
         American Stock Exchange listing fee*................      22,500
         Legal fees and expenses.............................     100,000
         Accounting fees and expenses........................      12,000
         Printing fees and expenses..........................       5,000
         Transfer agent fees and expenses....................         500
         Blue sky fees and expenses..........................       1,500
         Miscellaneous fees and expenses.....................       2,940
                                                                ---------
                  Total......................................   $ 145,000
                                                                =========
__________________

         * Estimated assuming the registrant issues the maximum number of shares that may be issued by it to Icon Investors Ltd. under the equity line financing agreement between the registrant and Icon Investors Ltd. in equal quarterly amounts over the 24-month term provided for in the equity line financing agreement.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         At various times between January 1, 2003 and October 31, 2003, we issued units through private placements, each consisting of a convertible promissory note and a warrant to purchase shares of our common stock. The following table summarizes these transactions:

                                                                                            Terms of
        Date            Unit Price ($)     Title of Security           Amount Sold      Conversion/Exercise
        ----            --------------     -----------------           -----------      -------------------
February 13, 2003         $40,000         Convert. Promissory Note        $40,000       (1)
                                                           Warrant          6,000       $0.45 per share

                                      II-1

                                                                                            Terms of
        Date            Unit Price ($)     Title of Security           Amount Sold      Conversion/Exercise
        ----            --------------     -----------------           -----------      -------------------
March 4, 2003             $30,000         Convert. Promissory Note        $30,000       (1)
                                                           Warrant          4,500       $0.45 per share
March 4, 2003             $50,000         Convert. Promissory Note        $50,000       (1)
                                                           Warrant          7,500       $0.45 per share

     (1) The conversion price is equal to 80% of the average closing price of our common stock during the 20 trading days immediately prior to the conversion date, however the conversion price cannot be less than $0.60. In May 2003, pursuant to the terms of the convertible promissory notes, the three investors converted the outstanding principal due under their convertible promissory notes and accrued interest into an aggregate of 272,025 shares of common stock.

         On May 5, 2003, we extended the terms of four convertible promissory notes issued in March 2001 for an aggregate principal amount of $887,500 until September 2003 and issued warrants to purchase an aggregate of 568,000 shares of our common stock. On June 25, 2003, we further amended these notes such that 80.37% of the outstanding principal balance, plus accrued unpaid interest, converted into 2,088,949 shares of our common stock at a conversion price of $0.35 per share. In connection with this June 25, 2003 transaction, we cancelled the warrants issued on May 5, 2003 and issued new warrants to purchase an aggregate of 568,000 shares of our common stock at an exercise price of $0.35 per share. Under the terms of the agreement, the holders agreed to exercise the warrants through a net issuance exercise. By doing so, the aggregate number of shares issued upon exercise of the warrants was 387,273 shares. At the holders' option, the remaining balance of the convertible promissory note and accrued interest converted at an exercise price of $0.35 on September 30, 2003 into 510,157 shares of common stock.

         On June 6, 2003, we entered into a Note and Warrant Purchase Agreement with La Jolla Cove Investors, Inc. and Mr. Ramey. This Note and Warrant Purchase Agreement was entered into in order to settle our obligations under prior notes and warrants entered into in 2001 and 2002 with La Jolla Cove, including our obligation to file a registration statement on Form S-3 for the resale of any shares issued to La Jolla Cove upon conversion or exercise of its notes and warrants. Pursuant to this agreement, we (a) made a cash payment of $35,000 to La Jolla Cove, (b) issued a promissory note for $445,000 bearing an interest rate of 8% per annum with a maturity date of November 30, 2004, and (c) issued a warrant to purchase up to $1,000,000 of our common stock at an exercise price equal to the greater of (i) $0.30 per share or (ii) 50% of average closing price of our common stock as listed on the American Stock Exchange for the ten trading days immediately prior to the exercise of the warrant. In no event may La Jolla Cove acquire more than 2,300,000 shares of our common stock. If La Jolla Cove elects to use a cashless exercise of the warrant and the exercise price is $0.30 per share, then the number of shares La Jolla Cove may acquire will be calculated based on there being a total of 833,333 shares issued upon full exercise of the warrant. In connection with the 2002 transaction we issued to La Jolla Cove a convertible note and warrant and Mr. Ramey entered into a Security Agreement with La Jolla Cove whereby he personally guaranteed our obligations under the transaction. Pursuant to the Note and Warrant Purchase Agreement, Mr. Ramey's personal guaranty was amended and limited to any outstanding balance owed by us under the new note issued on June 6, 2003. This note was fully repaid on October 8, 2003.

         On June 6, 2003 and June 7, 2003, we issued to two accredited investors convertible promissory notes bearing an interest rate of 10% per annum in an aggregate principal amount of $100,000. The accrued interest is payable on September 1, 2003, December 1, 2003, March 1, 2004 and June 1, 2004. The maturity date is June 6, 2004 and June 7, 2004, respectively. At any time the investors may elect to convert, in whole or in part, the principal balance and accrued but unpaid interest, if any, into shares of our common stock at a conversion price of $0.45 per share. In connection with these notes, we issued to the investors warrants to purchase a total of 15,000 shares of our common stock at an exercise price of $0.45 per share.

         On June 25, 2003, we issued to an accredited investor an 8% Convertible Promissory Note for $200,000. The accrued interest is payable on September 30, 2003, December 31, 2003, March 30, 2004 and June 30, 2004. The maturity date is June 25, 2004. At any time the holder of the note may elect to convert, in whole or in part, the principal balance and accrued unpaid interest, if any, into shares of our common stock at a conversion price of $0.35 per share. In connection with the note, we issued the holder a warrant to purchase 40,000 shares of our common stock at an exercise price of $0.35. On June 30, 2003, the investor elected to convert the balance of the note and exercise the warrant through a net issuance. As a result, the aggregate number of shares of our common stock issued upon conversion of the note and exercise of the warrant was 598,701 shares.

         On June 30, 2003, we sold to five accredited investors an aggregate of 1,111,111 shares of our common stock for an aggregate purchase price of $500,000 pursuant to a Securities Purchase Agreement. In connection with this agreement, we issued warrants to purchase an aggregate of 150,000 shares of our common stock with an exercise price of $1.34 per share. The warrants may be exercised at any time after June 30, 2003. However, an investor will not be permitted to exercise a warrant to the extent that the number of shares of common stock beneficially owned by such investor taken together with the number of shares to be issued upon exercise of the warrant equals or exceeds 4.999% of our then issued and outstanding shares of common stock. Pursuant to a registration rights agreement, we agreed to file a registration statement for the resale of the shares of our common stock purchased by the investors, including shares issued upon exercise of the warrants.

         On June 30, 2003, we entered into an agreement with an institutional investor for an equity line financing of up to $4,000,000. The institutional investor has agreed to purchase our common stock at 87% percent of the volume weighted average price on the date in question during each draw down pricing period, subject to certain adjustments as set forth in the agreement. We may sell up to $4,000,000 of our common stock, with a minimum commitment of $1,500,000, to the institutional investor under the equity line on trading days on which our closing price per share is $0.50 or more. Subject to the satisfaction of the minimum closing price and certain other conditions, we have the right to determine the timing and amount of each sale so long as the sale will not cause the institutional investor to own more than 4.999% of our outstanding common stock. Pursuant to a registration rights agreement, we agreed to file a registration statement for the resale of the shares of our common stock issued to the institutional investor in connection with the equity line.

         On June 30, 2003, we entered into a Convertible Debentures and Warrants Agreement with an accredited investor. Pursuant to this agreement, on July 29, 2003 the investor purchased a debenture in the principal amount of $500,000 bearing an interest rate of 5% per annum and an original issue discount of 12%. The debentures may be converted into shares of our common stock at any time at a conversion price equal to the closing bid price of our common stock as listed on the American Stock Exchange on the trading day immediately before the date of conversion. The investor also received warrants exercisable through June 30, 2006 to purchase 10,000 shares of our common stock with an exercise price of $1.44 per share.

         During fiscal 2003 and 2002, we issued promissory notes in an aggregate principal amount of $1,353,000 to Mr. Ramey, our Chief Executive Officer bearing an interest rate of 12% per annum. On July 10, 2003, we consolidated these promissory notes into one promissory note for $1,353,000, bearing an interest rate of 7% per annum, pursuant to the Subordinated, Convertible Note and Warrant Agreement. Subject to stockholder approval, this promissory note may be converted into shares of our common stock at a conversion price equal to the lesser of (i) $0.80 per share or (ii) the closing bid price of our common stock as listed on the American Stock Exchange on the trading day immediately prior to the date of a change of control of US Dataworks or the date of Mr. Ramey's notice of voluntary conversion of the promissory note. Alternatively, if we sell shares of Series C Preferred Stock for gross proceeds of $7,500,000, then the promissory note will automatically convert into shares of Series C Preferred Stock at a conversion price equal to the Series C Preferred Stock purchase price. In connection with this promissory note, we issued to Mr. Ramey a warrant to purchase 1,691,250 shares of our common stock at an exercise price of $0.80 per share. The principal amount and accrued interest is due and payable upon demand after July 10, 2004. As of September 30, 2003, Mr. Ramey elected to fully convert the promissory note and accrued interest of $21,277. As a result of the conversion, on September 30, 2003, we issued 1,717,847 shares of common stock to Mr. Ramey.

         On July 11, 2003, we issued to a financial advisory firm, as partial consideration for financial advisory services to be provided to us a warrant to purchase 100,000 shares of the our common stock at an exercise price of $1.15 per share.

         On August 4, 2003, the five accredited investors discussed above agreed to surrender their common stock in exchange for convertible promissory notes totaling $500,000, due August 4, 2004 with interest at 10% per annum, and warrants to purchase an additional 15,000 shares of common stock with an exercise price of $1.34 per share.

The warrants may be exercised at any time after August 4, 2003. The promissory notes are convertible into common stock at $0.45 per share. In September 2003, one of the investors converted his $250,000 convertible promissory note into 555,556 shares of common stock.

         On August 18, 2003, we entered into an agreement to sell $315,000 aggregate principal amount of 10% Convertible Debentures and warrants to purchase 71,591 shares of common stock in a private placement to four accredited investors. The Convertible Debentures are convertible into common stock at a conversion price of equal to 80% of the average closing price for the period of the twenty trading days immediately preceding the conversion date however not less than $0.50 per share. The warrants are fully vested and exercisable at any time until August 18, 2006 at an exercise price of $2.20 per share. In August 2003, the investors fully converted their promissory notes and we issued 143,183 shares of our common stock as a result of the conversion.

         On September 30, 2003, we sold to an accredited investor 412,084 shares of the our Common Stock for a purchase price of $2.00 per share pursuant to a Common Stock Purchase and Warrants Agreement in exchange for cancellation of the promissory note issued to the purchaser on December 31, 2002 (remaining balance of $834,167.73). In connection with the agreement, we issued warrants to purchase 208,542 shares of our Common Stock with an exercise price of $2.00 per share, subject to certain anti-dilution adjustments. In the event the average closing price of the Common Stock during the period of November 24, 2003 through December 8, 2003 (the "Price Reset Period") is less than $2.00 per share, the purchase price and the exercise price shall be adjusted to equal the average closing price for the Price Reset Period, discounted by 25%; provided, however, neither the purchase price nor the exercise price shall be less than $0.60 per share.

         On October 2, 2003, we entered into an agreement to sell 1,825,000 shares of our common stock for an aggregate purchase price of $3,650,000, to sell $575,0000 aggregate principal amount of 1% Convertible Debentures and to issue warrants to purchase 1,056,250 shares of Common Stock in a private placement to 11 institutional investors. The Convertible Debentures are convertible into Common Stock at a conversion price of $2.00 per share, subject to standard anti-dilution adjustments. The warrants are fully vested and exercisable at any time until October 2, 2006 at an exercise price of $2.00 per share, subject to standard anti-dilution adjustments. In the event the average closing price of the Common Stock during the Price Reset Period is less than $2.00 per share, the per share purchase price of the Common Stock, the Conversion Price of the Convertible Debentures and the Exercise Price of the Warrants shall be adjusted to equal the average closing price for the Price Reset Period, discounted by 25%, but not below $0.60 per share. Pursuant to a registration rights agreement, we agreed to file a registration statement for the resale of the shares of our common stock purchased by the investors, including shares issued upon exercise of the warrants.

         The issuances disclosed in this Item 5 were made to accredited investors and were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder.

ITEM 27.  EXHIBITS

    EXHIBIT
    NUMBER                        DESCRIPTION OF DOCUMENT
    ------                        -----------------------

    3(i).1 Articles of Incorporation of Sonicport.com, Inc. (incorporated by reference to Exhibit 3(i).1 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    3(i).2 Certificate of Designation of Series A Convertible Preferred Stock of Sonicport.com, Inc. (incorporated by reference to Exhibit 3.1(g) to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2000).

    3(i).3 Certificate of Designation of Series B Convertible Preferred Stock of Sonicport.com, Inc. (incorporated by reference to Exhibit 3(1).3 to the Registrant's Annual Report on Form 10-KSB for the year ended

    EXHIBIT
    NUMBER                        DESCRIPTION OF DOCUMENT
    ------                        -----------------------
                 March 31, 2002).

    3(i).4 Certificate of Amendment to Articles of Incorporation of Sonicport.com, Inc. (incorporated by reference to Exhibit 3.1(h) to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2001).

    3(i).5 Certificate of Amendment to Articles of Incorporation of Sonicport, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's registration statement on Form S-3 filed May 14, 2002). 3(ii) Amended and Restated Bylaws (incorporated by reference to Exhibit 3(ii) to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002).

    4.1 Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    4.2 Registration Rights Agreement dated as of June 30, 2003 between the registrant and Icon Investors Ltd. (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on July 10, 2003).

    4.3 Piggyback Registration Rights Agreement dated June 30, 2003 between the Registrant and Bridgewater Capital (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    4.4 Registration Agreement dated September 30, 2003 between the Registrant and ACI Communications Holdings, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30,
                 2003).

    4.5          1% Convertible Debenture (incorporated by reference to Exhibit
                 4.1 to the Registrant's Current Report on Form 8-K filed October 9, 2004).

    4.6 Form of Common Stock Purchase Agreement (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed October 9, 2004).

    4.7 Registration Rights Agreement, dated as of October 2, 2003, by and among the Registrant and the signatories thereto (incorporated by reference to Exhibit 4.3 to the Registrant's Current Report on Form 8-K filed October 9, 2004).

    5.1*         Opinion Regarding Legality.

    10.1+ Amended and Restated 2000 Stock Option Plan (incorporated by reference to Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.2+ Form of stock option agreement (incorporated by reference to Exhibit 99.1 to the Registrant's Registration Statement on Form S-8 (File No. 333-102842)).

    10.3 Lease Agreement dated as of November 18, 1997, by and between Allstate Dataworks, LLC and 5301 Hollister, L.P. (incorporated by reference to Exhibit 10.6 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    10.4 Second Addendum to Lease Contract dated as of October 28, 2000, by and between US Dataworks, Inc., a Delaware corporation, and 5301 Hollister, L.P. (incorporated by reference to Exhibit 10.7 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    10.5 Fourth Amendment to Lease Agreement dated as of May 14, 2002 by and between the Registrant and MLCV Hollister L.P. (incorporated by reference to Exhibit 10.8 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31,
                 2002).

    10.6 Form of Warrant Agreement between the Registrant and each of Messrs. Cooper, Shapiro, Stepanik and Villarreal (incorporated by reference to Exhibit 10.11 to the Registrant's Annual Report on

    EXHIBIT
    NUMBER                        DESCRIPTION OF DOCUMENT
    ------                        -----------------------

                 Form 10-KSB for the year ended March 31, 2002).

    10.7         Form of Warrant Agreement (incorporated by reference to Exhibit
                 10.13 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    10.8 Form of Convertible Promissory Note (incorporated by reference to Exhibit 10.14 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    10.9 Warrant Agreement for Common Stock of Sonicport, Inc. dated as of January 21, 2002, by and between the Registrant and Red Rock Bridge Fund, L.L.C. (incorporated by reference to Exhibit 10.15 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    10.10 Convertible Secured Promissory Note dated as of January 21, 2002, by and between the Registrant and Red Rock Bridge Fund, L.L.C. (incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    10.11 Form of Promissory Note between the Registrant and each of David Baeza and Stanton Dodson (incorporated by reference to
                 Exhibit 10.18 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    10.12        Intentionally omitted.

    10.13+ Form of Director Stock Option Agreement (incorporated by reference to Exhibit 10.13 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2003).

    10.14 Note and Warrant Purchase Agreement by and among the Registrant, Charles E. Ramey and La Jolla Cove LA Investors, Inc., dated June 6, 2003 (incorporated by reference to Exhibit
                 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.15 Form of Warrant Agreement between the Registrant and La Jolla Cove Investors, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.16 Debenture and Warrant Agreement dated June 30, 2003 by and between the Registrant and Societe Financiere Privee, S.A. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30,
                 2003).

    10.17 Warrant Agreement dated June 30, 2003 between the Registrant and Societe Financiere Privee, S.A. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.18 Warrant Agreement dated July 10, 2003 between the Registrant and Charles E. Ramey (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.19 Subordinated Convertible Note and Warrant Agreement dated July 10, 2003 between the Registrant and Charles E. Ramey (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30,
                 2003).

    10.20 Warrant Agreement dated June 25, 2003 between the Registrant and Barry Venison (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.21 Voting Agreement dated June 30, 2003 by and between the Registrant and Societe Financiere Privee, S.A. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    EXHIBIT
    NUMBER                        DESCRIPTION OF DOCUMENT
    ------                        -----------------------

    10.22 Form of 8% Subordinated Promissory Note dated June 6, 2003 between the Registrant and La Jolla Cove Investors, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30,
                 2003).

    10.23 5 % Convertible Debenture between the Registrant and Societe Financiere Privee, S.A. (incorporated by reference to Exhibit
                 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.24 Convertible Subordinated Promissory Note dated July 10, 2003 between the Registrant and Charles Ramey (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.25 8% Convertible Promissory Note between the Registrant and Barry Venison (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.26 Form of Note and Warrant Conversion Agreement dated June 25, 2003 between the Registrant, Barry Venison, Brad Friedel, John Barnes and Darren Ridge (incorporated by reference to Exhibit
                 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.27 Form of Replacement Warrant Agreement between the Registrant and each of Barry Venison, Brad Friedel, John Barnes and Darren Ridge (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.28 Promissory Note dated December 31, 2002 between the Registrant and ACI Communications Holdings, Inc. f/k/a AllState Communications, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.29 Amendment No. 1 to Settlement Agreement dated December 31, 2002 between the Registrant, Frank Montelione, Russel Leventhal, ACI Communications Holdings, Inc. f/k/a/ AllState Communications Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.30 Security Agreement dated December 31, 2002 between the Registrant and ACI Communications Holdings, Inc. f/k/a/ AllState Communications Inc. (incorporated by reference to
                 Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.31+ Nonstatutory Stock Option Agreement dated May 21, 2003 Agreement between the Registrant and Mario Villarreal (incorporated by reference to Exhibit 10.18 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30,
                 2003).

    10.32+ Nonstatutory Stock Option Agreement dated May 21, 2003 between the Registrant and Terry E. Stepanik (incorporated by reference to Exhibit 10.19 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.33+ Employment Agreement dated April 2, 2003 between the Registrant and Terry Stepanik (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.34+ Employment Agreement dated April 2, 2003 between the Registrant and Mario Villareal (incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.35+ Employment Agreement dated May 13, 2003 between the Registrant and Charles E. Ramey (incorporated by reference to Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-QSB for

    EXHIBIT
    NUMBER                        DESCRIPTION OF DOCUMENT
    ------                        -----------------------

                 the quarter ended September 30, 2003).

    10.36+ Employment Agreement dated September 6, 2003 between the Registrant and John J. Figone (incorporated by reference to
                 Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.37+ Form of Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.38 Common Stock Purchase and Warrant Agreement dated September 30, 2003 between the Registrant and ACI Communications Holdings, Inc. (incorporated by reference to Exhibit 10.7 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.39 Form of Common Stock Purchase Warrant between the Registrant and ACI Communications Holdings, Inc. (incorporated by reference to Exhibit 10.7 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.40 Advisory Agreement dated June 6, 2003 between the Registrant and Merriman Curhan Ford & Co. (incorporated by reference to
                 Exhibit 10.9 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.41* Advisory Agreement dated July 2, 2003 between the Registrant and Merriman Curhan Ford & Co.

    10.42* Consulting Agreement dated September 17, 2002 between the Registrant and Insightful Investors.

    10.43 Common Stock Purchase and Warrants Agreement, dated as of October 2, 2003, by an among the Registrant and the signatories thereto (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed October 9, 2004).

    10.44 Convertible Debenture and Warrant Agreement, dated as of October 2, 2003, by and between the Registrant and John Winfield IRA (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K filed October 9, 2004).

    23.1         Consent of Ham, Langston & Brezina, LLP, independent auditors.

    23.2 Consent of Singer Lewak Greenbaum & Goldstein LLP, independent accountants.

    23.3         Consent of Pillsbury Winthrop LLP (see Exhibit 5.1)

    24.1*        Power of Attorney.
__________________

+ Indicates management contract or compensatory plan or arrangement.
* Previously filed.

ITEM 28.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 11, 2004.


                                          US DATAWORKS, INC.

                                          By     /s/ Charles E. Ramey
                                             --------------------------------
                                                    Charles E. Ramey
                                                Chief Executive Officer



         Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                 Name                                         Title                              Date
                 ----                                         -----                              ----
        /s/ Charles E. Ramey                 Chief Executive Officer (Principal
----------------------------------------     Executive Officer) and Director              March 11, 2004
          Charles E. Ramey


         /s/ John S. Reiland                 Chief Financial Officer (Principal
----------------------------------------     Financial and Accounting Officer)            March 11, 2004
           John S. Reiland


                  *                          Director                                     March 11, 2004
----------------------------------------
             Joe Abrell


                  *                          Director                                     March 11, 2004
----------------------------------------
       John L. Nicholson, M.D.


                  *                          Director                                     March 11, 2004
----------------------------------------
           Terry Stepanik


                  *                          Director                                     March 11, 2004
----------------------------------------
          Hayden D. Watson


                  *                          Director                                     March 11, 2004
----------------------------------------
         Thomas L. West, Jr.


         /s/ John S. Reiland                 Attorney in Fact                             March 11, 2004
----------------------------------------
           John S. Reiland



                                INDEX TO EXHIBITS


    EXHIBIT
    NUMBER                    DESCRIPTION OF DOCUMENT
    ------                    -----------------------

    3(i).1 Articles of Incorporation of Sonicport.com, Inc. (incorporated by reference to Exhibit 3(i).1 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    3(i).2 Certificate of Designation of Series A Convertible Preferred Stock of Sonicport.com, Inc. (incorporated by reference to Exhibit 3.1(g) to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2000).

    3(i).3 Certificate of Designation of Series B Convertible Preferred Stock of Sonicport.com, Inc. (incorporated by reference to Exhibit 3(1).3 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    3(i).4 Certificate of Amendment to Articles of Incorporation of Sonicport.com, Inc. (incorporated by reference to Exhibit 3.1(h) to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2001).

    3(i).5 Certificate of Amendment to Articles of Incorporation of Sonicport, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's registration statement on Form S-3 filed May 14, 2002).

    3(ii)        Amended and Restated Bylaws (incorporated by reference to
                 Exhibit 3(ii) to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002).

    4.1 Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    4.2 Registration Rights Agreement dated as of June 30, 2003 between the registrant and Icon Investors Ltd. (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on July 10, 2003).

    4.3 Piggyback Registration Rights Agreement dated June 30, 2003 between the Registrant and Bridgewater Capital (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    4.4 Registration Agreement dated September 30, 2003 between the Registrant and ACI Communications Holdings, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30,
                 2003).

    4.5          1% Convertible Debenture (incorporated by reference to Exhibit
                 4.1 to the Registrant's Current Report on Form 8-K filed October 9, 2004).

    4.6 Form of Common Stock Purchase Agreement (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed October 9, 2004).

    4.7 Registration Rights Agreement, dated as of October 2, 2003, by and among the Registrant and the signatories thereto (incorporated by reference to Exhibit 4.3 to the Registrant's Current Report on Form 8-K filed October 9, 2004).

    5.1*         Opinion Regarding Legality.

    EXHIBIT
    NUMBER                    DESCRIPTION OF DOCUMENT
    ------                    -----------------------

    10.1+ Amended and Restated 2000 Stock Option Plan (incorporated by reference to Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.2+ Form of stock option agreement (incorporated by reference to Exhibit 99.1 to the Registrant's Registration Statement on Form S-8 (File No. 333-102842)).

    10.3 Lease Agreement dated as of November 18, 1997, by and between Allstate Dataworks, LLC and 5301 Hollister, L.P. (incorporated by reference to Exhibit 10.6 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    10.4 Second Addendum to Lease Contract dated as of October 28, 2000, by and between US Dataworks, Inc., a Delaware corporation, and 5301 Hollister, L.P. (incorporated by reference to Exhibit 10.7 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    10.5 Fourth Amendment to Lease Agreement dated as of May 14, 2002 by and between the Registrant and MLCV Hollister L.P. (incorporated by reference to Exhibit 10.8 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31,
                 2002).

    10.6 Form of Warrant Agreement between the Registrant and each of Messrs. Cooper, Shapiro, Stepanik and Villarreal (incorporated by reference to Exhibit 10.11 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).


    10.7         Form of Warrant Agreement (incorporated by reference to Exhibit
                 10.13 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    10.8 Form of Convertible Promissory Note (incorporated by reference to Exhibit 10.14 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    10.9 Warrant Agreement for Common Stock of Sonicport, Inc. dated as of January 21, 2002, by and between the Registrant and Red Rock Bridge Fund, L.L.C. (incorporated by reference to Exhibit 10.15 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    10.10 Convertible Secured Promissory Note dated as of January 21, 2002, by and between the Registrant and Red Rock Bridge Fund, L.L.C. (incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    10.11 Form of Promissory Note between the Registrant and each of David Baeza and Stanton Dodson (incorporated by reference to
                 Exhibit 10.18 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2002).

    10.12        Intentionally omitted.

    10.13+ Form of Director Stock Option Agreement (incorporated by reference to Exhibit 10.13 to the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 2003).

    10.14 Note and Warrant Purchase Agreement by and among the Registrant, Charles E. Ramey and La Jolla Cove LA Investors, Inc., dated June 6, 2003 (incorporated by reference to Exhibit
                 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.15 Form of Warrant Agreement between the Registrant and La Jolla Cove Investors, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.16 Debenture and Warrant Agreement dated June 30, 2003 by and between the Registrant and Societe Financiere Privee, S.A. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30,
                 2003).

    EXHIBIT
    NUMBER                    DESCRIPTION OF DOCUMENT
    ------                    -----------------------

    10.17 Warrant Agreement dated June 30, 2003 between the Registrant and Societe Financiere Privee, S.A. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.18 Warrant Agreement dated July 10, 2003 between the Registrant and Charles E. Ramey (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.19 Subordinated Convertible Note and Warrant Agreement dated July 10, 2003 between the Registrant and Charles E. Ramey (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30,
                 2003).

    10.20 Warrant Agreement dated June 25, 2003 between the Registrant and Barry Venison (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.21 Voting Agreement dated June 30, 2003 by and between the Registrant and Societe Financiere Privee, S.A. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.22 Form of 8% Subordinated Promissory Note dated June 6, 2003 between the Registrant and La Jolla Cove Investors, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30,
                 2003).

    10.23 5 % Convertible Debenture between the Registrant and Societe Financiere Privee, S.A. (incorporated by reference to Exhibit
                 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.24 Convertible Subordinated Promissory Note dated July 10, 2003 between the Registrant and Charles Ramey (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.25 8% Convertible Promissory Note between the Registrant and Barry Venison (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.26 Form of Note and Warrant Conversion Agreement dated June 25, 2003 between the Registrant, Barry Venison, Brad Friedel, John Barnes and Darren Ridge (incorporated by reference to Exhibit
                 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.27 Form of Replacement Warrant Agreement between the Registrant and each of Barry Venison, Brad Friedel, John Barnes and Darren Ridge (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.28 Promissory Note dated December 31, 2002 between the Registrant and ACI Communications Holdings, Inc. f/k/a AllState Communications, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.29 Amendment No. 1 to Settlement Agreement dated December 31, 2002 between the Registrant, Frank Montelione, Russel Leventhal, ACI Communications Holdings, Inc. f/k/a/ AllState Communications Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.30 Security Agreement dated December 31, 2002 between the Registrant and ACI Communications Holdings, Inc. f/k/a/ AllState Communications Inc. (incorporated by reference to
                 Exhibit 4.1 to the

    EXHIBIT
    NUMBER                    DESCRIPTION OF DOCUMENT
    ------                    -----------------------

                 Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.31+ Nonstatutory Stock Option Agreement dated May 21, 2003 Agreement between the Registrant and Mario Villarreal (incorporated by reference to Exhibit 10.18 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30,
                 2003).

    10.32+ Nonstatutory Stock Option Agreement dated May 21, 2003 between the Registrant and Terry E. Stepanik (incorporated by reference to Exhibit 10.19 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

    10.33+ Employment Agreement dated April 2, 2003 between the Registrant and Terry Stepanik (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.34+ Employment Agreement dated April 2, 2003 between the Registrant and Mario Villareal (incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.35+ Employment Agreement dated May 13, 2003 between the Registrant and Charles E. Ramey (incorporated by reference to Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.36+ Employment Agreement dated September 6, 2003 between the Registrant and John J. Figone (incorporated by reference to
                 Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.37+ Form of Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.38 Common Stock Purchase and Warrant Agreement dated September 30, 2003 between the Registrant and ACI Communications Holdings, Inc. (incorporated by reference to Exhibit 10.7 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.39 Form of Common Stock Purchase Warrant between the Registrant and ACI Communications Holdings, Inc. (incorporated by reference to Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.40 Advisory Agreement dated June 6, 2003 between the Registrant and Merriman Curhan Ford & Co. (incorporated by reference to
                 Exhibit 10.9 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003).

    10.41* Advisory Agreement dated July 2, 2003 between the Registrant and Merriman Curhan Ford & Co.

    10.42* Consulting Agreement dated September 17, 2002 between the Registrant and Insightful Investors.

    10.43 Common Stock Purchase and Warrants Agreement, dated as of October 2, 2003, by an among the Registrant and the signatories thereto (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed October 9, 2004).

    10.44 Convertible Debenture and Warrant Agreement, dated as of October 2, 2003, by and between the Registrant and John Winfield IRA (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K filed October 9, 2004).

    23.1 Consent of Ham, Langston & Brezina, LLP, independent accountants.

    EXHIBIT
    NUMBER                    DESCRIPTION OF DOCUMENT
    ------                    -----------------------

    23.2 Consent of Singer Lewak Greenbaum & Goldstein LLP, independent auditors.

    23.3         Consent of Pillsbury Winthrop LLP (see Exhibit 5.1)

    24.1*        Power of Attorney.

_____________________

+ Indicates management contract or compensatory plan or arrangement.
* Previously filed.